Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GREENROSE ACQUISITION CORP.,

GNRS NV MERGER SUB, INC.,

SHANGO HOLDINGS INC.

and

GARY REXROAD

as the Selling Securityholders’ Representative

Dated as of
March 12, 2021

i

2.25	Significant Suppliers and Distributors	32
2.26	Takeover Statutes	33
2.27	Product Warranties; Product Liability	33
2.28	Compliance with Anti-Money Laundering Laws	34
2.29	Compliance with OFAC	34
2.30	Section 280G	34
2.31	Full Disclosure	35
2.32	No Other Representations or Warranties	35

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35
3.1	Organization and Qualification	35
3.2	Authorization	35
3.3	No Conflicts	36
3.4	Brokers	36
3.5	Sufficiency of Funds	36
3.6	Formation and Ownership of Merger Sub; No Prior Activities.	36
3.7	Parent Shares	37
3.8	Compliance with Laws; Orders and Permits	37
3.9	Capitalization	37
3.10	SEC Reports; Financial Statements	37
3.11	Material Changes; Undisclosed Events; Liabilities or Developments	38
3.12	Litigation	38
3.13	Company Representations and Warranties	38

ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME		38
4.1	Conduct of Business of the Company	38
4.2	No Solicitation	40

ARTICLE 5 ADDITIONAL AGREEMENTS		41
5.1	Stockholder Approval	41
5.2	Information Statement	42
5.3	Access to Information	42
5.4	Confidentiality	43
5.5	Expenses	43
5.6	Public Disclosure	44
5.7	Reasonable Efforts	44
5.8	FIRPTA Compliance	45
5.9	Notification of Certain Matters	46
5.10	Takeover Statutes	46
5.11	Delivery of Stock Ledger and Minute Books of the Company	46
5.12	Tax Matters	46
5.13	Employees and Contractors	48
5.14	INTENTIONALLY OMITTED	49
5.15	INTENTIONALLY OMITTED	49
5.16	Financial Statements	49
5.17	HSR Act Filing	49
5.18	Preparation of and Proxy Statement; Special Meeting	50

5.19	Delisting and Relisting	51
5.20	Capital Expenditure Commitment	51

ARTICLE 6 CONDITIONS TO THE MERGER		52
6.1	Conditions to Obligations of Each Party to Effect the Merger	52
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	52
6.3	Additional Conditions to Obligations of the Company	54

ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		55
7.1	Survival of Representations, Warranties, Covenants and Agreements	55
7.2	Indemnification by the Selling Securityholders	56
7.3	Indemnification by the Parent	57
7.4	Limitations	57
7.5	Indemnification Procedures; Third Party Claims	58
7.6	No Contribution	63
7.7	No Claim Against Trust Account	63
7.8	Effect of Investigation	63
7.9	Exclusive Remedy	63

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		64
8.1	Termination	64
8.2	Effect of Termination	64

ARTICLE 9 MISCELLANEOUS PROVISIONS		65
9.1	Notices	65
9.2	Entire Agreement	66
9.3	Third Party Beneficiaries	66
9.4	No Assignment; Binding Effect	66
9.5	Headings	67
9.6	Invalid Provisions	67
9.7	Governing Law	67
9.8	Waiver of Trial by Jury	67
9.9	Jurisdiction	67
9.10	Counterparts	68
9.11	Amendment and Modification	68
9.12	Extension; Waiver	68
9.13	Selling Securityholders’ Representative of the Selling Securityholders Power of Attorney	68
9.14	Made Available	69
9.15	No Presumption Against Drafting Party	69

ARTICLE 10 DEFINITIONS		70
10.1	Definitions	70
10.2	Construction	88

TABLE OF EXHIBITS AND PRINCIPLE SCHEDULES

Exhibit A-1	Form of Joinder Agreement
Exhibit A-2	Form of Stockholder Written Consent
Exhibit B	Form of Articles of Merger
Exhibit C	Form of Parent Officer’s Certificate
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Company Officer’s Certificate
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Accredited Investor Certification
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Lock-Up Agreement
Exhibit 1.13	Final Net Working Capital Calculation

Schedule 1.9(a)	Closing Payment Certificate
Schedule A-1	Identified Employees
Schedule A-2	Employees with Knowledge

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of March 12, 2021, by and among Greenrose Acquisition Corp., a Delaware corporation (“Parent”), GNRS NV Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Shango Holdings Inc., a Nevada corporation (the “Company”), and Gary Rexroad, an individual and solely in his capacity as the representative of the Selling Securityholders (the “Selling Securityholders’ Representative”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Article 10.

RECITALS

WHEREAS. the boards of directors of each of the Company, Parent and Merger Sub have unanimously (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”), as applicable.

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement and concurrent with the execution and delivery of this Agreement, the Identified Employees have entered into new employment arrangements (the “Employment Agreements”) and non-competition agreements, substantially in the form attached to such Employment Agreement (the “Non-Competition Agreements”), in each case with Parent or its designee, and to become effective at the Effective Time.

WHEREAS, immediately after the execution and delivery of this Agreement, the Principal Stockholders will deliver an executed joinder agreement in the form of Exhibit A-1 (the “Joinder Agreements”), (i) which will incorporate by reference and attach an executed stockholders’ written consent in the form of Exhibit A-2 adopting and approving the Merger and this Agreement (the “Stockholder Written Consent”), and (ii) pursuant to which each Company Stockholder party thereto will, among other things, (x) waive any rights of pre-emption, purchase option rights, investors’ rights, transfer restriction rights, rights of first notice, negotiation, offer or refusal, rights of approval or other similar rights or restrictions in connection with the Transactions under Applicable Laws, the Company Charter, the bylaws of the Company, applicable Contracts and otherwise, (y) accept and agree to the terms of the Merger and this Agreement, including the indemnification obligations hereunder, as though a party hereto, and (z) appoint Gary Rexroad as the initial Selling Securityholders’ Representative for the purposes set forth herein.

NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the provisions of Applicable Laws, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. For times and periods after the Effective Time, the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place as promptly as reasonably practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article 6, shall take place remotely via the exchange of documents and signatures, unless another manner or time is agreed to by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date.” At the Closing, the parties shall deliver the agreements, certificates, and other instruments and documents required to be delivered at or prior to the Closing pursuant to Article 6. On the Closing Date, the parties shall cause the Merger to be consummated by filing Articles of Merger, in substantially the form attached hereto as Exhibit B (the “Articles of Merger”), with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS (the time of acceptance by the Secretary of State of the State of Nevada of such filing or such later time as may be agreed to by the parties and set forth in such filing for the effectiveness of the Merger being referred to herein as the “Effective Time”).

1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Articles of Formation and Bylaws of Surviving Corporation. At the Effective Time, by virtue of the Merger, the articles of formation of the Surviving Corporation shall be amended and restated to be identical to the form of the articles of formation of the Company as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the articles of formation of the Surviving Corporation until thereafter amended as provided therein and in accordance with Applicable Laws. From and after the Effective Time, the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the bylaws of the Surviving Corporation, except that any reference to Merger Sub shall be amended to reference the Surviving Corporation, until thereafter amended as provided therein and in accordance with Applicable Laws.

1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of the Company immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Company Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Company Subsidiary

1.6 Aggregate Consideration. Subject to the adjustments for the Payback Amounts, the aggregate amount (including any amounts withheld pursuant to Section 1.13) of consideration to be paid or issued by Parent in respect of all shares of Company Common Stock (other than Dissenting Shares) shall be an amount (the “Aggregate Consideration”) equal to the sum of the amounts set forth in the following subsections (a) through (g):

(a) an amount equal to (i) the Closing Cash Consideration, plus (ii) the assumption of the Assumed Liabilities (as defined below), minus (iii) the Escrow Amount, minus (iv) the Expense Amount, minus (v) any Company Indebtedness to be paid at the Closing from the Closing Cash Consideration (collectively, the “Initial Consideration”);

(b) an amount equal to the difference between the Estimated Closing Net Working Capital, as determined in accordance with Section 1.13, and the Base Net Working Capital, to the extent a positive number, if any;

(c) the amount released from the Escrow Fund pursuant to Section 7.5(a), if any;

(d) the amount released from the Expense Fund pursuant to Section 9.13(c), if any;

(e) the 2021 Milestone Payment, to the extent payable pursuant to Section 1.16;

(f) the 2022 Milestone Payment, to the extent payable pursuant to Section 1.16; and

(g) the 2023 Milestone Payment, to the extent payable pursuant to Section 1.16 (each of the amounts set forth in the foregoing clauses (b) through (g) is hereinafter referred to as “Additional Consideration”).

Section 1.6 of the Company Disclosure Schedule sets forth the Liabilities of the Company that Parent and Merger Sub have agreed to assume as part of the Transactions (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, all Liabilities of the Company shall be paid in fully at, or prior to, the Closing.

1.7 Conversion at Effective Time. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Common Stock, the following shall occur automatically (except as expressly provided otherwise):

(a) Company Common Stock. Other than shares of Company Common Stock to be cancelled pursuant to Section 1.7(b) and Dissenting Shares (which will be treated as provided in Section 1.8), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right to receive cash (without interest thereon and subject to adjustments for the Payback Amount) and/or Parent Common Stock in an amount equal to the sum of (i) the applicable Per Share Initial Consideration plus (ii) any applicable Per Share Additional Consideration, to the extent payable pursuant to Section 1.16 or Section 7.5(a).

(b) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration (or any portion thereof) for Company Common Stock pursuant to Section 1.7, but shall instead be converted into and represent only the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Section 92A.300 et seq. of the NRS.

(b) Notwithstanding the provisions of Section 1.8(a), if any holder of shares of Company Common Stock who demands appraisal of such shares under the NRS shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time, or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable consideration for Company Common Stock as provided in Section 1.7, upon surrender to the Company of such shares in accordance with Section 1.10.

(c) The Company shall give Parent (i) prompt, but within at least five (5) Business Days, written notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to such demands served pursuant to the NRS and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NRS or the Laws of any other applicable jurisdiction. The Company shall not, except with the prior written consent of Parent, which consent may be given or withheld in Parent’s reasonable discretion, or as may be required under Applicable Laws, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands or approve any withdrawal of any such demands. Any (i) payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (ii) Losses (including costs and expenses incurred in connection with investigating, defending against or settling any Action, including reasonable attorneys’ and consultants’ fees and expenses) in respect of any Dissenting Shares are, collectively, referred to herein as “Dissenting Share Payments.”

1.9 Calculation of Initial Consideration; Delivery of Closing Payment Certificate and Allocation Certificate.

(a) Five (5) Business Days prior to the Closing Date, the Company shall deliver a spreadsheet (the “Closing Payment Certificate”) setting forth each of the following items and certified by the Chief Financial Officer and Treasurer of the Company to be true and correct:

(i) the Initial Consideration;

(ii) the Capitalization Table; and

(iii) the Allocation Certificate for the Initial Consideration.

Upon receipt of the Closing Payment Certificate, Parent will be entitled to review, make reasonable inquiries and request reasonable supporting documentations, and comment on the Closing Payment Certificate, and the Company shall consider Parent’s comments in good faith and deliver an updated Closing Payment Certificate to Parent no later than two (2) Business Days prior to the Closing Date to reflect the applicable revisions to the Closing Payment Certificate.

(b) In the event that any Additional Consideration is payable to the Selling Securityholders, or any Payback Amount is payable to Parent and/or other Parent Indemnitee, the Selling Securityholders’ Representative shall deliver, no later than three (3) Business Days on which such payment is required to be made hereunder, to Parent and in the case of any Additional Consideration, to the Paying Agent, an Allocation Certificate with respect thereto. Any Additional Consideration shall be distributed by delivering to the Paying Agent, for further distribution to the Selling Securityholders, a portion of such Additional Consideration allocated to each Selling Securityholder entitled to receive such Selling Securityholder’s Allocated Portion thereof.

1.10 Closing Payments; Payment Procedures; Surrender of Company Stock.

(a) Closing Payments.

(i) On the Closing Date, Parent shall deliver to the Paying Agent a letter authorizing the Paying Agent to remit payment by wire transfer of immediately available funds from the Trust Account an amount equal to the aggregate cash portion of the Initial Consideration payable to the Selling Securityholders pursuant to Section 1.7(a)(i) in exchange for all shares of Company Common Stock.

(ii) On the Closing Date, Parent shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds, for deposit in the Escrow Fund (which shall be held and distributed in accordance with the terms of Article 7).

(iii) On the Closing Date, Parent shall deliver the Expense Amount to the Selling Securityholders’ Representative by wire transfer of immediately available funds, for deposit in the Expense Fund (which shall be held and distributed in accordance with Section 9.13(c)).

(b) Exchange and Other Procedures. As soon as reasonably practicable after the execution of this Agreement, the Company shall mail to each holder of record of shares of Company Common Stock (the “Company Stock”), at the address set forth on the Company’s stock register: (1) a letter of transmittal in substantially the form of Exhibit D attached hereto, which shall be in such form and have such other provisions as Parent may reasonably specify, including, among other things, (A) an acceptance and agreement to the terms of the Merger and this Agreement, including indemnity obligations and terms as set forth in Article 7, as though a party hereto, (B) attaching the Accredited Investor Certification in substantially the form of Exhibit G attached hereto, the Registration Rights Agreement substantially in the form of Exhibit H hereto and the Lock-Up Agreement substantially in the form of Exhibit I attached hereto, (C) appointing Gary Rexroad as the initial Selling Securityholders’ Representative pursuant to Section 9.13(a) for the purposes set forth herein, all as further and otherwise described therein (the “Letter of Transmittal”), and (2) instructions for use in effecting the surrender of the Company Stock in exchange for the applicable cash amount. As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business days thereafter, then provide that the Selling Securityholder has surrendered it Company Stock for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal (including a completed and duly executed Accredited Investor Certification) and any required Form W-9 or Form W-8, duly completed and validly executed in accordance with the instructions thereto (including all required deliverables), the holder of such Company Stock shall be entitled to receive from the Paying Agent, upon surrender thereof, the cash amount to which such holder is entitled pursuant to Section 1.7 as set forth on the Closing Payment Certificate, and any Company Stock so surrendered shall be canceled. Until surrendered, each outstanding share of Company Stock set forth on the Company’s stock register will be deemed from and after the Effective Time, for all corporate purposes to evidence only the right to receive the cash amount (without interest) into which such shares of Company Common Stock shall have been so converted pursuant to Section 1.7. No portion of the Aggregate Consideration will be paid to the holder of any unsurrendered Company Stock with respect to shares of Company Stock formerly represented thereby until the holder of record of such Company Stock shall surrender such Company Stock and the Letter of Transmittal pursuant hereto.

(d) No Interest With Respect to Unexchanged Shares of Company Common Stock. No interest will be paid or accrue for the benefit of any holder of Company Common Stock or any Aggregate Consideration, or other amounts payable under this Article 1.

(e) Paying Agent to Return Cash Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent, or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.10(a) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock pursuant to Section 1.10(b) hereof, and thereafter the holders of Company Stock shall be entitled to look only to Parent and only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Stock pursuant to Section 1.10(b) hereof upon the due surrender of such Company Stock and duly executed Letter of Transmittal and other required documents in the manner set forth in Section 1.10(b) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.10(e) and which are subsequently delivered to the holders of Company Stock.

(f) No Liability or Obligation. Notwithstanding anything to the contrary in this Section 1.10, neither Parent, the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable or have any other obligation in respect of any Aggregate Consideration and any other amounts payable under this Agreement for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law pursuant to its withholding rights set forth in Section 1.13.

1.11 No Further Ownership Rights. The cash amounts paid, as applicable, in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the holders of Company Common Stock shall cease to have any rights with respect to Company Common Stock represented thereby, except as otherwise set forth herein or by Applicable Laws. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, any Company Stock is presented to the Surviving Corporation, it shall be cancelled and exchanged as set forth in Section 1.7 and this Section 1.11.

1.12 RESERVED.

1.13 Net Working Capital Adjustment.

(a) Determination of Estimated Closing Net Working Capital. Not less than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a reasonably detailed statement setting forth the calculation of the estimated Net Working Capital as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (the “Estimated Closing Net Working Capital”), which shall be prepared in accordance with GAAP, as consistently applied by the Company and, with respect to the Estimated Closing Net Working Capital, in a manner consistent with Exhibit 1.13. To assist Parent in its review of the above calculations, the Company shall make available to Parent and its representatives such information and in such detail used in connection therewith as is reasonably requested by Parent.

(b) Determination of Final Post-Closing Adjustments.

(i) As soon as practicable after the Closing Date, but in any event within sixty (60) calendar days following the Closing Date, Parent shall prepare and deliver to the Selling Securityholders’ Representative a reasonably detailed statement setting for the calculation of the Net Working Capital as of immediately prior to the Closing, without taking into account any of the transactions occurring as part of the Closing (as finally determined pursuant to this Section 1.13, the “Final Closing Net Working Capital”), which shall be prepared in accordance with GAAP consistently applied by the Company and, with respect to the Final Closing Net Working Capital, in a manner consistent with the methodology set forth on Exhibit 1.13. If the Selling Securityholders’ Representative disputes the Final Closing Net Working Capital as determined by Parent, then the Selling Securityholders’ Representative shall deliver to Parent a written statement (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the statement calculating the Final Closing Net Working Capital. If the Selling Securityholders’ Representative does not deliver the Dispute Notice to Parent within such thirty (30) calendar day period, then the determination of the Final Closing Net Working Capital shall be deemed final and accepted by the Selling Securityholders. Parent, the Surviving Corporation and the Selling Securityholders’ Representative will use reasonable efforts and act in good faith to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Parent’s receipt of the Dispute Notice, either Parent or the Selling Securityholders’ Representative may thereafter cause a nationally recognized firm of independent certified public accountants with nationwide audit, accounting and valuation practices as to which the Selling Securityholders’ Representative and Parent agree in writing, with both acting reasonably (the “Independent Accountant”) to review this Agreement promptly and the disputed items or amounts in determining the Final Closing Net Working Capital. The Selling Securityholders’ Representative, Surviving Corporation and the Parent, as applicable, will provide the accounting firm access to the books and records of Parent and/or Surviving Corporation and their Affiliates related to the calculation of the Final Closing Net Working Capital. The Independent Accountant shall act as an expert not as an arbitrator. Within ten (10) calendar days after submission to the Independent Accountant for resolution, Parent and the Selling Securityholders’ Representative shall each submit a written brief that indicates their position on each disputed matter and each such party’s determination of the amount of the Final Closing Net Working Capital. The Independent Accountant shall make a written determination on each disputed matter no later than thirty (30) calendar days after submission to the Independent Accountant for resolution and such determination shall be conclusive and binding upon Parent and the Selling Securityholders with respect to that disputed matter, absent fraud or manifest error. Such determination for each disputed matter shall be bounded by the amount proposed by Parent and the amount proposed by the Selling Securityholders’ Representative. The proposed Final Closing Net Working Capital will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 1.13. The fees and disbursements of the Independent Accountant shall be paid by Parent, on the one hand, and the Selling Securityholders, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s final calculations. Solely by way of example, if Parent claimed that Final Closing Net Working Capital is One Million and 00/100 Dollars ($1,000,000.00), the Selling Securityholders’ Representative claimed in the Dispute Notice that Final Closing Net Working Capital is One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), and the Independent Accountant determines that Final Closing Net Working Capital is One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00), then Parent shall pay twenty percent (20%) of the Independent Accountant’s fees and disbursements and the Selling Securityholders shall pay eighty percent (80%) of the Independent Accountant’s fees and disbursements. Parent and the Selling Securityholders’ Representative shall each pay their own fees and expenses related to such determination.

(ii) Parent and the Surviving Corporation will provide the Selling Securityholders’ Representative and his, her or its legal, accounting and/or financial advisors with reasonable access during normal business hours to all materials related to the preparation of and proper calculation of the Final Closing Net Working Capital, and shall make their financial staff and advisors available to the Selling Securityholders’ Representative and his, her or its legal, accounting and/or financial advisors and to the Independent Accountant at any reasonable time during the review by the Selling Securityholders’ Representative of the Final Closing Net Working Capital and the resolution by Parent and the Selling Securityholders’ Representative and/or the Independent Accountant of any objections thereto. Access to any work papers or analyses provided by Parent’s advisors shall be subject to their customary protocols for such access.

(c) Application of Final Post-Closing Adjustments.

(i) If the Final Closing Net Working Capital, as finally determined, is less than the Estimated Closing Net Working Capital, then within five (5) calendar days after the Final Closing Net Working Capital is determined, the Selling Securityholders’ Representative and Parent shall cause such difference to be paid to Parent by executing and delivering to the Escrow Agent a joint written instruction as required by the Escrow Agreement directing the Escrow Agent to disburse such amount from the Escrow Funds to Parent.

(ii) If the Final Closing Net Working Capital, as finally determined, is more than the Estimated Closing Net Working Capital, then Parent shall pay or cause to be paid to the Selling Securityholders each of their respective Allocated Portion of the entire amount of the difference between the Final Closing Net Working Capital and the Estimated Closing Net Working Capital by wire transfer of immediately available funds in accordance with the Allocation Certificate, as updated by the Selling Securityholder’ Representative no later than five (5) calendar days after the final determination of the Final Closing Net Working Capital in accordance with this Section 1.13.

(d) Prorations. Except as provided in the Final Closing Net Working Capital, all payments made by the Company for services, rent and other charges or expenses paid or payable with respect to the Company shall be prorated as of the Effective Time so that all such payments, prepayments or expenses attributable to the period ending as of the Effective Time shall be for the account of the Company, and all such payments, prepayments and expenses attributable to the period commencing with and following the Effective Time shall be for the account of Parent. Any prepayments existing as of the Effective Time shall accrue as part of the Final Net Working Capital.

(e) No Further Claim. After the determination of the Final Closing Net Working Capital and the payment of any adjustments contemplated by Section 1.13(c), no party shall have the right to make any claim based on the Net Working Capital as of the Effective Time (even if subsequent events or subsequently discovered facts would have affected the calculation of the Net Working Capital had such subsequent events or subsequently discovered facts been known at the time of the Closing), other than as a result of fraud or manifest error.

(f) Adjustments for Tax Purposes. Any payments made pursuant hereto shall be treated as an adjustment to the Aggregate Consideration by the parties for Tax purposes, unless otherwise required by Applicable Law.

1.14 Withholding Taxes. Each of Parent, Merger Sub, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold from the consideration any amount otherwise payable in connection with the Transactions such amounts as Parent, Merger Sub, the Escrow Agent or the Paying Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Applicable Law with respect to any Person entitled to receive Aggregate Consideration or payments pursuant to the terms of this Agreement; provided such amounts are actually paid over to the applicable Tax Authority. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Escrow Agent or the Paying Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receive the applicable payment pursuant to the terms of this Agreement in respect of whom such deduction and withholding was made by Parent, Merger Sub, the Escrow Agent or the Paying Agent.

1.15 Taking of Necessary Actions; Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.16 Earnout Payments.

(a) Subject to the Selling Securityholder, or such substitute Person pursuant to Section 1.16(c), having executed and delivered to Parent (i) an Accredited Investor Certification in the form of Exhibit G, (ii) a Registration Rights Agreement in the form of Exhibit H and (iii) a Lock-Up Agreement in the form of Exhibit I, and the terms and conditions set forth in this Section 1.16, each Selling Securityholder shall be entitled to receive the following payments (the “Earnout Payments”), as additional consideration in respect of all of the shares of the Company Common Stock such Selling Securityholder holds:

(i) Upon the 2021 Milestone Payment Date, such Selling Securityholder’s Allocated Portion of the 2021 Milestone Payment, as finally determined pursuant to Section 1.16(h);

(ii) Upon the 2022 Milestone Payment Date, such Selling Securityholder’s Allocated Portion of the 2022 Milestone Payment, as finally determined pursuant to Section 1.16(h); and

(iii) Upon the 2023 Milestone Payment Date, such Selling Securityholder’s Allocated Portion of the 2023 Milestone Payment, as finally determined pursuant to Section 1.16(h).

Notwithstanding anything herein to the contrary, the 2021 Milestone Payment, the 2022 Milestone Payment and the 2023 Milestone Payment shall not be due and earned unless the Surviving Corporation has achieved the Milestone Payment Threshold for the 2021 Fiscal Year, the 2022 Fiscal Year, or the 2023 Fiscal Year, as applicable.

(b) If any Earnout Payment is payable pursuant to Section 1.16(a), subject to such Selling Securityholder having provided Parent with an executed Accredited Investor Certification and Lock-Up Agreement , Parent shall promptly, and in no event later than ten (10) Business Days following the 2021 Milestone Payment Date, the 2022 Milestone Payment Date or the 2023 Milestone Payment Date, as applicable, cause the Paying Agent to distribute to the Selling Securityholders certificates, or if Parent Common Stock is not then evidenced by certificates, such other documentation as the Paying Agent provides to other holders of Parent Common Stock (each, a “Certificate”) representing shares of Parent’s common stock, par value $0.0001 (the “Parent Common Stock”) equal to such holder’s aggregate Allocated Portion thereof, with each Selling Securityholder entitled to receive such Selling Securityholder’s Allocated Portion of such amount.

(c) If Certificates are to be issued in a name other than as set forth in the Closing Payment Certificate, it will be a condition of the issuance thereof that the registered owner set forth in the Closing Payment Certificate shall execute such forms for transfer requested by Parent or the Paying Agent and that the Persons requesting such exchange will have paid to Parent or the Paying Agent any transfer or other taxes required by reason of the issuance of Certificates in any name other than that of the registered holder set forth in the Closing Payment Certificate, or established to the satisfaction of Parent or Paying Agent by it that such tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by Parent by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Parent Common Stock.

(e) No dividends or other distributions declared or made after the 2021 Milestone Payment Date, the 2022 Milestone Payment Date, or the 2023 Milestone Payment Date, as applicable, with respect to Parent Common Stock will be paid to the Selling Securityholders that have not yet surrendered their share certificate(s) with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the Selling Securityholders shall surrender the applicable certificate(s). Subject to all Applicable Laws, following surrender of any such certificate(s), Parent shall cause the Paying Agent to promptly deliver to the record holders thereof, without interest, the Certificates issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the 2021 Milestone Payment Date, the 2022 Milestone Payment Date, or the 2023 Milestone Payment Date, as applicable, theretofore paid with respect to such shares of Parent Common Stock.

(f) The Selling Securityholders’ Representative, on behalf of each Selling Securityholder, hereby acknowledges and agrees that:

(i) Subject to Section 1.16(g) below, Parent shall operate and conduct the Surviving Corporation’s business post-Closing in good faith using commercially reasonable efforts.

(ii) there are no assurances that any Earnout Payment will be payable; and

(iii) the right to receive the Earnout Payments will not be represented by a certificate, does not represent an ownership interest in Parent or any of its Affiliates (including the Surviving Corporation), and does not entitle any Selling Securityholder to any rights common to holders of Equity Interest in Parent or any of its Affiliates (including the Surviving Corporation).

(g) Notwithstanding Section 1.16(f) or anything to the Contrary, during the period following the Closing until the 2023 Milestone Payment is finally determined pursuant to Section 1.16(h) and paid, if applicable, Parent and the Surviving Corporation shall, unless otherwise consented to in writing by the Selling Securityholders’ Representative:

(i) maintain separate accounting books and records for the Surviving Corporation and each Company Subsidiary that will be used to make all calculations related to the Earnout Payments and make such books and records and the work papers and back-up materials used in preparing such calculations available to the Selling Securityholders’ Representative and its accountants and other representatives at reasonable times and upon reasonable notice;

(ii) act in good faith with respect to the oversight and control of the business and affairs of the Surviving Corporation and each Company Subsidiary (together with any successor to the operations thereof), and shall not act, in a manner that would reasonably be expected to adversely affect the ability of the Selling Securityholders to earn the maximum amount of the Earnout Payments;

(iii) subject to the terms and conditions of their his Employment Agreement and his compliance therewith, Gary Rexroad shall serve as the Chief Executive Officer of the Surviving Corporation and each Company Subsidiary after Closing, and, subject to reasonable and customary corporate governance, oversight, process and procedures and reporting obligations to the Board of Directors of the Surviving Corporation, the Parent and otherwise, Parent shall permit him (i) to manage the operations of the Surviving Corporation’s Business and (ii) to hire, fire and determine the compensation and benefits of executive and non-executive employees earning less than Two Hundred Twenty-Five Thousand and 00/100 Dollars ($225,000.00) in the aggregate, inclusive of salary and bonuses. All other hiring, firing and compensation decisions shall be subject to the approval of the Board of Directors of Parent;

(iv) not sell or transfer substantially all or any material potion of the assets (whether by sale of stock, merger, consolidation or otherwise) of the Surviving Corporation or any Company Subsidiary or otherwise adopt any plan of merger, consolidation, reorganization (or similar plan or change of control transaction), liquidation or dissolution or filing of a petition in bankruptcy with respect to the Surviving Corporation or any Company Subsidiary under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Surviving Corporation under any similar Law;

(v) continue the business of the Surviving Corporation and each Company Subsidiary and provide adequate capital for such continued operations and growth;

(vi) not allocate any overhead of Parent and/or its respective Affiliates to the Surviving Corporation and/or any Company Subsidiary;

(vii) not divert or defer any income, revenue or expense of the Surviving Corporation and/or any Company Subsidiary from one accounting period to another for the purpose of reducing any Earnout Payment;

(viii) not divert any sales or income away from the Surviving Corporation and/or any Company Subsidiary to any other Person that competes, directly or indirectly, with the business of the Surviving Corporation and/or any Company Subsidiary; and

(ix) use best efforts to promote the Surviving Corporation and each Company Subsidiary and preserve the goodwill of, and maintain satisfactory relationships with, those Persons having material business relationships with the Surviving Corporation and each Company Subsidiary.

In the event of any of (a) any material breach by Parent of this Section 1.16(g) and/or the material breach by Parent, as determined by a court of competent jurisdiction in accordance with the terms of this Agreement, which decision, judgement, decree or other order has become final and not subject to further appeal, or (b) the termination of Gary Rexroad’s employment for any reason other than for Cause (as defined in his Employment Agreement) by Parent or his resignation for Good Reason (as defined in his Employment Agreement), but provided in each case that the Performance Threshold (as defined in his Employment Agreement) has been achieved as of the date of termination, then all then outstanding Earnout Payments shall be deemed to have been earned and shall become immediately due and payable in full (each of (a) and (b), an “Acceleration Event”). Upon the occurrence of an Acceleration Event the Selling Securityholders’ Representative shall forward to Parent an Allocation Certificate setting forth the number of shares of Parent Common Stock to be issued to each Selling Securityholder and, subject to each Selling Securityholder having provided Parent with an executed Accredited Investor Certification and executed Lock-Up Agreement, Parent shall promptly, but in any event within five (5) Business Days of receipt of the Allocation Certificate, cause the Paying Agent to issue Certificates to the Selling Securityholders in accordance with the Allocation Certificate. Notwithstanding anything to the contrary set forth in this Section 1.16(g) or his Employment Agreement, the Selling Securityholders’ Representative, whether or not employed by the Parent and/or its Affiliates (including the Surviving Corporation and the Company Subsidiaries) may act, or take any action, in his capacity as the Selling Securityholders’ Representative as permitted under this Agreement in his sole discretion on behalf of the Selling Securityholders without Liability to the Parent or its Affiliates (including the Surviving Corporation and the Company Subsidiaries) for the taking of such action.

(h) In the event that Parent determines that the Selling Securityholders are not eligible for the full 2021 Milestone Payment, 2022 Milestone Payment, or 2023 Milestone Payment, as applicable, Parent shall, within thirty (30) Business Days following the 2021 Milestone Payment Date, 2022 Milestone Payment Date, or 2023 Milestone Payment Date, as applicable, notify the Selling Securityholders’ Representative thereof. Parent shall include in such notice a statement setting forth Parent’s calculations in reasonable detail of the 2021 Milestone Payment (including all components thereof), 2022 Milestone Payment (including all components thereof), or 2023 Milestone Payment (including all components thereof), as applicable, payable and during the thirty (30) Business Day period after the delivery of such notice, the Selling Securityholders’ Representative, upon providing advance notice to Parent in writing, shall have reasonable access to the books and records of Parent and its Affiliates to the extent reasonably related to its review of such calculations. If the Selling Securityholders’ Representative disputes the 2021 Milestone Payment, 2022 Milestone Payment, 2023 Milestone Payment and/or any component thereof, then the Selling Securityholders’ Representative shall deliver to Parent a written statement (the “Earnout Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the statement calculating the 2021 Milestone Payment, 2022 Milestone Payment, or 2023 Milestone Payment, as applicable. If the Selling Securityholders’ Representative does not deliver the Earnout Dispute Notice to Parent within such thirty (30) calendar day period, then the determination of the 2021 Milestone Payment, 2022 Milestone Payment or 2023 Milestone Payment shall be deemed final and accepted by the Selling Securityholders. Parent, the Surviving Corporation and the Selling Securityholders’ Representative will use reasonable efforts and act in good faith to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Parent’s receipt of the Earnout Dispute Notice, either Parent or the Selling Securityholders’ Representative may thereafter cause the Independent Accountant to review this Agreement promptly and the disputed items or amounts in determining the 2021 Milestone Payment, 2022 Milestone Payment, or 2023 Milestone Payment, as applicable. The Selling Securityholders’ Representative, Surviving Corporation and the Parent, as applicable, will provide the Independent Accountant access to the books and records of Parent and/or Surviving Corporation and their Affiliates related to the calculation of the 2021 Milestone Payment (including all components thereof), 2022 Milestone Payment (including all components thereof), or 2023 Milestone Payment (including all components thereof). The Independent Accountant shall act as an expert not as an arbitrator. Within twenty (20) calendar days after submission to the Independent Accountant for resolution, Parent and the Selling Securityholders’ Representative shall each submit a written brief that indicates their position on each disputed matter and each such party’s determination of the amount of the 2021 Milestone Payment, 2022 Milestone Payment or 2023 Milestone Payment. The Independent Accountant shall make a written determination on each disputed matter no later than thirty (30) calendar days after submission to the Independent Accountant for resolution and such determination shall be conclusive and binding upon Parent and the Selling Securityholders with respect to that disputed matter, absent fraud or manifest error. Such determination for each disputed matter shall be bounded by the amount proposed by Parent and the amount proposed by the Selling Securityholders’ Representative. The proposed 2021 Milestone Payment, 2022 Milestone Payment, or 2023 Milestone Payment will be finally calculated to reflect the resolution of any such claims pursuant to this Section 1.16(h). The fees and disbursements of the Independent Accountant shall be paid by Parent, on the one hand, and the Selling Securityholders, on the other hand, on an inversely proportional basis, based upon the relative difference between the amounts in dispute that have been submitted to the Independent Accountant and the Independent Accountant’s final calculations. Solely by way of example, if Parent claimed that the 2021 Milestone Payment is One Million and 00/100 Dollars ($1,000,000.00), the Selling Securityholders’ Representative claimed in the Earnout Dispute Notice that the 2021 Milestone Payment is One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), and the Independent Accountant determines that the 2021 Milestone Payment is One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00), then Parent shall pay twenty percent (20%) of the Independent Accountant’s fees and disbursements and the Selling Securityholders shall pay eighty percent (80%) of the Independent Accountant’s fees and disbursements. Parent and the Selling Securityholders’ Representative shall each pay their own fees and expenses related to such determination. Parent and the Surviving Corporation will provide the Selling Securityholders’ Representative and his, her or its legal, accounting and/or financial advisors with reasonable access during normal business hours to all materials related to the preparation of and proper calculation of the 2021 Milestone Payment, 2022 Milestone Payment, or 2023 Milestone Payment, as applicable, and shall make their financial staff and advisors available to the Selling Securityholders’ Representative and his, her or its legal, accounting and/or financial advisors and to the Independent Accountant at any reasonable time during the review by the Selling Securityholders’ Representative of the 2021 Milestone Payment, 2022 Milestone Payment, or 2023 Milestone Payment, as applicable, and the resolution by Parent and the Selling Securityholders’ Representative and/or the Independent Accountant of any objections thereto. Access to any work papers or analyses provided by Parent’s advisors shall be subject to their customary protocols for such access.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants that each of the statements in this Article 2 is true, correct and complete as of the date hereof and shall be true and correct as of the Closing Date (except for such representations and warranties made only as of a specific date), subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this Article 2 in the disclosure schedule, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Company Disclosure Schedule”), it being agreed that any matter disclosed pursuant to any section of the Company Disclosure Schedule shall be deemed disclosed for purposes of any other section of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from such disclosure.

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has full corporate power and authority to conduct its business as presently conducted and to own, use, license, lease and operate its Assets. The Company is duly qualified, licensed or admitted to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Charter Documents and such Charter Documents are in full force and effect. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company and the Company Subsidiaries are so qualified, licensed or admitted to do business and separately lists each other state, province or country in which the Company and any Company Subsidiary owns, uses, licenses or leases its respective Assets, or conducts business or has employees or engages independent contractors.

2.2 Authorization. Subject only to the Requisite Stockholder Vote, the Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is or, at the Closing, will become a party (each, a “Company Ancillary Agreement”), to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for obtaining the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each Company Ancillary Agreement, or to consummate the Transactions. The board of directors of the Company (the “Company Board”), in an action by unanimous written consent has unanimously, duly and validly (i) adopted and approved this Agreement and the Company Ancillary Agreements, and the execution, delivery and performance by the Company of its obligations hereunder and thereunder, (ii) declared the advisability of this Agreement and the Company Ancillary Agreements and (iii) resolved to recommend that the Company Stockholders approve this Agreement, the Company Ancillary Agreements and the Merger, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified, and no other action on the part of the Company Board is required to authorize the execution, delivery and performance of this Agreement and the Company Ancillary Agreement and the consummation of the Transactions. This Agreement has been, and the Company Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Company Ancillary Agreement, thereof) by Parent and/or the other parties thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Capital Stock.

(a) The authorized capital stock of the Company consists of Thirty Million (30,000,000) shares of common stock, par value $0.0001 per share (“Company Common Stock”) of which Five Million Two Hundred Ninety-Nine Thousand Nine Hundred and Ninety-Five (5,299,995) shares of Company Common Stock are issued and outstanding as of the date of this Agreement. The Capitalization Table sets forth the record and beneficial owners of the shares of each class of Company Common Stock, which constitute all of the outstanding capital stock of the Company. The Company does not have a stock incentive or similar equity plan in effect as of the date of this Agreement. No shares of Company Common Stock are held in treasury or are authorized or reserved for issuance.

(b) Except for the Company Common Stock as set forth on the Capitalization Table, and the capital stock of the Company Subsidiaries set forth in Section 2.4(a) of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary has not issued or granted, and has not agreed to and is not obligated to issue or grant, any share of capital stock or other Equity Interest, (ii) there are no outstanding subscriptions, stock options, stock appreciation rights, phantom stock, deferred stock, performance stock, stock units, restricted stock or other compensatory equity or equity-linked awards, in any case, with respect to any security of or interest in the Company or any Company Subsidiary that have not expired or are otherwise terminated as of the date hereof (together, “Equity Awards”), (iii) warrants, rights, preemptive rights or other contracts, commitments, understandings, plans or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or to grant, extend or enter into any option with respect thereto, and (iv) the Company is not a party to any agreement, arrangement or understanding (written or oral) under which it is obligated to issue or grant any Equity Award.

(c) The Closing Payment Certificate includes a spreadsheet (the “Capitalization Table”), including a true, correct and complete list of all Company Stockholders and their respective addresses, indicating whether such holder is an employee or not an employee of the Company, the number of shares of Company Common Stock held by such persons, the respective certificate numbers, the date of acquisition of such shares, and such other information relevant thereto or which Parent may reasonably request.

(d) Each outstanding share of capital stock or other Equity Interest of the Company, including each Company Common Stock: (i) has been duly authorized, validly issued, fully paid and is nonassessable, free and clear of any Lien and (ii) has been offered, sold and delivered by the Company in compliance with all Applicable Laws and any applicable contractual restrictions. There have been no declared or accrued (whether paid or unpaid) dividends or other distributions with respect to any shares of capital stock or other Equity Interests of the Company.

(e) Section 2.3(e) of the Company Disclosure Schedule lists all Contracts, including, all stockholder agreements, investors rights agreements, voting agreements, voting trusts, preemptive rights, rights of first offer, rights of first refusal and co-sale agreements, rights of first negotiation, rights to notice of an Acquisition Proposal from a third party, management rights agreements, complete and correct copies of which have been made available to Parent, to which the Company or any Company Subsidiary is a party or by which its properties or assets are bound that entitle any Person to any right of first offer, first refusal, first negotiation, notice, vote, novation, waiver, consent, approval, registration, dividend right of, as the case may be, in connection with the Equity Interests or Assets of the Company and any Company Subsidiary or the Transactions.

(f) INTENTIONALLY OMITTED

(g) The Closing Payment Certificate and the Allocation Certificates when delivered will be, true, correct and complete in all respects and upon, and except for the payment of the amounts set forth therein, none of Parent, the Surviving Corporation or any of their respective Representatives will have any obligation to the Company Stockholders with respect to the Company Common Stock.

(h) Section 2.3(h) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness of the Company and each Company Subsidiary as of Last Balance Sheet Date, identifying the creditor to which such Indebtedness is owed, the instrument under which Indebtedness is owed, and the amount of such Indebtedness as of the close of business on the date of this Agreement. With respect to each item of Indebtedness of the Company and each Company Subsidiary, the Company and the Company Subsidiaries are not in default and no payments are past due. Neither the Company nor any of the Company Subsidiaries has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and neither the Company nor any of the Company Subsidiaries has guaranteed any other obligation of any other Person. Section 2.3(h) of the Company Disclosure Schedule accurately sets forth, with respect to each promissory note or other Contract evidencing Indebtedness of the Company, in each case, that is convertible into the right to receive any shares of Company Common Stock (collectively, the “Company Notes”): (i) the name and address of the most recent sole record and beneficial holder of such Company Note; (ii) the date on which such Company Note was issued; (iii) the term of such Company Note; (iv) the principal amount, rate of interest and accrued interest with respect to such Company Note as of the date of this Agreement; and (v) all Contracts related thereto. The Company has made available true, correct and complete copies of each Company Note and each other Contract relating to any of the Company Notes. Except for the Company Notes, no debt securities of the Company or any Company Subsidiary are issued and outstanding. No later than five (5) days prior to the Closing the Company shall provide Parent with an updated Company Disclosure Schedule setting forth the Indebtedness of the Company and each Company Subsidiary as of such date.

2.4 Subsidiaries.

(a) Section 2.4(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital, and the record and beneficial owners of the outstanding capital stock of each Company Subsidiary (the “Company Subsidiaries”; each, a “Company Subsidiary”) and the jurisdictions in which each of the Company and the Company Subsidiaries is qualified to do business as a foreign corporation or other business entity. Each Company Subsidiary is an entity duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Applicable Laws of the jurisdiction of its organization and has full corporate power and authority to conduct its business as presently conducted and to own, use, license, lease and operate its Assets. Each Company Subsidiary is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. None of the Company Subsidiaries is in violation of any of the provisions of its Charter Documents and such Charter Documents are in full force and effect. All the outstanding Equity Interests of each Company Subsidiary have been duly authorized, are validly issued, are fully paid and non-assessable and are free of any preemptive rights in compliance with Applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities Laws. The Company owns, directly or indirectly, all of the Equity Interests of each Company Subsidiary, free and clear of any Liens. There are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock or other Equity Interests of any Company Subsidiary.

(b) Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary does not control, and has not since the Company’s or such Company Subsidiary’s, as applicable, inception controlled, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company and each Company Subsidiary does not own any direct or indirect Equity Interest or other interest or any right (contingent or otherwise) or have any current or prospective obligation to acquire the same of, and has not at any time made any other material investment in, any other Person.

2.5 Directors and Officers. The names of each director and officer of the Company and each Company Subsidiary on the date hereof, and his or her position with the Company and each Company Subsidiary, are listed in Section 2.5 of the Company Disclosure Schedule.

2.6 No Conflicts; Approvals; Requisite Stockholder Vote.

(a) The execution and delivery by the Company of this Agreement and the Company Ancillary Agreements, and each of the Company Subsidiaries of the Ancillary Agreements to which such Company Subsidiary is a party, do not, and the performance by the Company of its obligations under this Agreement and the Company Ancillary Agreements and by each of Company Subsidiaries of its obligations under the Ancillary Agreements to which such Company Subsidiary is a party, and the consummation of the Transactions do not and will not:

(i) Conflict with or result in a violation or breach of any of the material terms, conditions or provisions of the Company’s or any Company Subsidiary’s Charter Documents;

(ii) Conflict with or result in a material violation or material breach of any Applicable Law or Order applicable to the Company, any Company Subsidiary or any of their respective material Assets; or

(iii) (A) Conflict with or result in a material violation or material breach of, (B) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (C) require the Company or any Company Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (F) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any Company Subsidiary or any of their respective Assets under, or (G) result in the loss of any material benefit under, any Material Contract or Permit to which the Company or any Company Subsidiary is a party or by which any of the Company’s or any Company Subsidiary’s material Assets is bound.

(b) The only votes of the holders of any shares of the Company Common Stock necessary to approve this Agreement, the Articles of Merger, the Ancillary Agreements, the Merger and the other Transactions under Applicable Laws and the Company’s Charter Documents (collectively, the “Requisite Stockholder Vote”) are those votes of the shares representing a majority of the outstanding Company Common Stock as of the applicable record date.

(c) The shares owned by the Company Stockholders listed in Section 2.6(c) of the Company Disclosure Schedule (the “Principal Stockholders”) who, within four (4) hours following the execution of this Agreement, shall have executed and delivered Joinder Agreements and the Stockholder Written Consent, constitute shares representing (as of the applicable record date) 3,925,687 shares (74.06%) of the outstanding Company Common Stock.

2.7 Charter Documents; Books and Records.

(a) The Company has prior to the execution of this Agreement made available to Parent true, correct and complete copies of the Charter Documents of the Company and each Company Subsidiary and all other organizational documents, each as amended through the date hereof.

(b) The Company has prior to the execution of this Agreement made available to Parent true, correct and complete copies of the minute books, stock record books and other similar records of the Company and each of its Subsidiaries. The minute books of the Company and its Subsidiaries contain true, correct and complete copies of all minutes of meetings of and actions by the stockholders of the Company or its Subsidiaries, the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries, and all committees of such boards (or equivalent governing bodies) of the Company and its Subsidiaries, and accurately reflect all corporate actions of the Company and its Subsidiaries which are required by Applicable Laws or their respective Charter Documents to be passed upon by the stockholders of the Company or its Subsidiaries, the board of directors (or equivalent governing bodies) of the Company and each of its Subsidiaries, or any committee of such boards (or equivalent governing bodies) of the Company and its Subsidiaries.

2.8 Company Financials.

(a) Attached to Section 2.8(a) of the Company Disclosure Schedule is a true, correct and complete copy of the Company Financials. Such Company Financials are true, correct and complete in all material respects and have been prepared in accordance with the Books and Records of the Company and the Company’s accounting principles (subject to normal year-end adjustments and the absence of notes, which adjustments or notes will not be material in amount or significance). The Company Financials present fairly and accurately the financial condition and operating results of the Company and the Company Subsidiaries (including assets, liabilities, profit, loss and cash flows) as of the dates and during the periods indicated therein, all in accordance with GAAP.

(b) The Company has at all times (i) made and kept true, correct and complete Books and Records and (ii) maintained, enforced and complied with internal accounting controls that have at all times provided reasonable assurance that (A) transactions are (and have been) executed in accordance with management’s authorization, (B) transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is (and has been) permitted only in accordance with management’s authorization, (D) the reported accountability for its assets is (and has been) compared with existing assets at reasonable intervals, (E) all material information related to such controls are (and has been) reported or otherwise made known to the Company’s chief executive officer and chief financial officer, (F) all material information concerning the Company is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, including its chief executive officer and chief financial officer, (G) all information required to be reported or reflected in the Company’s financial statements is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, including its chief financial officer and chief accounting officer. There has been (i) no significant change in the Company’s internal controls over financial reporting, (ii) no significant deficiency or material weakness (or claim or allegation thereof) in the design or operation of the Company’s internal controls over financial reporting which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information during any of the periods covered by the Company Financials, (iii) to the knowledge of the Company, no fraud, whether or not material, involving any member of the Company Board or management or any other employee of the Company who has a significant role in the Company’s internal control over financial reporting and (iv) no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

(c) All of the accounts receivable, whether billed or unbilled, of the Company and the Company Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with the Company’s accounting principles, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Company Financials or, for receivables arising subsequent to the Last Balance Sheet Date, as reflected on the Books and Records (which receivables are recorded in accordance with the Company’s accounting principles). No Person has any Lien on any accounts receivable of the Company or any Company Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Company Subsidiary. Section 2.8(c) of the Company Disclosure Schedule sets forth the aging of the accounts receivable as of the Last Balance Sheet Date.

2.9 No Undisclosed Liabilities. Except as and to the extent adequately accrued or reserved against in the Last Balance Sheet, to the knowledge of the Company neither the Company nor any Company Subsidiary has any Liability (whether or not required to be disclosed in a consolidated balance sheet of the Company and the Company Subsidiaries or disclosed in the notes thereto), except for (a) any Liability incurred in the ordinary course of business consistent with past practice since the Last Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries, (b) any unknown contingent liabilities and (c) any Liability individually less than Ten Thousand and 00/100 Dollars ($10,000.00). There are no off-balance sheet arrangements to which the Company or any Company Subsidiary is a party or otherwise involving the Company or any Company Subsidiary.

2.10 Absence of Changes.

(a) Since the Last Balance Sheet Date, the respective businesses and operations of the Company and the Company Subsidiaries have been conducted only in the ordinary course consistent with past practice.

(b) Since the Last Balance Sheet Date, no Company Material Adverse Effect has occurred.

(c) Without limiting the foregoing, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any Person acting on behalf of the Company or any Company Subsidiary, nor any of their respective Affiliates has taken, or omitted to take, in each case since the Last Balance Sheet, any action that, if taken, or omitted to be taken after the date of this Agreement, would constitute a breach of Section 4.1.

2.11 Taxes.

(a) Except as set forth in Section 2.11 of the Company Disclosure Schedules, the Company and each Company Subsidiary has timely filed with the appropriate Tax Authority all income and other material Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by the Company or any Company Subsidiary shown on any Tax Returns have been timely paid. All income and other material Taxes of the Company or any Company Subsidiary that are not yet due and owing have been properly accrued on the Company Financials or, with respect to periods not covered by the Company Financials, on the Books and Records of the Company or Company Subsidiary, in each case, in accordance with the Company’s accounting principles. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, nor has any such extension been requested. No written claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has ever had any nexus with any jurisdiction where the Company (or the applicable Company Subsidiary as the case may be) does not file a Tax Return which nexus could subject it to Tax in such jurisdiction.

(b) No deficiencies for Taxes of the Company or any Company Subsidiary have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending or, to the knowledge of the Company or any Company Subsidiary, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company (or any Company Subsidiary), and there are no matters under discussion with any Tax Authority or other Governmental Authority, or known to the Company or any Company Subsidiary with respect to Taxes, that are likely to result in an additional Liability for Taxes with respect to the Company (or any Company Subsidiary). The Company has made available to Parent true, correct and complete copies of all Tax Returns of the Company and each Company Subsidiary (and their respective predecessors) for all taxable years remaining open under the applicable statute of limitations, including for the most recent taxable year, and true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Company Subsidiary (and any predecessors) since its inception. Neither the Company nor any Company Subsidiary has (nor has any predecessor) waived any statute of limitations in respect of Taxes (which waiver is still in effect) or agreed to any extension of time with respect to a Tax assessment or deficiency, (which extension has not yet lapsed), nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes of the Company or any Company Subsidiary has been executed or filed with any Tax authority.

(c) There are no Liens for Taxes on any assets of the Company or any Company Subsidiary other than Liens for Taxes not yet due and payable.

(d) Neither the Company nor any Company Subsidiary is party to or bound by (i) any Tax sharing, Tax allocation, Tax indemnification or similar agreement or arrangement that is currently in effect, other than any such agreement or arrangement as to which only Companies are parties, or (ii) any agreement or arrangement under which any of the Companies could be (A) liable for any material Taxes or other claims of any party, or (B) required to make payment to another Person (other than another of the Companies) for any Tax Liabilities or with respect to any Tax benefits that are realized or deemed to be realized by any of the Companies, including, but not limited to, transaction tax benefits arising from a prior transaction, in each case, except for commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes.

(e) Neither the Company nor any Company Subsidiary has any liability for any Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. Neither the Company nor any Company Subsidiary has ever been a member of any consolidated, combined, affiliated, aggregate or unitary group of persons for any Tax purpose.

(f) The Company and each Company Subsidiary has complied in all material respects with all Applicable Laws relating to the payment, reporting, withholding and collection of all Taxes related to the Company’s or such Company Subsidiary’s income, assets or operations and has, within the time and manner prescribed by Applicable Laws, (i) properly withheld all Taxes related to the Company’s or such Company Subsidiary’s income, assets or operations required to be withheld, including sums required to be withheld for Taxes in respect of all payments to employees, officers, directors, independent contractors, creditors, stockholders, members or any other Persons, (ii) collected all material sales, use, employment, value added, goods and services and any other similar Taxes related to such Company’s or such Company Subsidiary’s income, assets or operations required to be collected, and (iii) timely remitted all Taxes related to the Company’s or such Company Subsidiary’s income, assets or operations so withheld or collected to the appropriate Governmental Authority in accordance with Applicable Laws.

(g) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of or attributable to any of the following that occurred or existed on or prior to the Closing Date: (i) an installment sale or open transaction, (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iii) an intercompany item or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) an election pursuant to Section 108(i) of the Code, or (v) a change in or adjustment to the accounting method of any of the Companies pursuant to Code Section 481 (or any predecessor provision) or any corresponding or similar provision of state, local or foreign Tax Law.

(h) Neither the Company nor any Company Subsidiary has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(i) Neither the Company nor any Company Subsidiary (i) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), or (ii) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Neither the Company nor any Company Subsidiary has ever entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations §§ 1.6011-4(b).

(k) Neither the Company nor any Company Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Company nor any Company Subsidiary has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(m) Neither the Company nor any Company Subsidiary has ever participated in (or are participating) in an international boycott within the meaning of Section 999 of the Code.

(n) Neither the Company nor any Company Subsidiary has requested or received a ruling from any Tax Authority.

(o) The Company has made available to Parent true, correct and complete copies of all agreements and other Contracts relating to Tax holidays or Tax incentives of the Company and each Company Subsidiary, as in effect as of the date of this Agreement. The Company, and each Company Subsidiary, is and up until immediately before the Closing will be, in compliance in all material respects, with all requirements for any applicable Tax holidays or Tax incentives.

2.12 Legal Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a) There is no Action pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, any Company Subsidiary or any of their Assets, or any of their directors or officers with regard to their action as such;

(b) There is no Order outstanding or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary;

(c) No Action seeking to prevent, hinder, modify, delay or challenge the Transactions has occurred (whether or not remaining pending) or, to the knowledge of the Company, is threatened; and

(d) There is no Action by the Company or any of the Company Subsidiaries pending, or which the Company or any of the Company Subsidiaries has commenced preparations to initiate, against any other Person.

2.13 Compliance with Laws, Orders and Permits.

(a) To the knowledge of the Company, the Company and each Company Subsidiary is, and at all times since January 1, 2018 has been, in material compliance with all Applicable Laws, except for Federal Cannabis Laws or as is not material in any case or in the aggregate. Each of the Company and the Company Subsidiaries requires each of their respective employees and contractors to comply with such Applicable Laws. Neither the Company nor any Company Subsidiary has received written notice of any violation or alleged violation of any such Applicable Laws.

(b) The Company and each Company Subsidiary is, and has at all times been, in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties or to conduct its business consistent with past practice (collectively, the “Permits”), a complete and correct list of which is set forth in Section 2.13(b) of the Company Disclosure Schedule and all of which are in full force and effect. All applications for or renewals of all such Permits have been timely filed and made and no suspension, cancellation, modification, revocation or nonrenewal of any such Permit has occurred, is pending or, to the knowledge of the Company, threatened. The Transactions will not affect the Company’s or any of the Company Subsidiaries’ ability to continue to have the use and benefit of all Permits and no such Permit will expire or be terminated, revoked, limited in scope or otherwise adversely affected as a result of the Transactions.

(c) The Company and each Company Subsidiary is not and has never been a party to any Contract with any Governmental Authority, including any branch, division, agency or entity that is part of the United States or any state or local government, or any foreign government entity, agency, or instrumentality, including state-owned or state-controlled commercial entities. Except as set forth on Section 2.13(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any Contracts with any foundation or any public or private university, college, or other educational institution or research center.

(d) The Company and each of the Company Subsidiaries only operate in jurisdictions that have enacted laws legalizing cannabis. The Company and each Company Subsidiary is in compliance in all material respects with all applicable state and local laws and regulatory systems controlling the cultivation, harvesting, production, handling, storage, distribution, sale, and possession of cannabis. No Company Subsidiary imports or exports cannabis products from or to any foreign country.

2.14 Employee Benefit Plans; ERISA.

(a) Schedule 2.14(a) of the Company Disclosure Schedule sets forth each Plan. Neither the Company nor any ERISA Affiliate has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, or has otherwise incurred any obligation or liability (including any contingent liability) under a “multiemployer plan” as defined in Section 3(37) of ERISA. True, correct and complete copies of the following documents with respect to each Plan have been made available or delivered to Parent, to the extent applicable: (i) any Plan documents and trust agreements (including all amendments thereto); (ii) the two most recent annual reports (Form 5500 and all schedules thereto); (iii) the most recent summary plan descriptions together with the summary or summaries of all material modifications thereto; (iv) material written communications to participants relating to the Plans; and (v) written descriptions of all non-written agreements relating to the Plans.

(b) Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA, the Code and other applicable federal and state Laws. Neither the Company, any Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. Each Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.

(c) No Plan is intended to qualify under Section 401(a) of the Code.

(d) There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any Company Subsidiary, and no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Plan.

(e) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (whether alone or upon the occurrence of any additional or further acts or events), (i) entitle any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Plan, (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Plan on or following the Effective Time, (v) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f) None of the Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required by COBRA or at the expense of the participant or participant’s beneficiary.

(g) Neither the Company nor any Company Subsidiary has ever maintained any Plan for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

2.15 Employees; Labor Relations.

(a) Neither the Company nor any Company Subsidiary is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company or any Company Subsidiary are represented by any labor union or other labor organization. To the knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or any Company Subsidiary and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the knowledge of the Company, threatened, and there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, material grievances or labor disputes or similar activity in respect of the business of the Company or any Company Subsidiary that may, individually or in the aggregate, interfere in any material respect with the respective business activities of the Company or any Company Subsidiary. The Company and each Company Subsidiary are not engaged in and, to the knowledge of the Company, have not engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or any Company Subsidiary. There is no unfair labor practice charge against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar Governmental Authority that could reasonably be expected to result in any material liability to the Company or any Company Subsidiary.

(b) Each employee of the Company or any Company Subsidiary is employed at will, and neither the Company nor any Company Subsidiary has any employee who is employed outside of the United States. Each natural Person who is an independent contractor of the Company or any Company Subsidiary is properly classified as an independent contractor for purposes of all employment-related Laws and all Laws concerning the status of independent contractors. Section 2.15(b) of the Company Disclosure Schedule sets forth, individually and by category, each officer, employee, independent contractor and consultant, together with his or her employer/contracting entity, position title or function, date of hire/retention, compensation (including but not limited to, as applicable, annual base salary, wage rate, or fee, any incentives or commissions, and bonus potential), whether eligible for overtime compensation, vacation entitlement, any applicable severance arrangements, immigration status and whether actively employed or on a leave of absence.

(c) The Company and each Company Subsidiary is and has been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, overtime classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, pay equity, plant closures and layoffs, severance, notice periods, affirmative action, workers’ compensation, labor relations, employee leave issues, social security or unemployment insurance or similar Taxes, and has not received any notice that it has not complied with or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing. The Company and each Company Subsidiary is and has been in compliance with all notice and other requirements under the Workers Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any Company Subsidiary is delinquent in payments to any current or former employees or consultants for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no officer, employee or consultant of the Company or any Company Subsidiary is bound by, subject to or obligated under any Contract or subject to any Order or Law that would materially restrict the performance of such Person’s duties with the Company or a Company Subsidiary or the ability of the Company and or any Company Subsidiary to conduct its business.

2.16 Real Property.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each parcel of real property leased, licensed, utilized and/or operated by the Company or any Company Subsidiary (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company or a Company Subsidiary is a party. Neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to any Leased Real Property that may be required to be removed at the termination of the applicable lease term.

(b) Neither the Company nor any Company Subsidiary owns or has ever owned any real property other than Company-owned leasehold improvements, if any, on the Leased Real Property.

2.17 Environmental Matters. The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all applicable Environmental Laws. There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or against any Person whose Liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any Company Subsidiary.

2.18 Title to Property.

(a) The Company and its Subsidiaries own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets that are used or held for use in their respective businesses, including all of the assets reflected on the Last Balance Sheet or acquired in the ordinary course of business consistent with past practice since the Last Balance Sheet (except for those assets sold or otherwise disposed of for fair value since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Liens, except as reflected on the Last Balance Sheet and except for such imperfections of title, if any, that do not interfere with the present value of the subject property. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the Company or its Subsidiaries have been at all times maintained in all respects in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(b) The Company and each Company Subsidiary owns, and has good and valid title to, the inventories of the Company and the Company Subsidiaries and such inventories are in the physical possession of the Company, one of the Company Subsidiaries or its suppliers or in transit to a customer or from a supplier of the Company or a Company Subsidiary, and none of the inventories has been pledged as collateral or otherwise is subject to any Liens or is held on consignment from others. The inventories were acquired or produced in the ordinary and usual course of business. All of the inventories of the Company and the Company Subsidiaries, whether reflected on the Company Financials or otherwise, are of a quality and quantity useable and saleable at original price in the ordinary and usual course of business consistent with past practice, except as reflected in the reserve for obsolete inventory on the Company Financials. All work-in-process and finished goods inventories held by the Company or any of the Company Subsidiaries are free of any material defect or other material deficiency.

2.19 Intellectual Property Rights.

(a) Section 2.19(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property as of the date hereof, including the following: (ii) (A) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country or state in which the mark or application has been filed or from which the registration issued, such country, province or state, the date of filing or issuance, the names of all applicants, registrants and assignees, the class of goods covered, and the present status thereof, and (B) a list of all trademarks, trade names, or service marks that the Company and each Company Subsidiary has not registered; (ii) for any URL or domain name, the registration date, any renewal date and name of registry; and (iii) any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO and any similar Governmental Authority anywhere in the world) relating to any of the Company Registered Intellectual Property. There are no patents, patent applications, copyrights or copyright applications that are Company Registered Intellectual Property.

(b) Each item of Company Registered Intellectual Property is valid, subsisting and enforceable, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with the Company Registered Intellectual Property have been paid and all documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant trademark or other authorities in the United States in accordance with Applicable Laws for the purposes of obtaining, perfecting and maintaining such Company Registered Intellectual Property. Section 2.19(b) of the Company Disclosure Schedule includes a true, correct and complete list of all actions that must be taken within one hundred eighty (180) days after the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. Neither the Company nor any Company Subsidiary has made any claim of a particular status, including “small entity status,” in the application for any Registered Intellectual Property which was either inaccurate when made or was thereafter denied or withdrawn. To the knowledge of the Company, the Company and each Company Subsidiary has complied with all applicable material notice and marking requirements for the Company Registered Intellectual Property. In each case in which the Company or any Company Subsidiary has acquired ownership of any Intellectual Property Rights from any Person, the Company or a Company Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or a Company Subsidiary and, to the maximum extent required or appropriate to protect the Company and each Company Subsidiary’s ownership rights in and to such Intellectual Property Rights in accordance with all Applicable Laws, the Company or a Company Subsidiary has recorded each such assignment of Intellectual Property Rights with the relevant Governmental Authority, including the PTO.

(c) Section 2.19(c)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Licenses and other Contracts pursuant to which the Company or any Company Subsidiary has licensed or otherwise received rights under or with respect to any Intellectual Property or Intellectual Property Rights owned by a third party (each, an “Inbound License”), including: (i) all Licenses and other Contracts pursuant to which the Company is granted rights in any such Intellectual Property or Intellectual Property Rights that is (A) embedded or incorporated into or distributed with any Company Product, (B) used or held for use by the Company in the development or support of any Company Product, or (C) used or held for use by the Company for any other purpose (excluding Licenses to Off-the-Shelf Software). Section 2.19(c)(ii) of the Company Disclosure Schedule sets forth all Licenses and other Contracts pursuant to which the Company has licensed or otherwise granted any rights under or with respect to any Company-Owned Intellectual Property Rights (each, an “Outbound License”).

(d) The Company or a Company Subsidiary owns the Company-Owned Intellectual Property Rights and all improvement, modification or derivative work thereof, in each case free and clear of any Liens, other than the Outbound Licenses. Neither the Company nor any Company Subsidiary has, except pursuant to Outbound Licenses, granted (and is not obligated to grant) to any other Person any License of or other right to use or practice any Intellectual Property or Intellectual Property Rights that are Company-Owned Intellectual Property Rights.

(e) The Company-Owned Intellectual Property Rights, together with the Intellectual Property Rights licensed to the Company and/or the Company Subsidiaries pursuant to the Inbound Licenses, include all the Intellectual Property and Intellectual Property Rights used in, or held for use in, or necessary for the conduct of the businesses of the Company and each Company Subsidiary as presently conducted in all material respects.

(f) Neither the Company nor any Company Subsidiary is obligated to license or otherwise make available any Intellectual Property or Intellectual Property Rights to any forum, consortium, standards body, or similar entity. Neither the Company nor any Company Subsidiary has made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies.

(g) Neither the Company nor any Company Subsidiary is bound by, and no Company-Owned Intellectual Property Rights or Company Products are subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any Company-Owned Intellectual Property Rights or Company Products anywhere in the world. Neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise) or account to any third party with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor to the Company, in any Company-Owned Intellectual Property Rights or exploitation of any Company Product.

(h) Neither the Company nor any Company Subsidiary has brought any Action for infringement or violation of Intellectual Property Rights or breach of any License or other Contract involving Intellectual Property Rights against any Person. There is no Action pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company, any Company Subsidiary or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Company-Owned Intellectual Property Rights.

(i) To the knowledge of the Company, no Person has violated, infringed upon, or misappropriated any Company-Owned Intellectual Property Rights, and to the knowledge of the Company no Person is currently violating, infringing upon, or misappropriating any Company-Owned Intellectual Property Rights. To the knowledge of the Company, the operation of the businesses of the Company and each Company Subsidiary, do not infringe or misappropriate the Intellectual Property Rights of any Person. Neither the Company nor any Company Subsidiary has received from any Person any written notice (x) claiming that the use or other exploitation of any Company Product infringes or misappropriates the Intellectual Property Rights of any Person or (y) of third-party Intellectual Property Rights from a putative or potential licensor of such rights.

(j) The Company and all Company Subsidiaries have taken all commercially reasonable measures to protect and preserve the ownership of, or rights in, as applicable, all Company-Owned Intellectual Property Rights. The Company and each Company Subsidiary has a legal, valid and binding written agreement with each of its present and former employees that were involved in the development of any Company Owned Intellectual Property Rights, enforceable in accordance with its terms, pursuant to which each such employee has assigned, and the Company or the Company Subsidiaries have obtained exclusive ownership of, all Intellectual Property and Intellectual Property Rights developed, created, conceived or reduced to practice by such employee during the course of his or her employment by the Company or any Company Subsidiary. To the extent that any Person other than an employee of the Company or any Company Subsidiary (an “Independent Contractor”) participated in the development, creation, conception or reduction to practice of any Intellectual Property or Intellectual Property Rights for the Company or any Company Subsidiary or any Company Product, the Company or a Company Subsidiary has a legal, valid and binding written agreement with such Independent Contractor with respect thereto, enforceable in accordance with its terms, by which such Independent Contractor has assigned, and the Company or a Company Subsidiary has obtained exclusive ownership of, all such Intellectual Property and Intellectual Property Rights by valid and enforceable assignment of such rights.

(k) The Company and the Company Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets and other confidential information of the Company or the Company Subsidiaries, including Software source code included within the Company-Owned Intellectual Property Rights.

(l) There has been no loss or damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of any Personal Information.

2.20 Material Contracts.

(a) Section 2.20(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that fall within the following categories (the Contracts listed or required to be listed, collectively, the “Material Contracts”), organized in subsections corresponding to the subsections of Section 2.20(a) of this Agreement:

(i) any Contract relating to, and evidences of, Indebtedness of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset);

(ii) any (A) Contract for the issuance or acquisition of any Equity Interests or any Assets of a substantial nature of the Company or any Company Subsidiary, or for the acquisition of any Equity Interests or any Assets of any Person or (B) joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Company or any Company Subsidiary;

(iii) any Contract that (A) purports to limit, curtail or restrict the ability of the Company or any of the Company Subsidiaries to (or, from and after the Closing, the ability of Parent, the Surviving Corporation or their Subsidiaries to) (x) compete in any geographic area or line of business, make sales to any Person in any manner, or develop, market or distribute products or services, (y) use, exploit or enforce any Company-Owned Intellectual Property Rights or Company Products, or (z) hire or solicit any Person in any manner, or (B) grants the other party or any third Person “most favored nation” or similar status, any right of exclusivity, any type of special discount rights, any right of first refusal, first notice or first negotiation, or similar rights;

(iv) any form Contracts with customers;

(v) any Contracts with suppliers or manufacturers;

(vi) any Inbound License;

(vii) any Outbound License;

(viii) any reselling, sales, marketing, merchandising or distribution Contract;

(ix) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that (A) involves a future or Liability or receivable, as the case may be, in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) on an annual basis or in excess of One Hundred Thousand Dollars ($100,000.00) over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company or a Company Subsidiary of the Company without penalty or further payment and without more than ninety (90) Business Days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole;

(x) any documents under which the Leased Real Property is leased, licensed, subleased or otherwise used or occupied by the Company or any Company Subsidiary;

(xi) any Contract pursuant to which the Company or any Company Subsidiary is the lessee or lessor of, or holds, uses or makes available for use to any Person (other than the Company or a Subsidiary thereof) any tangible personal property that involves an aggregate future Liability or receivable, as the case may be, in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00);

(xii) any collective bargaining agreement or Contract with any labor union, works council or trade association;

(xiii) any employment agreement, severance agreement or change in control agreement or Contract with any current director, officer, employee or consultant of the Company or any Company Subsidiary, other than those that are terminable at-will by the Company or such Company Subsidiary on no more than thirty (30) days’ notice, or with respect to employees employed outside the United States on no more than the minimum notice period required by law, without liability or financial obligation;

(xiv) any Contract obligating the Company or any of the Company Subsidiaries to indemnify, advance expenses to, or hold harmless any director, officer, employee or agent; and

(xv) any Contract relating to settlement of any Action.

(b) True, correct and complete copies of all Material Contracts or, if not reduced to writing, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent prior to the execution of this Agreement. Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company or any Company Subsidiary, and to the knowledge of the Company, each other party thereto; neither the Company nor any Company Subsidiary has received any claim or notice that it is, and to the knowledge of the Company, no other party to such Contract is, in material violation or material breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or material breach of or default under any such Contract).

2.21 Insurance. Section 2.21 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all material insurance policies which cover the Company and the Company Subsidiaries or their businesses, properties, assets or employees (including self-insurance). Such policies are valid, binding and enforceable, all premiums thereon have been paid, and the Company and the Company Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in the cancellation of, any such policy. The Company and the Company Subsidiaries have not received either any notice of cancellation or non-renewal of any such policy. Section 2.21 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all pending claims and the claims history of the Company and the Company Subsidiaries for the three (3) years immediately preceding the date of this Agreement (including with respect to insurance obtained but not currently maintained).

2.22 Affiliate Transactions. Except as set forth on Section 2.22 of the Company Disclosure Schedule, there are no Contracts or Liabilities between the Company or any Company Subsidiary, on the one hand, and any current or former officer, director, holder of any Equity Interests of the Company or any Company Subsidiary, or any of their Affiliates or other Related Persons (other than the Company and the Company Subsidiaries) (collectively, “Related Parties”), on the other hand and (b) to the knowledge of the Company, no Related Party possesses, directly or indirectly, any financial interest in, or holds a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any Company Subsidiary. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.22.

2.23 Brokers. Except as set forth on Section 2.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries.

2.24 Banks and Brokerage Accounts; Powers of Attorney. Section 2.24 of the Company Disclosure Schedule sets forth (a) a true, correct and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Company Subsidiary has an account (including “deposit accounts” as defined in Section 9102 of the California Commercial Code and “securities accounts” as defined in Section 8501 of the California Commercial Code) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true, correct and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Company Subsidiary having signatory power with respect thereto, (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto and (d) the names of all Persons holding powers of attorney from the Company or any of the Company Subsidiaries, complete and correct copies of which have been made available to Parent.

2.25 Significant Suppliers and Distributors.

(a) Section 2.25(a) of the Company Disclosure Schedule lists the top twenty (20) suppliers of the Company and Company Subsidiaries taken together, during each of the past two (2) Fiscal Years (based on the aggregate Dollar amount paid to each such supplier by the Company and its Subsidiaries during such year) (the “Significant Suppliers”).

(b) Section 2.25(b) of the Company Disclosure Schedule lists the top twenty (20) distributors of the Company and Company Subsidiaries taken together, during each of the past two (2) Fiscal Years (based on the aggregate Dollar amount of revenue recognized by the Company and its Subsidiaries during such year) (the “Significant Distributors”).

(c) Neither the Company nor any of the Company Subsidiaries has received any notice, letter, complaint or other communication from any Significant Supplier or Significant Distributor to the effect that such supplier or distributor (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries in a manner that is, or is reasonably likely to be, adverse to the Company or any of the Company Subsidiaries, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of the Company Subsidiaries in any manner that is, or is reasonably likely to be, adverse to the Company or any of the Company Subsidiaries.

2.26 Takeover Statutes. No Takeover Statute under the NRS applicable to the Company is applicable to the Merger or any of the other Transactions, except to the extent that the terms of the Takeover Statute have either been complied with or waived in accordance with Applicable Law.

2.27 Product Warranties; Product Liability.

(a) No warranties have been given with respect to the Company’s or any Company Subsidiaries’ products and services other than those for which true, correct and complete copies have been made available to Parent, and no oral warranties have been given or made other than those described in Section 2.27(a) of the Company Disclosure Schedule. There are no pending, nor to the knowledge of the Company, threatened Actions under or pursuant to any warranty, whether expressed or implied, on products or services sold on or prior to the Closing Date by the Company or any Company Subsidiary that are not disclosed or referred to in the Company Financials or that are not fully reserved against in accordance with GAAP. All of the services rendered by the Company and the Company Subsidiaries (whether directly or indirectly through independent contractors) have been performed in conformity with all expressed warranties and with all applicable contractual commitments, and neither the Company nor any of the Company Subsidiaries have, nor shall any of them have, any Liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business which are not required by GAAP to be disclosed in the Company Financials. Set forth in Section 2.27(a) of the Company Disclosure Schedule are the standard terms and conditions (written or oral) of sale or lease and the aggregate amount of warranty claims (including for failure to meet product specifications) incurred by the Company and the Company Subsidiaries. There are no material defects in the design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations of any product manufactured, shipped, sold or delivered by or on behalf of the Company or any of the Company Subsidiaries. To the knowledge of the Company, there is no reason to expect an increase in warranty claims in the future.

(b) Neither the Company nor any of the Company Subsidiaries has received any written notice of a claim against the Company or any of the Company Subsidiaries, nor has there been any Action against or involving the Company or any of the current or former Company Subsidiaries or concerning any product manufactured, shipped, sold or delivered by or on behalf of any of them, relating to or resulting from an alleged defect in design, manufacture, materials, labelling or workmanship of any product manufactured, distributed, shipped, sold or delivered by or on behalf of the Company or any of the current or former Company Subsidiaries, in each case, excluding any and all requests for product returns in the ordinary course consistent with past experience of the Company and the Company Subsidiaries.

(c) All manufacturing standards applied and testing procedures used by or on behalf of the Company or the Company Subsidiaries (or their suppliers) have complied in all material respects with all requirements established by any Applicable Laws. Each product designed, manufactured, shipped, sold, or distributed by or on behalf of the Company or any of the Company Subsidiaries has been designed, manufactured, shipped, sold, or distributed in accordance with the specifications under which the product is normally and has normally been designed, manufactured, shipped, sold, or distributed.

(d) The Company and the Company Subsidiaries are insured against product Liabilities in accordance with the insurance policies set forth on Section 2.21 of the Company Disclosure Schedule. There has not been any Products Liability Event. There has not been any voluntary or involuntary Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Company or any Company Subsidiary, or, to the knowledge of the Company, any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not undertake any Recall. The Company and each of the Company Subsidiaries has a Recall plan in place with respect to products it designs, manufactures, ships, sells or distributes. None of the products manufactured by the Company or any of the Company Subsidiaries (i) have, at the time of delivery, been adulterated, contaminated or misbranded, or (ii) constituted articles prohibited from introduction into interstate commerce under any Applicable Laws. No Person affiliated with or on behalf of the Company or any of the Company Subsidiaries has been required to file any notification or other report with or provide information to any Governmental Authority or product standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put into commerce. All claims made by the Company or any of the Company Subsidiaries on product labels, labeling, marketing, advertising or technical materials are true, correct, complete, not misleading and comply with all Applicable Laws regarding such claims.

2.28 Compliance with Anti-Money Laundering Laws. Except with respect to the Federal Cannabis Laws, the operations of the Company and each Company Subsidiary are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company and each Company Subsidiary conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit, or proceeding by or before any court or governmental agency, authority, or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.29 Compliance with OFAC. None of the Company or any Company Subsidiary or, to the Knowledge of the Company, any director, manager, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Since the Company’s and each Company Subsidiary’s inception, the Company and such Company Subsidiary has not, to the Company’s Knowledge, engaged in and, to the Company’s Knowledge, is not now engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria.

2.30 Section 280G. None of the payments to be made to any Person under this Agreement or the Ancillary Agreements would constitute a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code) and no vote of the Company’s stockholders is required in order to comply with Section 280G of the Code.

2.31 Full Disclosure. None of the representations or warranties in this Article 2, nor any of the Exhibits or Schedules attached hereto, nor any of the certificates delivered pursuant hereto contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

2.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2 and the Company Disclosure Schedules, the Company makes no other express or implied representation or warranty and hereby disclaims any such representations or warranties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent hereby represents and warrants that each of the statements in this Article 3 is true, correct and complete as of the date hereof and shall be true and correct as of the Closing Date (except for such representations and warranties made only as of a specific date), subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this Article 3 in the disclosure schedule, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Parent Disclosure Schedule”), it being agreed that any matter disclosed pursuant to any section of the Parent Disclosure Schedule shall be deemed disclosed for purposes of any other section of the Parent Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from such disclosure.

3.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own, use and lease its Assets. Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

3.2 Authorization. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action by the board of directors of Parent and Merger Sub, and, other than approval by Parent’s stockholders as further herein, no other corporate proceedings on the part of either Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions. This Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance by Parent and Merger Sub of their obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Transactions will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;

(b) conflict with or result in a violation or breach of any Law or Order applicable to Parent or Merger Sub or their Assets; or

(c) (i) Conflict with or result in a material violation or material breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Parent or Merger Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Parent or Merger Sub or any of their respective Assets under, or (vii) result in the loss of any material benefit under, any Contract or Permit to which the Parent or Merger Sub is a party or by which any of the Parent’s or Merger Sub’s Assets is bound.

3.4 Brokers. Except as set forth on Section 3.4 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the Transactions based on arrangements made by or on behalf of Parent and Merger Sub.

3.5 Sufficiency of Funds. Parent currently has sufficient funds in the Trust Account to pay the Aggregate Consideration when due pursuant to this Agreement.

3.6 Formation and Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the Transactions as contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Transactions contemplated hereby and the obligations or Liabilities incurred in connection therewith, Merger Sub has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.7 Parent Shares. Prior to Closing, Parent shall reserve a sufficient number of shares of Parent Common Stock in order to fulfill its obligations hereunder. All shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement for the consideration expressed herein, duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions set forth herein, under Parent’s bylaws or under the Securities Act and any other applicable Law

3.8 Compliance with Laws, Orders and Permits. Each of Parent and Merger Sub is and has been, and has conducted its business, in compliance with all Applicable Laws. Parent and Merger Sub requires each of their respective employees and contractors to comply with such Applicable Laws. Neither Parent nor Merger Sub has received written notice of any violation or alleged violation of any such Applicable Laws.

3.9 Capitalization. The capitalization of Parent is as set forth in the SEC Reports. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions contemplated by this Agreement that has not been waived in connection with the transactions contemplated hereby. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in the SEC Reports, there are no stockholders’ agreements, voting agreements or other similar agreements with respect to Parent’s capital stock to which Parent is a party or, to the knowledge of Parent, between or among any of Parent’s stockholders.

3.10 SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

3.11 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Parent Material Adverse Effect, (b) Parent has not incurred any Liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Parent’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, and (iii) Parent has not altered its method of accounting. Parent does not have pending before the Commission any request for confidential treatment of information.

3.12 Litigation. Except as disclosed in the SEC Reports, there is no Action pending or, to the knowledge of Parent, threatened against Parent, which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or any Ancillary Agreement to which it is or will be a party or (b) could, if there were an unfavorable decision, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent, nor, to the knowledge of Parent, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Parent, there is not pending or contemplated, any investigation by the SEC involving Parent or any current or former director or officer of Parent. To the knowledge of Parent, the Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Parent or any of its subsidiary under the Exchange Act or the Securities Act.

3.13 Company Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that each is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties contained in Article 2. Furthermore, Parent and Merger Sub each acknowledges and agrees the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 2.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date hereof and until the earlier of the termination of this Agreement in accordance with the terms hereof and the Effective Time and unless otherwise expressly required by this Agreement, the Company agrees to and to cause each Company Subsidiary to, in each case using its commercially reasonable efforts, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws and Contracts and to use its commercially reasonable efforts to preserve intact its respective business organizations. Without limiting the generality of the foregoing, during the period from the date hereof and continuing until the earlier of the valid termination of this Agreement or the Effective Time, except as set forth on Schedule 4.1, the Company shall not, and shall cause the Company Subsidiaries not to, take or permit any of the following actions, without the prior written consent of Parent, in its reasonable discretion, which such consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend its Charter Documents;

(b) declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any of its capital stock except from former employees, directors and consultants in accordance with agreements in existence as of the date hereof providing for the repurchase of such capital stock in connection with any termination of service to the Company;

(c) (A) issue, grant, deliver, sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any Company Common Stock or other Equity Interests, (B) modify, waive or amend terms, or the rights of any holder, of any outstanding Company Common Stock or other Equity Interest (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Equity Interest), enter into any agreement, arrangement, plan, commitment or understanding with respect to any such modification, waiver or amendment, (D) grant any Equity Award, or (E) accelerate, amend or change the period of exercisability or vesting of any Equity Award or similar right or authorize any cash payment in exchange for any Equity Award or similar right;

(d) (i) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (ii) forgive any loans, or issue any loans (other than routine travel advances or business expenses issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, contractors or employees, or (iii) hire or retain any employee or other service provider whose aggregate cash compensation is expected to exceed Two Hundred Thousand and 00/100 Dollars ($200,000.00) per year;

(e) grant, pay or agree or commit to pay any severance, change of control, retention, incentive or termination payment to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and the terms of which are disclosed in Section 2.20(a)(xiii) of the Company Disclosure Schedule;

(f) enter into any Material Contract, or violate, amend or otherwise modify or waive any of the terms of any Material Contract, which amendments, modifications or waivers, individually or in the aggregate, would be material to the Company, in each case other than in the ordinary course of business;

(g) (i) dispose of, license, covenant not to sue under, transfer or assign to any Person any Intellectual Property Rights; other than non-exclusive licenses of object code for Company Products in the ordinary course of business consistent with past practice or (ii) abandon or permit to lapse any Company Registered Intellectual Property;

(h) sell, lease, license or otherwise dispose of, distribute, encumber or grant a Lien on any of the Company’s material Assets, other than dispositions of inventory or nonexclusive licenses of products to Persons to whom the Company or such Company Subsidiary had granted licenses of its products as of the date of this Agreement, in the ordinary course of business consistent with past practice;

(i) (i) make or agree to make payment, discharge or satisfaction, in an amount exceeding One Hundred Thousand and 00/100 Dollars ($100,000.00) in any one case or Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials, pursuant to Contracts in effect as of the Closing and/or the payment of Taxes or (ii) fail to pay or otherwise satisfy any Liability of the Company or any Company Subsidiary presently due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures;

(j) pay or settle or take any action not required, other than in connection with any existing Action or commence any Action other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that the Company shall consult with Parent prior to the filing of such Action;

(k) organize any new Subsidiary (other than those that are wholly-owned) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(l) acquire or agree to acquire any real property;

(m) (i) make, change or rescind any Tax election, (ii) change any Tax period, or (iii) adopt or change any method of Tax accounting, except as required by GAAP or Applicable Law;

(n) make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;

(o) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws;

(p) authorize or agree to take any of the actions described in Section 4.1(a) through Section 4.1(o) above.

4.2 No Solicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company and the Selling Securityholders’ Representative shall not, and shall not authorize or permit any Company Subsidiary or any of their respective Affiliates, Representatives and other agents to take (directly or indirectly) any of the following actions with any Person other than Parent and its designees: (i) solicit, initiate, seek, entertain, facilitate, encourage, support or induce the making, submission or announcement of any inquiry, expression of interest, contact, offer or proposal, oral, written or otherwise, formal or informal, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide any non-public information with respect to the Company or any Company Subsidiary or its business to any Person other than Parent, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise enter into, participate in, maintain or continue any communications or negotiations regarding, or assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal, (iii) approve, accept or agree to or enter into a Contract with any Person other than Parent providing for an Acquisition Proposal, (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Acquisition Proposal other than the Acquisition Proposal with Parent contemplated by this Agreement and the Ancillary Agreements, or (v) submit any Acquisition Proposal (other than the Merger to the extent contemplated by this Agreement) to the vote of any Company Stockholders.

(b) The Company and the Selling Securityholders’ Representative shall, and shall cause each Company Subsidiary and each of their Affiliates and Representatives to, immediately cease and cause to be terminated any such contacts or negotiations with any Person, other than Parent (and its Affiliates and Representatives), relating to any such transaction or Acquisition Proposal. In addition to the foregoing, if (after this Agreement is signed and delivered by the Company and prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 8.1) the Company or any Company Subsidiary or their respective Affiliates or Representatives receives any (formal or informal, oral, written or otherwise) (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person other than Parent not in the ordinary course of business consistent with past practice or that the Company or the Selling Securityholders’ Representative reasonably believes would not be expected to lead to an Acquisition Proposal, the Company or the Selling Securityholders’ Representative, as applicable, shall promptly notify Parent thereof in writing and provide Parent with the details thereof, including the identity of the Person or Persons making such offer, proposal, inquiry or contact and shall keep Parent fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Affiliates and Representatives set forth in Section 4.2(a). The Company shall provide Parent with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of the Company’s board of directors) of any meeting of the Company’s board of directors at which the Company’s board of directors is reasonably expected to discuss any Acquisition Proposal.

(c) Each of the Company, the Selling Securityholders’ Representative, Merger Sub and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Selling Securityholders in the Merger, or (ii) a failure to induce Parent to enter into this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Company Stockholder Approval. Promptly after the execution of this Agreement, the Company shall obtain and deliver to Parent a Joinder Agreement and Stockholder Written Consent from each of the Principal Stockholders setting forth the irrevocable approval of the Merger, this Agreement and the Transactions by the Requisite Stockholder Vote, which shall also include and constitute the irrevocable approval by the Company Stockholders of: (i) the escrow and indemnification obligations of the Selling Securityholders set forth in Article 7 hereof and the deposit of cash equal to the Escrow Amount into the Escrow Fund, and (ii) the appointment of the Selling Securityholders’ Representative and the deposit of cash equal to the Expense Amount into the Expense Fund. The Company shall ensure that the Stockholder Written Consents delivered by the Principal Stockholders shall have been obtained and executed in compliance with and are valid and effective under Section 78.320 of the NRS and any other Applicable Laws and the Company’s Charter Documents.

5.2 Information Statement.

(a) The Company shall promptly, but in no event later than ten (10) Business Days after the date hereof:

(i) Deliver notice to the Company Stockholders of the approval by the Principal Stockholders of the Merger, this Agreement and the Transactions, pursuant to and in accordance with Applicable Laws and the Company’s Charter Documents; and

(ii) Provide to each Company Stockholder an information statement (as amended or supplemented, the “Information Statement”), for Company Stockholders to adopt this Agreement and approve the Merger and the Transactions by the Stockholder Written Consent. The Information Statement shall include information regarding (A) the Company, (B) the terms of the Merger and this Agreement, (C) the unanimous recommendation of the Company Board in favor of the Merger, this Agreement and the Transactions, for approval and adoption by written consent pursuant to the Stockholder Written Consent, (D) the notice of appraisal rights required pursuant to the NRS to Company Stockholders who may elect appraisal rights under such laws, (E) the notice required by Section 92A.410 of the NRS, and (F) the form of Joinder Agreement and Stockholder Written Consent to be executed by the Company Stockholders who have not yet executed the Joinder Agreements and the Stockholder Written Consents pursuant to Section 5.1. The Company shall promptly advise Parent in writing if at any time prior to the Effective Time, the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. Prior to distributing the Information Statement to the Company Stockholders, the Company shall provide a copy of the Information Statement to Parent for its review and comment, and the Company shall consider in good faith any such comments.

(b) The Company shall use commercially reasonable efforts to cause the Company Stockholders holding in the aggregate of no more than five percent (5%) of the outstanding shares of Company Common Stock to continue to have a right to exercise appraisal, dissenters’ or similar rights under Applicable Laws with respect to their Company Common Stock by virtue of the Merger.

5.3 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, (a) the Company shall afford Parent and its Representatives access during business hours to (i) all of the Company’s properties, Books and Records and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (b) the Company shall provide to Parent and its Representatives complete and correct copies of the Company’s (i) internal financial statements and (ii) Tax Returns, Tax elections and any other records and workpapers relating to Taxes, that are in the possession of the Company or subject to the Company’s control; provided, however, that the foregoing shall not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene Applicable Laws.

5.4 Confidentiality. The parties acknowledge that Parent and a Subsidiary of the Company have previously executed a non-disclosure agreement effective from March 3, 2020 (the “Confidentiality Agreement”), and that this Agreement is subject to the confidentiality terms and conditions of the Confidentiality Agreement; provided, however, that for purposes of this Agreement, the confidentiality terms and conditions herein shall amend any time limitations on the effectiveness of confidentiality provisions therein and survive indefinitely and shall not be subject to the termination provision of the Confidentiality Agreement found in Section 5 thereof; provided, however that each Company Stockholder may disclose the terms of this Agreement or any of the other Ancillary Agreements to its accountants, attorneys or other advisors to the extent necessary to obtain advice and counsel or in connection with seeking Tax advice or the filing of a Tax Return or to its Representatives to the extent such Representatives need to know such information, or to any Person if instructed by Parent in writing. Any such accountant, attorney or other advisor must be obligated by written agreement or professional obligation to keep the information confidential. For purposes of this Agreement, “Confidential Information” as defined in the Confidentiality Agreement shall be deemed to also include (a) the terms and conditions of the Ancillary Agreements, as well as any terms and conditions arising out of or relating thereto, in whole or in part and (b) any and all investigations, negotiations, discussions, transaction-related matters or activities of the parties hereto and, to the extent applicable, their Tax advisors and attorneys, in each case and in whole or in part, arising out of or relating to the Merger. Each party that is not a party to the Confidentiality Agreement, including the Selling Securityholders’ Representative, will hold, and will cause their respective Representatives to hold, in confidence, in accordance with the terms of the Confidentiality Agreement as if such party were a party to the Confidentiality Agreement and a “receiving party” thereunder, all documents and information made available to them by or on behalf of another party to this Agreement in connection with the Transactions, including the terms and conditions of this Agreement; provided, however, that for purposes of this Section 5.4, the definition of “Representatives” provided in Section 10.1 shall be deemed to also include direct and indirect partners, members, stockholders and investors of the receiving party. In the event that any party (other than Parent) receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, such party agrees to (i) except to the extent prohibited by Law, immediately notify Parent of the existence, terms and circumstances surrounding such request; (ii) consult with Parent on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information that, in the opinion of counsel to the party who has received the request, such party is legally compelled to disclose and advise Parent as far in advance of such disclosure as possible so that Parent may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. In any event, the party who receives the request shall not oppose actions by Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding anything to the contrary herein or in any Ancillary Agreements (or the Confidentiality Agreement), following the Closing, in no event shall Parent or its Affiliates be subject to any restriction with respect to any use or disclosure of any of the Company’s Confidential Information.

5.5 Expenses. Except as provided in the calculation of the Initial Consideration, whether or not the Transactions are consummated, all fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, including all legal, accounting, financial advisory or other investment banking, broker, finder, consulting and all other fees and expenses of third parties, shall be the obligation of the respective party incurring such fees and expenses.

5.6 Public Disclosure.

(a) The parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any party or any of their respective Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Parent, Merger Sub and the Company, except as such release or announcement may be required by Applicable Laws or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow Parent, Merger Sub and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Parent and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Applicable Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). Parent and the Selling Securityholders’ Representative shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Applicable Laws which the Selling Securityholders’ Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Selling Securityholders’ Representative commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each party shall, upon request by any other party, furnish the parties with all information concerning themselves, their respective directors, officers and equity holders as may be necessary in connection with the preparation of such report, statement, filing notice or application, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby.

5.7 Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to use its commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the Transactions, or cause the conditions set forth in Article 6 to be satisfied, including taking actions reasonably necessary to obtain any and all Approvals of any Governmental Authority or other Person required in connection with the Merger; provided, however, that Parent shall not be obligated to, and neither the Company nor any Company Subsidiary shall (unless expressly required by Parent in advance at Parent’s sole cost and expense), make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such Approval. Without limiting the generality of the foregoing, the Company shall deliver or cause to be delivered each of the agreements or documents referred to in Section 6.2(g).

(b) Notwithstanding Section 5.7(a) above, the Company and each Company Subsidiary shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreements in order to preserve or transfer the Cannabis Licenses. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent and Merger Sub to promptly obtain, all such authorizations, approvals and consents from Governmental Authorities (the “Cannabis Approvals”), in each case at the sole cost and expense (including government fees and all professional and advisor fees) of Parent. At or prior to the Closing, the Parent shall either have (i) directly paid in full the entire cost of obtaining all such Cannabis Approvals and delivered evidence to the Company of such payment in full, or (ii) reimbursed the Company in full for the entire cost of such Cannabis Approvals. Notwithstanding the foregoing, prior to NevadaPure submitting or joining in any Cannabis Approvals, NevadaPure shall enter into a management agreement reasonably acceptable to Parent providing for, among other things, the continued operation and management of NevadaPure by its existing managers and members.

5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter (the “FIRPTA Certificate”), in a form reasonably acceptable to Parent, which states that the shares of the Company and the Company Options do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying the Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Certificate, the Company shall have provided to Parent a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.8972(h)(2) and in the customary form along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing, in a form reasonably acceptable to Parent (the “FIRPTA Notice”). If the Company fails to deliver the FIRPTA Certificate or the FIRPTA Notice, Parent may (but shall not be required to) waive this condition and withhold appropriate amounts as required under Applicable Laws.

5.9 Notification of Certain Matters. The Company shall, and shall cause each of the Company Subsidiaries to, give prompt notice to Parent of (a) any event which would reasonably be expected to have a Company Material Adverse Effect; (b) the occurrence or nonoccurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company in this Agreement to be untrue or incomplete at or prior to the Effective Time; (c) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (d) any notice or other communication from any Governmental Authority in connection with the Transactions; (e) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (f) any Action commenced or, to the knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company’s business or that relates to the consummation of the Transactions. Except as provided in this Section 5.9, any such disclosure shall not constitute an exception to the representations and warranties set forth in Article 2, shall not limit the rights of Parent under this Agreement for any breach by the Company of such representations and warranties, including, under Article 7 and Article 8, and shall not have the effect of satisfying any of the conditions to obligations of Parent set forth in Sections 6.1 and 6.2. provided, that (A) if (1) such disclosure by the Company or any Company Subsidiaries is made in order to set forth any matter, fact or item first occurring or arising after the date hereof and (2) Parent has the right to, but does not elect to, terminate this Agreement in accordance with Section 8.1, then from and after the Closing, Parent or the Company, shall be deemed to have irrevocably waived its right to indemnification under Article 7 with respect to such matter; or (B) if such disclosure is made in order to set forth any matter, fact or item first occurring or arising on or prior to the date hereof, then from and after the Closing, Parent shall have the right to indemnification pursuant to Article 7 with respect to such matter, and the applicable representation and warranty (and related schedule in the Company Disclosure Schedule) shall be read for purposes of Article 7 as if such disclosure had not been made by the Company or Company Subsidiary, as applicable, hereunder.

5.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, the Company Board (and if applicable, the board of directors of the Company Subsidiaries) shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such Takeover Statute on any of the transactions contemplated hereby.

5.11 Delivery of Stock Ledger and Minute Books of the Company. The Company shall deliver its stock ledger and minute books to Parent at the Closing.

5.12 Tax Matters.

(a) Filing of Pre-Closing Tax Returns After the Closing Date. The Selling Securityholders’ Representative shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company and each Company Subsidiary that relate to Pre-Closing Tax Periods that are required to be filed after the Closing Date, and Selling Securityholders shall cause to be paid all Taxes due with respect to such Tax Returns. The Selling Securityholders’ Representative shall deliver at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Parent for review and comment and shall not file such Tax Returns without Parents prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Selling Securityholders shall make the payment due to Parent under this Section 5.12(a) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns. Notwithstanding anything herein to the contrary (A) all deductions related to (i) Company Transaction Expenses and (ii) exercise of Company Options, shall be deemed to fall in the Pre-Closing Tax Periods; and (B) the Selling Securityholders shall not be liable for any Tax Liability of the Company resulting on the Closing Date due to Parent or the Surviving Corporation’s operation of the Company.

(b) Filing of Straddle Period Tax Returns. Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return of the Company and each Company Subsidiary for a Straddle Period, and Selling Securityholders shall cause to be paid, its allocable share of Taxes due with respect to such Tax Returns, as determined in accordance with Section 5.12(d). Parent shall deliver at least twenty (20) days prior to the due date (considering any extension) for the filing of such Tax Return to the Selling Securityholders’ Representative for review and comment and shall consider such comments in good faith. Parent shall not file such Tax Returns without Selling Securityholders’ Representative’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Selling Securityholders shall make the payment due to Parent under this Section 5.12(b) at least two (2) Business Days before payment of Taxes is due to the Tax Authority in connection with the filing of such Tax Returns.

(c) Allocation of Straddle Period Taxes. With respect to Taxes of the Company and each Company Subsidiary relating to a Straddle Period, Selling Securityholders shall be liable for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(d) Cooperation. Selling Securityholders, the Selling Securityholders’ Representative and Parent shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(e) Tax Contests.

(i) Parent, on the one hand, and the Selling Securityholders’ Representative and Selling Securityholders, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which Selling Securityholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).

(ii) Parent shall have sole control of the conduct of all Tax Matters. Selling Securityholders, or the Selling Securityholders’ Representative on behalf of Selling Securityholders, may participate at their own expense with respect to any Tax Matter. If Selling Securityholders do not elect to participate in such Tax Matter, Parent shall keep the Selling Securityholders’ Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Matter in a manner that could reasonably be expected to have a material adverse impact on the indemnifying parties’ indemnification obligations under this Agreement without Selling Securityholders’ Representative’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(f) All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Parent shall provide to the Selling Securityholders’ Representative evidence satisfactory to him, her or it that such Transfer Taxes have been paid by Parent.

(g) Except for (i) any commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes and (ii) any agreements related to Taxes, the only parties to which are some or all of the Company and a Company Subsidiary, the Company shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Selling Securityholders or any predecessor or Affiliate thereof, on the one hand, and the Company and/or any Company Subsidiary, on the other hand, for all Taxes imposed by any taxing authority or other Governmental Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(h) Any amounts payable under this Section 5.12 or Article 7 shall be treated by the parties as an adjustment to the Aggregate Consideration, unless otherwise required by Law.

5.13 Employees and Contractors.

(a) Continuing Personnel. The Company shall cooperate fully, and work with Parent to help Parent identify employees or independent contractors of the Company and its Subsidiaries to whom Parent may elect to offer continued employment or engagement following the Closing with the Surviving Corporation, Parent or any of their Subsidiaries (such employing or engaging entity referred to as a “Parent Employer”). With respect to any employee or independent contractor of the Company or its Subsidiaries who receives such an offer of continued employment or engagement from Parent, the Company shall assist Parent and any other relevant Parent Employer with their efforts to enter into revised employment or engagement arrangements with such individuals as soon as practicable after the date hereof and in any event prior to the Closing Date, which arrangements shall become effective as of 12:01 a.m., local time, on the day following the Effective Time. Notwithstanding any of the foregoing, none of Parent or the Surviving Corporation or any of their respective Affiliates shall have any obligation to make an offer of continued employment or engagement to any employee or independent contractor of the Company or its Subsidiaries. Effective no later than immediately prior to the Closing, the Company shall, consistent with Applicable Laws, terminate the employment or engagement of each of those employees or independent contractors of the Company and Company Subsidiaries who have not received, or received but not accepted, an offer of continued employment or engagement with the applicable Parent Employer prior to the Closing Date. Employees or independent contractor of the Company and its Subsidiaries who accept employment or engagement arrangements with revised terms and conditions of employment or engagement from a Parent Employer and commence employment or engagement with the Parent Employer (each, a “Continuing Personnel”) shall be eligible to receive the benefits described in their respective arrangements. Notwithstanding anything in this Agreement to the contrary, no Continuing Personnel, and no other employee or independent contractor of the Company or its Subsidiaries, shall be deemed to be a third party beneficiary of this Agreement.

(b) Announcement. The timing and content of any announcement or notification to the employees and independent contractors of the Company and its Subsidiaries with respect to the Merger or the other Transactions (which, for the avoidance of doubt, shall not include any press release or other public statement or any employment arrangements or independent contractor agreements or related communications to employees of the Company and its Subsidiaries from Parent or a Parent Employer) shall be subject to the approval, which shall not be unreasonably withheld, conditioned or delayed, of each of Parent and the Company. Except with respect to any announcement or notification covered by the preceding sentence, the Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to employees or independent contractors of the Company and its Subsidiaries; provided, however, that Selling Securityholder communications shall be provided to employee Selling Securityholders in the manner, at the time and subject to the terms and conditions set forth in this Agreement.

(c) Transfer of Employment Relationships. The Company shall complete any employee, labor union, labor organization or works council notice and consultation obligations, and undertake to obtain any required consent, approval or opinion therefrom.

5.14 INTENTIONALLY OMITTED.

5.15 INTENTIONALLY OMITTED.

5.16 Financial Statements. Prior to the filing of the Proxy Statement (as defined below), the Company shall deliver to Parent Audited Financial Statements for the Company’s two (2) most recently completed Fiscal Years, unaudited financial statements for any subsequent periods and such other financial information required to be included in the Proxy Statement.

5.17 HSR Act Filing. If determined by Parent, in consultation with the Company, that the filing of a premerger notification form or any other filings as may be required by the HSR Act, then within fifteen (15) days of such determination, Parent and the Company shall prepare and file the premerger notification form and any other filings as may be required by the HSR Act, and the Parent shall bear the costs thereof.

5.18 Preparation of and Proxy Statement; Special Meeting.

(a) As promptly as practicable after the date hereof, Parent shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company, and file with the SEC a proxy statement (as amended, the “Proxy Statement”) of Parent for the purpose of soliciting proxies from Parent’s stockholders for the matters to be acted upon at the Special Meeting and providing Parent’s stockholders an opportunity in accordance with Parent’s Charter Documents to have their securities redeemed (the “Redemption”) in conjunction with the stockholder vote on the Stockholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent’s stockholders to vote, at a special meeting of Parent’s stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Ancillary Document and the transactions contemplated hereby or thereby, including the Merger, in accordance with Parent’s Charter Documents, the DCGL and the rules and regulations of the SEC, (ii) adoption and approval of the new omnibus equity incentive plan for Parent, in form and substance reasonably acceptable to Parent and the Company (the “Incentive Plan”), that provides for the grant of awards to employees and other certain officers, directors, employees, consultants, and service providers of Parent and its subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on shares of Parent’s common stock with a total pool of awards of Parent’s common stock equal to fifteen percent (15%) of the aggregate number of shares of Parent’s common stock issued and outstanding immediately after the Closing, (iii) the appointment, and designation of classes, of the members of Parent’s Board, and, if applicable, appointment of the members of any committees thereof, (iv) such other matters as Parent and the Company shall hereafter mutually determine to be necessary, appropriate or required (under the DGCL, pursuant to SEC or Nasdaq rules and regulations, or otherwise) in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Stockholder Approval Matters”), and (v) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the required approval of Parent’s stockholders, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Proxy Statement, Parent and Merger Sub will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with Applicable Laws and applicable proxy solicitation rules set forth in Parent’s Charter Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. Parent and Merger Sub shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent and Merger Sub with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that are required to be included in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Parent and Merger Sub shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other Applicable Laws in connection with the Proxy Statement, the Special Meeting and the Redemption. Each of Parent, Merger Sub and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Parent and Merger Sub, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by Applicable Laws. Parent and Merger Sub shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Parent’s stockholders, in each case as and to the extent required by Applicable Laws and subject to the terms and conditions of this Agreement and Parent’s Charter Documents.

(c) Each of Parent and Merger Sub, with the assistance of the other parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its best efforts to cause the Proxy Statement to “clear” comments from the SEC. Parent and Merger Sub shall provide the Company (and its counsel) with copies of any written comments, and shall inform the Company of any oral comments, that Parent, Merger Sub or their respective Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or oral responses to such comments.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Parent and Merger Sub shall distribute the Proxy Statement to Parent’s stockholders, and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and Parent’s Charter Documents for a date no later than thirty (30) days following the mailing of the Proxy Statement.

(e) Parent and Merger Sub shall comply with all Applicable Laws, any applicable rules and regulations of Nasdaq, Parent’s Charter Documents, Merger Sub’s Charter Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

5.19 Delisting and Relisting. Prior to Closing, Parent and Merger Sub shall use their best efforts to (i) cause Parent Common Stock, redeemable warrants, exercisable for shares of Parent Common Stock at an exercise price of Eleven and 50/100 Dollars ($11.50) per share (“Parent Redeemable Warrants”), and units, each consisting of one share of Parent Common Stock and one Parent Redeemable Warrant, to be delisted from Nasdaq, unless a change in Applicable Laws occurs prior to Closing which would permit the continued listing of the Parent Common Stock and the Parent Redeemable Warrants on Nasdaq following the Closing, and (ii) if no such change in Applicable Laws occurs, prior to Closing list the Parent Common Stock and Parent Redeemable Warrants (or securities convertible into or issued in lieu thereof) on another securities exchange or quotation platform.

5.20 Capital Expenditure Commitment.

(a) Prior to Closing, the Company shall provide Parent with a detailed budget for review and approval by Parent’s Board of Directors (the “Budget”) outlining the Surviving Corporation’s and Company Subsidiaries’ intended use of up to Ten Million and 00/100 Dollars ($10,000,000.00) (the “Capital Commitment”) for specified capital expenditures. Following the Closing, the Parent commits to make available the Capital Commitment to the Surviving Corporation for use in accordance with the Budget. To the extent any material changes to the Budget become necessary, the Selling Securityholders’ Representative, on behalf of the Surviving Corporation, shall submit to Parent a revised Budget for approval by Parent’s Board of Directors. Parent agrees that it shall make all decisions with respect to the approval of the Budget, including any requested changes, and the Capital Commitment reasonably and in good faith and shall not act in a manner that would reasonably be expected to adversely affect the ability of the Selling Securityholders to earn the maximum amount of the Earnout Payments resulting from the use of the Capital Commitment.

(b) In the event that Parent fails to expend any portion of the Capital Commitment in accordance with the Budget (the “Capital Shortfall”) when requested by the Selling Securityholders’ Representative, then the total amount of revenues set forth in the Revenue Forecast for any geographic location that relates to the Capital Shortfall shall be credited for the Fiscal Year in which such Capital Shortfall arises and for the two (2) subsequent Fiscal Years (such amount, the “Revenue Credit”) for purposes of determining what portion of any Earnout Payments have been earned in such Fiscal Year.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Parent and the Company to consummate the Merger and the other transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.1:

(a) Governmental Authority and Other Approvals. All Approvals from Governmental Authority necessary for consummation of the Merger and the other Transactions shall have been obtained and shall be in full force and effect, including, without limitation, (A) the waiting period (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and all other authorizations, consents and approvals of Governmental Authority required for consummation of the transactions contemplated hereby shall have been obtained, (B) the receipt of approval of Parent’s stockholders adopting this Agreement and approving the Stockholder Approval Matters, and (C) any filings and approvals required under the rules and regulations of Nasdaq, or such other stock exchange on which Parent’s capital stock is then traded or is proposed to be traded on.

(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition against the consummation of the Merger or any of the other Transactions shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or any of the other Transactions that would prohibit the consummation of the Merger or any of the other Transactions or that would permit consummation of the Merger and the other Transactions only if certain divestitures were made or if Parent, the Surviving Corporation or the Company were to agree to limitations on its business activities or operations.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.2, any of which may be waived, in writing, exclusively by Parent in its sole and absolute discretion:

(a) Representations and Warranties. (i) The representations and warranties in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Capital Stock), 2.4 (Subsidiaries), 2.6 (No Conflicts) and 2.28 (Anti-Money Laundering) of this Agreement shall be true, correct and complete in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such Fundamental Representations which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all respects as of such specified earlier date) other than inaccuracies that in the aggregate are de minimis, and (ii) the other representations and warranties of the Company contained in this Agreement shall each be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of any representations and warranties, any update of or modification to the Company Disclosure Schedule made pursuant to Section 5.9 shall be either included or disregarded as provided in Section 5.9.

(b) Performance. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and the Ancillary Agreements to be so performed or complied with by the Company on or before the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, in substantially the form of Exhibit E attached hereto, executed on behalf of the Company by a duly authorized officer of the Company, to the effect t that the conditions set forth in this Section 6.2 have been satisfied.

(e) Stockholder Approval. This Agreement, the Articles of Merger and the Merger shall have been approved by the Requisite Stockholder Vote, and, immediately prior to the Effective Time, the number of Company Common Stock that constitute (or that are or may be eligible to become) Dissenting Shares that have perfected such rights under the NRS shall not exceed five percent (5%) of the Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time.

(f) Joinder Agreements. Parent shall have received Joinder Agreements and Stockholder Written Consents that have been duly executed and delivered by Company Stockholders entitled to receive eighty-five percent (85%) of the Allocated Portion of the Initial Consideration payable to all Company Stockholders pursuant to Section 1.7; and such Joinder Agreements and Stockholder Written Consents shall be in full force and effect and shall not have been repudiated.

(g) Accredited Investor Certification. The Company shall have delivered to Parent Accredited Investor Certifications in substantially the form of Exhibit G attached hereto executed by each Selling Stockholder who has executed a Joinder Agreement.

(h) Registration Rights Agreement. The Company shall have delivered to Parent Registration Rights Agreements in substantially the form of Exhibit H attached hereto executed by each Selling Stockholder who has executed a Joinder Agreement.

(i) Lock-Up Agreements. The Company shall have delivered to Parent Lock-Up Agreements in substantially the form of Exhibit I attached hereto executed by each Selling Stockholder who has executed a Joinder Agreement.

(j) Delivery of Other Agreements and Documents.

(i) The Escrow Agent and the Selling Securityholders’ Representative shall have executed and delivered the Escrow Agreement in substantially the form of Exhibit F attached hereto.

(ii) Parent shall have received a DVD or USB drive evidencing the documents and other materials that were made available to Parent, and indicating, for each such document or other material, the date that it was uploaded to the Data Room and made accessible to Parent and its Representatives in the Data Room.

(iii) The Company shall have delivered to Parent the Closing Payment Certificate in accordance with Section 1.9.

(iv) Parent shall have received a payoff letter (in written form reasonably satisfactory to Parent) from each holder of the Company Notes and other Indebtedness outstanding immediately prior to the Closing evidencing the payment required to fully pay off and discharge such Indebtedness and confirming release of any Liens upon the payment of the amount set forth in such payoff letter (such aggregate amount in respect of the Company Notes is hereinafter referred to as the “Company Note Payoff Amount”).

(v) Each director and officer of the Company and each Company Subsidiary shall deliver to Parent, in form and substance satisfactory to Parent, his or her resignation from such position effective immediately upon the Effective Time.

(vi) The Company shall have provided Parent with the properly executed FIRPTA Certificate and FIRPTA Notice pursuant to Section 5.8.

(vii) The Company shall have delivered to Parent such other documents and instruments as may be reasonably required to consummate the Transactions.

(k) Employee Matters. None of the Identified Employees shall have terminated employment with the Company or the relevant employing Subsidiary of the Company, or shall have terminated or repudiated (or indicated or provided notice of an intent to terminate or repudiate) his or her Employment Agreements or Non-Competition Agreement or shall be unable to commence employment under his or her Employment Agreement upon Closing, except for such Identified Employees whose employment was terminated for cause.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions that are to occur at or after the Effective Time pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.3, any of which may be waived, in writing, exclusively by the Company in its sole and absolute discretion:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall each be true, correct and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date; provided, however, that for purposes of determining the accuracy of any representations and warranties, all materiality, Parent Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Performance. Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent at or before the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. Company shall have received a certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C, executed on behalf of the Parent by a duly authorized officer of the Company, to the effect that the conditions set forth in this Section 6.3 have been satisfied.

(e) Stockholder Approval. This Agreement, the Articles of Merger, the Merger and the Stockholder Approval Matters shall have been approved by the Parent’s Stockholders in conformity with the Proxy Statement and Parent’s Charter Documents.

(f) Suspension of Trading. There shall not be in effect any (i) suspension or material limitation in trading of Parent Common Stock, (ii) general moratorium on banking activities or material disruption in securities settlement or clearance services or (iii) limitation on prices of publicly traded securities.

(g) Ancillary Agreements. Parent and Merger Sub shall have each executed and delivered each of the Ancillary Agreements to which Parent or Merger Sub, respectively, is a party and assuming the due execution and delivery of such agreements by the other parties thereto, such agreements shall be in full force and effect with respect to Parent and Merger Sub, as applicable.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND

AGREEMENTS; INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) All of the representations and warranties contained in this Agreement and the certificates and instruments delivered in connection herewith or therewith shall survive the Merger and continue until 11:59 p.m. New York time on the day which is eighteen (18) months after the date on which the Effective Time occurs (the “Expiration Date”); provided, however, that the Fundamental Representations shall survive the Closing and shall continue until the expiration of the latest statutes of limitations applicable to such representations and warranties (including extension to the fullest extent permitted by Title 10, Section 8106(c) of the DGCL) (either pertaining to the subject matter of such representations and warranties, or the ability of any Parent Indemnitees, any Company Indemnitees or any third party to make a claim relating to the breach of such representations and warranties, as the case may be, whichever is later) after giving effect to any extensions or waivers plus thirty (30) days.

(b) Nothing in this Section 7.1 or any other provision of this Agreement (i) shall be construed to limit the survival of any representation or warranty of any Person set forth in any of the Ancillary Agreements, which shall survive the Merger and continue for the time periods set forth therein (or, if no time period is set forth therein, indefinitely), or (ii) shall be construed to limit the survival of any covenant or agreement of the Company or Parent contained in this Agreement or any of the Ancillary Agreements, which shall survive the Merger and continue for the time periods set forth herein or therein as applicable (or, if no time period is set forth therein, indefinitely).

(c) Notwithstanding the foregoing, any claims for indemnification, compensation or reimbursement under this Article 7 (each, an “Indemnification Claim”) which are timely asserted prior to the expiration of the applicable survival periods described above shall survive until finally resolved.

7.2 Indemnification by the Selling Securityholders. From and after the Closing, each Selling Securityholder agrees, subject to the limitations in this Article 7, (x) with respect to any Losses that, in the aggregate, are less than or equal to the Escrow Fund, jointly and severally, and (y) to the extent of any Losses in excess of the Escrow Fund, severally and not jointly (according to their Allocated Portion), to indemnify Parent, Merger Sub and their Affiliates (including the Surviving Corporation) and each of their respective Representatives, successors and assigns (collectively, the “Parent Indemnitees”) and hold each of them harmless from and against of any Loss which such Parent Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with (regardless of whether or not such Loss relates to any Third Party Claim) so long as such Parent Indemnitee has in good faith made a claim for indemnification in accordance with Section 7.4, and, prior to the expiration of the applicable survival period under Section 7.1(a):

(a) subject to Section 5.9, any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith (any claim thereof, a “Representation Breach Claim”);

(b) any breach or violation of any covenant or agreement of the Company contained in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith;

(c) any inaccuracy in or omission with respect to the Closing Payment Certificate, including the calculation of the Initial Consideration;

(d) any Equityholder Matter;

(e) any claim relating to the Expense Fund;

(f) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(g) any Taxes (A) of or with respect to the income, assets or operations of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period or any Straddle Period (to the extent allocable (as determined pursuant to the last sentence of Section 5.12(c) to the portion of such period beginning before and ending on the Closing Date), or (B) of any other Person (other than the Company or any Company Subsidiary) for which the Company (or any Company Subsidiary) is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise, in case of clauses (A) and (B) to the extent such Taxes and amounts are not otherwise reflected in the calculation of Net Working Capital; and

(h) any costs and expenses of enforcement to recover Losses due to any Parent Indemnitee, and any Losses incurred by Parent or any of the other Parent Indemnitees to enforce any Selling Securityholder’s indemnification, compensation or reimbursement obligations, agreements and undertakings hereunder or under his, her or its Joinder Agreement with Parent in connection with any indemnification Liability for Losses payable under this Article 7.

Notwithstanding any other provisions in this Article 7 or any other provisions in this Agreement, for the purposes of determining the existence of a breach, violation, inaccuracy or omission of any representation, warranty, covenant or agreement or calculating the amount of any Losses attributable thereto, any qualifications to the representations, warranties, covenants and agreements with respect to materiality or knowledge, including for “material,” “in all material respects,” “Company Material Adverse Effect,” “knowledge of the Company,” or similar qualifications (except with respect to Section 2.9, Section 2.10(b), Section 2.20 and the references to “Material Contracts” in Section 2.20), and any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement (other than those permitted by and made in accordance with Section 5.9), shall be disregarded.

7.3 Indemnification by the Parent. From and after the Closing, Parent agrees, subject to the limitations in this Article 7, to indemnify the Selling Securityholders and their Affiliates and each of their respective Representatives, successors and assigns (collectively, the “Company Indemnitees”) and hold each of them harmless from and against of any Loss which such Company Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with (regardless of whether or not such Loss relates to any Third Party Claim) so long as such Company Indemnitee has in good faith made a claim for indemnification in accordance with Section 7.4, and, prior to the expiration of the applicable survival period under Section 7.1(a):

(a) any breach of or inaccuracy in any representation or warranty made by the Parent or Merger Sub in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith;

(b) any breach or violation of any covenant or agreement of the Parent and/or Merger Sub contained in this Agreement or any certificate, agreement or instrument delivered in connection herewith or therewith; and

(c) any costs and expenses of enforcement to recover Losses due to any Company Indemnitee, and any Losses incurred by any Company Indemnitees to enforce any of Parent’s indemnification, compensation or reimbursement obligations, agreements and undertakings hereunder in connection with any indemnification Liability for Losses payable under this Article 7.

7.4 Limitations.

(a) No Selling Securityholder shall be obligated to indemnify any Parent Indemnitee for any claim for indemnification pursuant to a Representation Breach Claim unless and until the aggregate amount of all Losses of all Parent Indemnitees (whether or not resulting from a Representation Breach Claim) equal or exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Deductible”), at which time the Selling Securityholders shall indemnify the Parent Indemnitees for the amount of all Losses in excess of the Deductible.

(b) The Deductible shall not apply to Losses resulting from (x) any Representation Breach Claim regarding the representations and warranties of the Company set forth in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Capital Stock), 2.4 (Subsidiaries), 2.6 (No Conflicts; Approvals; Requisite Stockholder Vote), 2.11 (Taxes), 2.23 (Brokers), 2.26 (Takeover Statutes), 2.30 (Section 280G) (collectively, the “Fundamental Representations”), or (y) any claims other than Representation Breach Claims.

(c) The Selling Securityholders’ aggregate Liability for Representation Breach Claims shall not exceed Eleven Million Five Hundred Thousand and 00/100 Dollars ($11,500,000.00) (the “General Cap”); provided that the General Cap shall not apply with respect to the claims set forth in the following clauses (A) through (B) and the Selling Securityholders’ Liability for indemnification therefor shall not count for purposes of the General Cap: (A) Representation Breach Claims regarding any Fundamental Representations; and (B) any claims other than Representation Breach Claims.

(d) The Selling Securityholders’ aggregate Liability for all claims hereunder shall not exceed the lesser of (i) Twenty-Five Million and 00/100 Dollars ($25,000,000.00) or (ii) the Aggregate Consideration actually received by the Selling Securityholders (the “Maximum Cap,” together with the General Cap, each, an “Indemnity Cap”).

(e) Notwithstanding anything to the contrary in this Agreement, neither the Deductible nor any Indemnity Cap shall apply with respect to claims based on fraud, and the Selling Securityholders’ Liability for indemnification therefor shall not count for purposes of any Indemnity Cap. Notwithstanding the foregoing, no Selling Securityholder shall be liable for the fraud of any other Selling Securityholder.

(f) Nothing in this Section 7.2(b) shall limit Parent’s or the Surviving Corporation’s right to seek equitable relief (including an injunction) to enforce any rights under this Agreement.

(g) Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses incurred under Section 7.2 or Section 7.3, there shall be deducted from any Losses an amount of any Tax benefit, Tax refund, insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Company Indemnitees or Parent Indemnitees, as applicable, in connection with such Losses. Furthermore, upon notice of any Loss or event or condition that may give rise to any Loss, Parent shall, and shall cause all of its respective Affiliates to, (i) take any and all actions available to them to mitigate and minimize such Loss to the maximum extent possible and (ii) notify all of their respective applicable insurance carriers of such possible Loss and diligently seek to recover all possible insurance coverage, payments and proceeds relating to such Loss under any and all policies of insurance held by them.

(h) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Indemnified Party be entitled to recover exemplary, special, indirect or punitive damages under this Article 7 (except to the extent such damages are awarded to a third party or in the case of fraud).

(i) Any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication.

7.5 Indemnification Procedures; Third Party Claims.

(a) Indemnification Procedures.

(i) As used herein, an “Indemnified Party” shall refer to a Parent Indemnitee or a Company Indemnitee, as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to assert a claim for indemnification hereunder and has given notice of such claim as required by this Section 7.5(a) (a “Claim Notice”) to the other Party, such other Party being referred to herein as the “Indemnifying Party”. In the event that an Indemnified Party has or claims to have incurred, paid, accrued, reserved or suffered, or believes in good faith that it may incur, pay, accrue, reserve or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed in accordance with the terms of this Article 7 in respect of an Indemnification Claim, Parent (on behalf of such other Parent Indemnitee, if applicable) or such Company Indemnitee shall deliver a written notice (a “Claim Notice”) to the Selling Securityholders’ Representative or Parent, respectively. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by Parent in good faith from time to time, being referred to as the “Claim Amount”).

(ii) If the Parent (on behalf of a Parent Indemnifying Party) or the Selling Securityholders’ Representative (on behalf of any Selling Securityholders Indemnifying Party) wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Parent or the Selling Securityholders’ Representative, as applicable, within thirty (30) Business Days after receipt of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor (an “Objection Notice”). Following receipt by Parent or Selling Securityholders’ Representative, as applicable, of the Objection Notice, if any, Parent (on behalf of a Parent Indemnifying Party) and the Selling Securityholders’ Representative shall promptly, and within ten (10) Business Days, meet to attempt to resolve the rights of the respective parties with respect to each Indemnification Claim that is the subject of the Objection Notice. If the Selling Securityholders’ Representative and Parent (on behalf of a Parent Indemnifying Party) resolve the dispute that is the subject of the Objection Notice with respect to Indemnification Claims made by Parent Indemnitees, then as promptly as practicable (and in any event within five (5) Business Days) following the resolution of the Indemnification Claim, Parent and the Selling Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay a certain amount (the “Stipulated Amount”) to Parent from the Escrow Fund. To the extent that the amount remaining in the Escrow Fund is insufficient to cover the full Stipulated Amount, then, subject to the limitations contained in Section 7.4, each Selling Securityholder shall, within ten (10) Business Days following the date of the joint written instructions, pay such Selling Securityholder’s Allocated Portion (as of the date of the joint instructions) of the amount of such shortfall to Parent. If the Selling Securityholders’ Representative and Parent (on behalf of a Parent Indemnifying Party) resolve the dispute that is the subject of the Objection Notice with respect to Indemnification Claims made by Company Indemnitees, then as promptly as practicable (and in any event within five (5) Business Days) following the resolution of the Indemnification Claim, Parent shall pay by wire transfer of immediately available funds to an account designated by the Selling Securityholders’ Representative such agreed upon amount.

(iii) If Parent or the Selling Securityholders’ Representative, as applicable, does not receive an Objection Notice with respect to any Indemnification Claim set forth in a Claim Notice by such party at the end of the thirty (30) Business Day period referred to in Section 7.5(a)(ii), (i) the applicable Indemnifying Party shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount (the “Agreed Amount”) are indemnifiable hereunder, (ii) as promptly as practicable (and in any event within five (5) Business Days) following the expiration of such thirty (30) Business Day period, Parent and the Selling Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the Agreed Amount to Parent from the Escrow Fund with respect to Indemnification Claims made by Parent Indemnitees; and (iii) if the amount remaining in the Escrow Fund is insufficient to cover the full Agreed Amount, then, subject to the limitations contained in Section 7.4, each Selling Securityholder shall, within ten (10) Business Days following the expiration of such thirty (30) Business Day period, pay such Selling Securityholder’s Allocated Portion (determined as of the seventh (7th) Business Day prior to the date when such indemnification Liability becomes payable under this Article 7) of the amount of such shortfall to Parent. If the Indemnification Claim was made by a Company Indemnitee, then upon the resolution of the Indemnification Claim, Parent, as promptly as practicable (and in any event within five (5) Business Days) following the expiration of such thirty (30) Business Day, shall pay by wire transfer of immediately available funds to an account designated by the Selling Securityholders’ Representative such Agreed Amount.

(iv) In the event that the parties do not execute any joint instructions or resolve an Objection Notice, as applicable, within thirty (30) Business Days of receipt by of the Objection Notice or the parties do not otherwise receive the Agreed Amount, then Parent or the Company Indemnitee may commence an Action to resolve such dispute and enforce its rights with respect thereto in any court available therefor (such Action, a “Litigated Dispute”). Upon the resolution of a Litigated Dispute:

(A) Parent and the Selling Securityholders’ Representative shall, as promptly as practicable (and in any event within five (5) Business Days) following the entry of the final judgment of a court of competent jurisdiction, or such shorter period of time as may be set forth in such final judgment, (i) execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the amount awarded to the Parent Indemnitee, if any, in such Litigated Dispute (the “Award Amount”) to Parent from the Escrow Fund with respect to amounts owing to Parent and (ii) Parent shall, as promptly as practicable (and in any event within five (5) Business Days), pay by wire transfer of immediately available funds to an account designated by the Selling Securityholders’ Representative such Award Amount; and

(B) if the amount remaining in the Escrow Fund is insufficient to cover the full Award Amount owing to Parent, then, subject to the limitations contained in Section 7.4, each Selling Securityholder shall, within ten (10) Business Days following the entry of such final judgment, or such shorter period of time as may be set forth in such final judgment, pay such Selling Securityholder’s Allocated Portion of the amount of such shortfall to Parent.

(v) So long as, and solely to the extent that, any amount remains in the Escrow Fund (including any amounts deposited pursuant to the Missouri Withholding), the Parent Indemnitees shall seek to recover amounts in respect of any Indemnification Claims from the Escrow Fund prior to seeking to recover amounts in respect of such claims directly from any Selling Securityholder; provided, however, that to the extent any Loss Amounts are released from the Escrow Fund with respect to Indemnification Claims that are not subject to a cap equal to the Escrow Amount, such Loss Amounts shall not reduce the amount that the Parent Indemnitees may recover with respect to Indemnification Claims that are subject to a cap equal to the Escrow Amount. Any amounts released from the Escrow Fund or paid to Parent in respect of any Indemnification Claim asserted on behalf of a Parent Indemnitee other than Parent, shall be received by Parent on behalf of such other Parent Indemnitee.

(vi) Prior to the Expiration Date, Parent will notify the Selling Securityholders’ Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all Indemnification Claims that are not fully and finally resolved (or if resolved, not fully paid in accordance with the resolution, if applicable) at or prior to 11:59 p.m. New York time on the Expiration Date in accordance with this Section 7.5 (such unresolved claims being referred to as the “Unresolved Claims” and such amount being referred to as the “Expiration Date Retained Escrow Amount”). Within five (5) Business Days after the Expiration Date, Parent and the Selling Securityholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund and shall deliver, in accordance with Section 1.9(c), the amount, if positive, that is equal to: (i) the amount remaining in the Escrow Fund as of 11:59 p.m. New York time on the Expiration Date; less (ii) the Expiration Date Retained Escrow Amount.

(vii) Following the Expiration Date, if an Unresolved Claim is finally resolved, then, Parent and the Selling Securityholders’ Representative shall, within five (5) Business Days after the final resolution of such Unresolved Claim and the payment paid by the Selling Securityholder to Parent from the Escrow Fund for such Unresolved Claim, if applicable, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund and deliver, in accordance with Section 1.9(c), the amount, if positive, that is equal to: (i) the amount then held in the Escrow Fund following the date of such resolution and payment; less (ii) the aggregate amount that Parent determines in good faith to be necessary to satisfy all remaining Unresolved Claims (which amount will continue to be held in the Escrow Fund).

(viii) If prior to the Expiration Date the amount remaining in the Escrow Fund shall be insufficient to cover any Loss Amounts, Parent shall be entitled to deduct from the purchase price payable upon exercise of the Missouri Option, if exercised, the amount of such Loss Amounts in excess of the then remaining Escrow Fund up to One Million and 00/100 Dollars ($1,000,000.00) (the “Option Withholding”), which such amount shall be deposited with the Escrow Agent and held in the Escrow Fund to satisfy such Loss Amounts in accordance with this Agreement. Any portion of the Option Withholding released from the Escrow Fund to Parent to cover any Loss Amounts shall be deemed as paid under the terms of the Missouri Option documentation. Any portion of the Option Withholding held in the Escrow Fund remaining at the Expiration Date, and provided that no Unresolved Claim is outstanding, shall be released and repaid in accordance with the terms of the Missouri Option documentation.

(b) Third-Party Claims.

(i) In the event an Indemnified Party becomes aware of a claim by a third party (a “Third Party Claim”) the Notifying Party shall give the Indemnifying Party prompt written notice of such Third Party Claim (a “Third Party Claim Notice”), which Third Party Claim Notice shall be in writing and shall set forth in reasonable detail: (i) the Losses asserted against, incurred, sustained or suffered by the Indemnified Party; (ii) specify in reasonable detail why the Indemnified Party is entitled to indemnification from the Indemnifying Party for such Losses; (iii) the facts giving rise to such Third Party Claim and the amount or the method of computation of the amount of Losses of such Third Party Claim (if then known) included in the amount so stated; (iv) the date insofar as practicable each such item that has been or may be paid, incurred or sustained; (v) the provisions of this Agreement to which such item is related; and (vi) the amount of consideration sought to be delivered to the Indemnified Party in compensation for such Losses as of the date of such Third Party Claim Notice, to the extent known. The failure to give such Third Party Claim Notice shall not affect any Indemnified Party’s ability to seek indemnification hereunder unless, and only to the extent that, such failure has materially prejudiced the Indemnifying Party’s ability to defend successfully a Third Party Claim. Thereafter, the Notifying Party will give the Indemnifying Party, promptly after the Notifying Party’s (or Indemnified Parties’, as applicable) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Notifying Party (or Indemnified Party, as applicable) relating to any such Third Party Claim.

(ii) The Indemnifying Party shall respond, in writing, to such Third Party Claim Notice within fifteen (15) Business days after receipt of the Third Party Claim Notice (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights), stating whether it agrees to assume the obligation to indemnify the Indemnified Party pursuant to the terms of this Agreement with respect to such Third Party Claim and will agree to contest and defend such Third Party Claim or whether it refuses to assume the obligation to indemnify the Indemnified Party with respect to such Third Party Claim and/or to contest and defend such Third Party Claim.

(iii) If Indemnifying Party agrees to accept the obligation to indemnify the Indemnified Party with respect to such Third Party Claim and defend and contest such Third Party Claim, then the Indemnifying Party shall be entitled to contest and defend such Third Party Claim by so stating in its response. Reputable attorneys reasonably acceptable to the Indemnified Party employed by the Indemnifying Party shall conduct such contest and defense. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute Losses), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense and shall defer to the judgment of the attorneys employed by the Indemnifying Party. Notwithstanding the foregoing, if (i) the Indemnified Party reasonably determines that there is a conflict of interest that prevents the Indemnifying Party from adequately representing the Indemnified Party’s interests with respect to a Third Party Claim, (ii) a Third Party Claim seeks relief other than the payment of monetary damages, (iii) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would adversely affect the ongoing business or reputation of the Indemnified Party or (iv) the Indemnified Party would not be fully indemnified with respect to such Third Party Claim, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and the Indemnifying Party shall reimburse the Indemnified Party for its reasonable out of pocket costs and expenses (including reasonable fees of outside counsel) for such contest, defense or settlement of such Third Party Claim.

(iv) If the Indemnifying Party agrees to accept the obligation to indemnify the Indemnified Party with respect to Losses incurred in connection with such Third Party Claim but either does not elect to assume or is prevented from assuming the defense of such Third Party Claim within the time period set forth, the Indemnified Party shall defend such Third Party Claim through counsel chosen by it at its own expense (and with the right of the Indemnified Party for indemnification of such expenses in accordance with this Article 7), provided the Indemnified Party will not admit to any liability or concede, settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnifying Party shall, at its own expense, cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(v) If the Indemnifying Party assumes the defense of a Third Party Claim: (i) the Indemnified Party will not admit to any liability, or concede, settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the Indemnifying Party will not settle or compromise any Third Party Claim, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), if such compromise or settlement: (A) seeks relief other than the payment of monetary damages, (B) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would place a material limitation on the future operations of the Indemnified Party, (C) affects in a manner materially adverse to the Indemnified Party any other Third Party Claim that reasonably may be expected to be made against such Person or (D) does not release the Indemnified Party (including the Notifying Party) from all liability regarding such Third Party Claim, other than any liability being satisfied by the Indemnifying Party hereunder

7.6 No Contribution. No Indemnifying Party shall make any claim for subrogation, indemnification, contribution, reimbursement or right of advancement from the Indemnified Party with respect to any Losses claimed by any Indemnified Party, and all such Indemnifying Parties hereby waive any such right of subrogation, indemnification, contribution, reimbursement or right of advancement from the Indemnified Parties it has or may have in the future.

7.7 No Claim Against Trust Account. Notwithstanding anything herein to the contrary and to the fullest extent permitted by Applicable Law, each of the Company, the Selling Securityholders and the Selling Securityholders’ Representative waive any right to bring a claim or otherwise recover any funds from the Trust Account, unless such claim or recovery against the Trust Account is expressly permitted under Applicable Law.

7.8 Effect of Investigation. Notwithstanding the rights of the Parent Indemnitees to recover Losses pursuant to Section 7.5, Parent and Merger Sub are not aware of any facts or circumstances that would serve as the basis for a claim by any Indemnified Party against Company or any Selling Securityholders based upon a breach of any representation or warranty of the Company contained in this Agreement or breach of any of Company’s covenants or agreement to be performed by it at or prior to Closing. Parent, Merger Sub and the Surviving Corporation, on behalf of themselves and all Parent Indemnitees, shall be deemed to have waived in full any breach of any of Company’s representations and warranties and any such covenants and agreements of which Parent and/or Merger Sub has such awareness at the Closing.

7.9 Exclusive Remedy. Following the Closing, except for (a) claims for fraud against any Indemnifying Party who committed, participated in or had actual knowledge of such fraud, (b) claims for equitable relief and (c) claims pursuant to any other agreement (other than this Agreement) entered into in connection with this Agreement and the transactions contemplated hereby, the rights to indemnification, compensation or reimbursement under this Article 7 shall be the sole and exclusive remedy with respect to the subject matter of this Agreement.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual agreement of the Company and Parent.

(b) By Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. New York Time on August 31, 2021 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose Willful Breach has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date), (ii) there shall be a final non-appealable order of any Governmental Authority in effect preventing consummation of the Merger, or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal.

(c) By Parent if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any portion of the Assets of the Company, or limit its operation of the Company’s business, as a result of the Merger.

(d) By Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company has not cured such breach within ten (10) Business Days after Parent delivers written notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, to be satisfied.

(e) By the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and (i) Parent has not cured such breach within ten (10) Business Days after Company delivers a written notice of such breach to Parent (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied.

(f) By Parent, if the Company shall not have obtained and delivered to Parent the Joinder Agreements or irrevocable Stockholder Written Consents of the Principal Stockholders representing the Requisite Stockholder Vote within four (4) hours after the execution of this Agreement by the Company.

(g) By Parent, if at any time prior to such time (i) trading in the Parent's Common Stock or other equity shall have been suspended by the SEC or Nasdaq or trading in securities generally on the New York Stock Exchange or Nasdaq shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of Parent, impractical or inadvisable to proceed with the Closing.

(h) By Parent, if between the date hereof and the Closing, a Company Material Adverse Effect has occurred.

(i) By the Company if the Special Meeting shall not have commenced and be concluded on or prior to June 31, 2021.

8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders or Affiliates or Associates in connection herewith; provided, however, that Parent, Merger Sub and the Company shall each remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 8.2, and Article 9 and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by email transmission or by nationally recognized overnight courier prepaid, to the parties at the following electronic or physical addresses:

If to Parent or Merger Sub, to:

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attn: William F. Harley III

Email: mickey@greenrosecorp.com

with a copy (which shall not constitute notice) to:

Tarter Krinsky & Drogin LLP

1350 Broadway

11th Floor

New York, NY 10018

Attention: Guy N. Molinari, Esq.

Fax: (212) 216-8100

Email: gmolinari@tarterkrinsky.com

If to the Company prior to Closing, to:

Shango Holdings Inc.

3900 Hualapai Way, Suite 128

Las Vegas, NV 89147

Attn: Gary Rexroad

Email: brandon@rexroadmarquis.com

with a copy (which shall not constitute notice) to:

Law Offices of Jason R. Wisniewski

2372 Morse Avenue #946

Irvine, CA 92614

Attn: Jason R. Wisniewski, Esq.

Fax: (949) 569-5074

Email: jason@jrwlawoffices.com

If to the Selling Securityholders’ Representative, to:

Gary Rexroad

1185 Magnolia Avenue

Suite E-383

Corona, CA 92879

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by email to the email address as provided for in this Section 9.1, be deemed given upon confirmation of successful completion of such email, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other parties.

9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the confidentiality provisions of the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with their terms.

9.3 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Parent and the Company and, with respect to Article 7 and Article 9 only, the Selling Securityholders’ Representative and Selling Securityholders, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Parent Indemnitees entitled to indemnification under Article 7.

9.4 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) and any attempt to do so shall be void; provided, however that Parent or Merger Sub shall be entitled to assign its rights, duties and obligations hereunder, including Merger Sub’s obligation to merge with the Company, to any one or more Subsidiaries or Affiliates of Parent or Merger Sub, provided that no such assignment shall relieve Parent or Merger Sub from its duties and obligations under this Agreement. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

9.5 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.7 Governing Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement (whether based on contract, tort, equity or otherwise), shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Nevada.

9.8 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.9 Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEVADA, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.1. NOTHING IN THIS SECTION 9.9, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION BROUGHT IN ACCORDANCE WITH THIS SECTION 9.9 SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.10 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or by electronic mail in Portable Document Format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 Amendment and Modification. This Agreement may be amended, modified or supplemented by Parent, the Company and the Selling Securityholders’ Representative at any time prior to the Closing, and by Parent and the Selling Securityholders’ Representative at any time following the Closing (notwithstanding any stockholder approval); provided, however, that after approval of the Transactions by the stockholders of the Company, no amendment shall be made which pursuant to Applicable Laws requires further approval by such stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties.

9.12 Extension; Waiver. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9.13 Selling Securityholders’ Representative of the Selling Securityholders; Power of Attorney.

(a) By virtue of the terms of the Joinder Agreements or by accepting any consideration payable hereunder, each Selling Securityholder shall be deemed to have consented to the appointment of Gary Rexroad as the Selling Securityholders’ Representative, as the attorney-in-fact for and on behalf of each such Selling Securityholder, and the taking by the Selling Securityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Selling Securityholders’ Representative under this Agreement, including the exercise of the power to (a) execute and deliver this Agreement and the Escrow Agreement, and, in each case, any amendment thereof or waiver thereunder, (b) authorize delivery to Parent of the Escrow Amount, or any portion thereof, in satisfaction of Indemnification Claims, (c) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to Indemnification Claims, (d) resolve any Indemnification Claims, and (e) take all actions necessary in the judgment of the Selling Securityholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Selling Securityholders’ Representative has unlimited authority and power to act on behalf of each Selling Securityholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement or the Escrow Agreement. The Selling Securityholders will be bound by all actions taken by the Selling Securityholders’ Representative in connection with this Agreement or the Escrow Agreement, and Parent shall be entitled to rely on any action or decision of the Selling Securityholders’ Representative. The Selling Securityholders’ Representative will incur no Liability with respect to any action taken or suffered by the Selling Securityholders’ Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Selling Securityholders’ Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Selling Securityholders’ Representative own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Selling Securityholders’ Representative may rely on the advice of counsel, and the Selling Securityholders’ Representative will not be liable to the Selling Securityholders’ Representative for anything done, omitted or suffered in good faith by the Selling Securityholders’ Representative based on such advice. The Selling Securityholders’ Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Selling Securityholders’ Representative. If and to the extent any such appointment of the Selling Securityholders’ Representative is revoked, such revocation shall be considered a breach of this Agreement and Parent shall be entitled to any such resulting Losses from such revocation without regard to the Deductible. The initial Selling Securityholders’ Representative may appoint a successor Selling Securityholders’ Representative and such appointment shall become effective upon written notice to Parent. The Selling Securityholders’ Representative may be removed by action of a majority of the Selling Securityholders. In the event of the resignation, removal, death or incapacity of the Selling Securityholders’ Representative, a successor Selling Securityholders’ Representative shall thereafter be appointed by vote or written consent of a majority of the Selling Securityholders. Any new or successor Selling Securityholders’ Representative will assume all rights and obligations of the initial Selling Securityholders’ Representative under this Agreement.

(b) The Selling Securityholders shall indemnify and hold harmless the Selling Securityholders’ Representative against any Loss incurred by the Selling Securityholders’ Representative or any of his Affiliates and any of their respective consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to his conduct as the Selling Securityholders’ Representative, other than Losses resulting from the Selling Securityholders’ Representative’s willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement.

(c) Parent shall deduct the Expense Fund from the amounts otherwise payable to the Selling Securityholders pursuant to, and in the manner set forth in, Section 1.7 and deposit such amount with the Selling Securityholders’ Representative, which will be used for the purposes of paying directly, or reimbursing, the Selling Securityholders’ Representative for, any third party expenses pursuant to this Agreement and the Ancillary Agreements. As soon as reasonably determined by the Selling Securityholders’ Representative that the Expense Fund is no longer required to be withheld, the Selling Securityholders’ Representative shall distribute the remaining Expense Fund (if any) in accordance with Section 1.9(c). All amounts contributed to the Expense Fund shall be treated for all purposes of this Agreement as having been paid to the Selling Securityholders, and Parent and the Paying Agent shall have no Liability whatsoever with respect to the Expense Fund.

9.14 Made Available. The parties agree that the words “made available” or words of similar import mean that, on or before 8:00 a.m. New York time on the third (3rd) Business Day immediately preceding the date of this Agreement, the Company has posted complete and correct copies of such materials to the Data Room and that Parent and its Representatives had continuous access to such materials in the Data Room during the three (3) Business Days prior to the date of this Agreement.

9.15 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE 10
DEFINITIONS

10.1 Definitions. For the purposes of this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

“2021 Milestone Payment” means up to such number of shares of Parent’s Common Stock equal to the quotient obtained by dividing (i) the 2021 Revenue Amount by (ii) the Parent Common Stock Price, rounded up to the nearest whole share of Parent Common Stock, subject to adjustment pursuant to Section 1.16; provided, however, that such amount shall not in any event exceed Twenty Million and 00/100 Dollars ($20,000,000.00).

“2021 Milestone Payment Date” means the date on which Parent has determined the shares of Parent Common Stock to be issued as the 2021 Milestone Payment; provided, however, that such calculation be made no later than sixty (60) days following the completion of Parent’s 2021 Fiscal Year.

“2021 Revenue” means the revenue of the Surviving Corporation and its Subsidiaries on a consolidated basis for FY 2021, calculated in accordance with GAAP as consistently applied in accordance with the Audited Financial Statements, plus any Revenue Credit.

“2021 Revenue Amount” means the product obtained by multiplying (i) the quotient obtained by dividing (a) the 2021 Revenue by (b) the 2021 Target Revenue, by (ii) Twenty Million and 00/100 Dollars ($20,000,000.00), rounded up to the nearest whole cent.

“2021 Target Revenue” means an amount equal to Fifty-Five Million and 00/100 Dollars ($55,000,000.00).

“2022 Catch-Up Amount” means (i) the product obtained by multiplying (a) the quotient obtained by dividing (1) the 2022 Catch-Up Revenue by (2) the 2021 Target Revenue, by (b) Twenty Million and 00/100 Dollars ($20,000,000.00), rounded up to the nearest whole cent, (ii) minus the 2021 Revenue Amount.

“2022 Catch-Up Revenue” means the sum of (i) the 2021 Revenue plus (ii) the 2022 Revenue up to a maximum amount not to exceed the 2021 Target Revenue.

“2022 Milestone Payment” means (i) such number of shares of Parent’s Common Stock equal to the quotient obtained by dividing (a) the 2022 Catch-Up Amount by (b) the Parent Common Stock Price, plus (ii) such number of shares of Parent’s Common Stock equal to the quotient obtained by dividing (a) the 2022 Revenue Amount by (b) the Parent Common Stock Price, rounded up to the nearest whole share of Parent Common Stock, subject to adjustment pursuant to Section 1.16; provided, however, that such amount shall not in any event exceed the difference of Forty-Five Million and 00/100 Dollars ($45,000,000.00) minus the 2021 Milestone Payment.

“2022 Milestone Payment Date” means the date on which Parent has determined the shares of Parent Common Stock to be issued as the 2022 Milestone Payment; provided, however, that such calculation be made no later than sixty (60) days following the completion of Parent’s 2022 Fiscal Year.

“2022 Revenue” means the revenue of the Surviving Corporation and its Subsidiaries on a consolidated basis for FY 2022, calculated in accordance with GAAP as consistently applied in accordance with the Audited Financial Statements, plus any Revenue Credit.

“2022 Revenue Amount” means the product obtained by multiplying (i) the quotient obtained by dividing (a) the difference of the 2022 Revenue minus the 2022 Catch-Up Revenue by (b) the 2022 Target Revenue, by (ii) Twenty-Five Million and 00/100 Dollars ($25,000,000.00), rounded up to the nearest whole cent.

“2022 Target Revenue” means an amount equal to Ninety-Two Million and 00/100 Dollars ($92,000,000.00).

“2023 Catch-Up Amount” means (i) the product obtained by multiplying (a) the quotient obtained by dividing (1) the 2023 Catch-Up Revenue by (2) the sum of the 2022 Target Revenue plus the 2023 Target Revenue, by (b) Forty-Five Million and 00/100 Dollars ($45,000,000.00), rounded up to the nearest whole cent, (ii) minus the 2021 Revenue Amount, (iii) minus the 2022 Revenue Amount.

“2023 Catch-Up Revenue” means the sum of (i) the 2021 Revenue plus (ii) the 2022 Revenue plus the 2023 Revenue up to a maximum amount not to exceed the sum of the 2021 Target Revenue plus the 2022 Target Revenue.

“2023 Milestone Payment” means (i) such number of shares of Parent’s Common Stock equal to the quotient obtained by dividing (a) the 2023 Catch-Up Amount by (b) the Parent Common Stock Price, plus (ii) such number of shares of Parent’s Common Stock equal to the quotient obtained by dividing (a) the 2023 Revenue Amount by (b) the Parent Common Stock Price, rounded up to the nearest whole share of Parent Common Stock, subject to adjustment pursuant to Section 1.16; provided, however, that such amount shall not in any event exceed the difference of Sixty-Five Million and 00/100 Dollars ($65,000,000.00) minus the 2021 Milestone Payment, minus the 2022 Milestone Payment.

“2023 Milestone Payment Date” means the date on which Parent has determined the shares of Parent Common Stock to be issued as the 2023 Milestone Payment; provided, however, that such calculation be made no later than sixty (60) days following the completion of Parent’s 2023 Fiscal Year.

“2023 Revenue” means the revenue of the Surviving Corporation and its Subsidiaries on a consolidated basis for FY 2023, calculated in accordance with GAAP as consistently applied in accordance with the Audited Financial Statements, plus any Revenue Credit.

“2023 Revenue Amount” means the product obtained by multiplying (i) the quotient obtained by dividing (a) the difference of the 2023 Revenue minus the 2023 Catch-Up Revenue by (b) the 2023 Target Revenue, by (ii) Twenty Million and 00/100 Dollars ($20,000,000.00), rounded up to the nearest whole cent.

“2023 Target Revenue” means an amount equal to Ninety-Nine Million and 00/100 Dollars ($99,000,000.00).

“Acceleration Event” has the meaning set forth in Section 1.16(g).

“Accredited Investor Certification” means the Accredited Investor Certification substantially in the form of Exhibit G attached hereto.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of an intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any sale, dividend, split or other disposition of any capital stock or other Equity Interests of the Company or any of the Company Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of the Company Subsidiaries; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of any material properties or assets of the Company or any of the Company Subsidiaries (including by way of exclusive license or joint venture formation) in any single transaction or series of related transactions (other than in the ordinary course of business consistent with past practice); or (iii) any tender offer (including a self-tender), exchange offer, liquidation, dissolution, liquidation, recapitalization or other significant corporate reorganization of the Company or any of the Company Subsidiaries, or any extraordinary dividend, whether of cash or other property.

“Action” means any claim, action, cause of action, suit, demand, tender of indemnity, complaint, petition, investigation, proceeding, violation notice, notice of liability, enforcement, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Consideration” has the meaning set forth in Section 1.6(e).

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Consideration” has the meaning set forth in Section 1.6.

“Agreed Amount” has the meaning set forth in Section 7.5(a)(iii).

“Agreement” has the meaning set forth in the Preamble.

“Allocated Portion” of any distribution or Payback Amount means, with respect to each Selling Securityholder, the aggregate amount allocated to shares of Company Common Stock held by such Selling Securityholder.

“Allocation Certificate” means, with respect to (i) a distribution of the Initial Consideration or any Additional Consideration or (ii) any Payback Amount, a spreadsheet setting forth the Company’s calculations of the following items:

(a) the amount allocated to each share of Company Common Stock calculated in accordance with the Allocation Principles;

(b) the aggregate amount allocated to each Company Stockholder;

(c) in the case of a distribution, the aggregate amount allocated to all Company Stockholders (which amount will be deposited with the Paying Agent for further distribution to the Company Stockholders); and

(d) other breakdown or backup calculations that Parent may reasonably request.

“Allocation Principles” means an allocation in accordance with the Company Charter as set forth below:

(a) the Initial Consideration shall be allocated to each share of Company Common Stock in accordance with the Company Charter and as if the Deemed Consideration at the time of such distribution were the only consideration payable;

(i) any Additional Consideration shall be allocated to each share of Company Common Stock in an amount equal to:

(ii) the aggregate amount that would have been allocable thereto in accordance with the Company Charter if the Deemed Consideration (after giving effect to the availability of such Additional Consideration) at the time of such distribution were the only consideration payable, minus

(iii) an amount equal to (x) the aggregate amount of the Initial Consideration and any Additional Consideration previously allocated thereto minus (y) the aggregate Payback Amount previously allocated thereto.

(b) any Payback Amount shall be allocated as follows: a portion thereof shall be allocated to each share of Company Common Stock in an amount equal to:

(i) an amount equal to (A) the aggregate amount of the Initial Consideration and any Additional Consideration previously allocated thereto minus (B) the aggregate Payback Amount previously allocated thereto, minus

(ii) the aggregate amount that would have been allocable thereto in accordance with the Company Charter if the Deemed Consideration (after giving effect to the reduction by such Payback Amount) at such time were the only consideration payable.

“Ancillary Agreements” means the Stockholder Written Consent, Joinder Agreements, the Escrow Agreement, the Articles of Merger and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules, Annexes and Exhibits hereto and thereto.

“Annual Financial Statements” means the audited balance sheet of the Company as of December 31, 2019 and 2020, and the related audited statement of operations and statement of cash flows for the twelve-month period ended on such date.

“Applicable Laws” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Applicable Parent Accounting Principles” means GAAP as applied in the preparation of the Parent’s historical financial statements.

“Approval” means any approval, authorization, consent, permit, qualification or registration, clearance or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, as applicable.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Assumed Liabilities” has the meaning set forth in Section 1.6.

“Assumed Liabilities Shortfall” means the amount by which the aggregate Assumed Liabilities as of the Closing are less than Nine Million and 00/100 Dollars ($9,000,000.00), if any.

“Audited Financial Statements” means the Company’s financial statement that has been prepared in accordance with GAAP and that has been audited by an independent certified public accountant agreeable to Parent, in its reasonable discretion, in accordance with generally accepted auditing standards and includes notes to the financial statement.

“Award Amount” has the meaning set forth in Section 7.5(a)(iv)(A).

“Base Net Working Capital” means Six Hundred Thousand and 00/100 Dollars ($600,000.00).

“Budget” has the meaning set forth in Section 5.20.

“Books and Records” means all files, documents, instruments, papers, books and records, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Nevada or New York are authorized or obligated to close.

“Cannabis Approvals” has the meaning set forth in Section 5.7(c).

“Cannabis Licenses” means any temporary, provisional or permanent permit, license, registration, variance, clearance, consent, commission, franchise, exemption, order, authorization, or approval from any Governmental Authority (including without limitation those in the States of California, Michigan, Nevada and Oregon) that regulates the cultivation, manufacture, processing, marketing, sale or distribution of cannabis products, whether for medical or recreational use.

“Capital Commitment” has the meaning set forth in Section 5.20(a).

“Capitalization Table” has the meaning set forth in Section 2.3(c).

“Cash Flow from Operating Activities” means, as of any period of time, the operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets of the Company and all of its subsidiaries during such period of time, calculated on a consolidated basis in accordance with GAAP, and determined by reference to Parent’s audited financial statements for such Fiscal Year. The computation should equal net cash flow provided by operating activities as reflected in the Company’s audited financial statements and does not include the net cash flow from either investing or financing activities.

“Certificate” has the meaning set forth in Section 1.16(b).

“Charter Documents” means, as applicable, the (a) articles or certificate of incorporation, certificate of formation, articles of organization or certificate of limited partnership and (b) bylaws, limited liability company agreement or limited partnership agreement of any Person, as in effect as of the date hereof.

“Claim Amount” has the meaning set forth in Section 7.5(a)(i).

“Claim Notice” has the meaning set forth in Section 7.5(a)(i).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash Consideration” means the sum of (i) Thirty-One Million and 00/100 Dollars ($31,000,000.00) plus (ii) the Assumed Liabilities Shortfall, if any.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Filing” has the meaning set forth in Section 5.6(b).

“Closing Payment Certificate” has the meaning set forth in Section 1.9(a).

“Closing Press Release” has the meaning set forth in Section 5.6(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Ancillary Agreement” has the meaning set forth in Section 2.2.

“Company Board” has the meaning set forth in Section 2.2.

“Company Charter” means the Company’s Articles of Incorporation as in effect as of the date hereof.

“Company Common Stock” has the meaning set forth in Section 2.3(a).

“Company Disclosure Schedule” has the meaning set forth in Article 2.

“Company Financials” means the Interim Financial Statements and the Annual Financial Statements.

“Company Material Adverse Effect” means a change, effect, event, occurrence or circumstance, whether known or unknown, that is, individually or in the aggregate, materially adverse to the business, condition (financial or other), operations, results of operations, Assets or Liabilities of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect with respect to such entity (except to the extent, in the case of clauses (i) through (iii) below, they have a disproportionate effect on such entity and the Company Subsidiaries, taken as a whole, as compared to the other companies in the industry in which such entity and its subsidiaries operate): (i) changes in conditions in the U.S. or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (ii) changes in legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and the Company Subsidiaries conducts business, (iii) changes in GAAP, (iv) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including, without limitation, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism that do not disproportionately affect the Company or Company Subsidiaries, (vi) any pandemic, epidemic or any publicly declared health emergency; (vii) any action taken by the Company or any Company Subsidiary at the request of Parent or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying changes, events, circumstances, conditions or effects that contributed to such failure may be being taken into account in determining whether such failure has resulted in a Company Material Adverse Effect).

“Company Note” has the meaning set forth in Section 2.3(i).

“Company Note Payoff Amount” has the meaning set forth in Section 6.2(g)(vi).

“Company-Owned Intellectual Property Rights” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company and each Company Subsidiary, including the Company Registered Intellectual Property.

“Company Products” means all products or service offerings of the Company and each Company Subsidiary that are being marketed, sold, or distributed, including any products or service offerings under development.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company or any Company Subsidiary.

“Company Stock” has the meaning set forth in Section 1.10(b)(i).

“Company Stockholder” means any holder of Company Common Stock.

“Company Subsidiaries” has the meaning set forth in Section 2.4(a).

“Company Transaction Expenses” means, to the extent unpaid as of the Last Balance Sheet Date and whether or not due and payable as of the Closing or in the future, (a) all fees, costs and expenses (including, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company, any Company Subsidiary, or any stockholder of the Company (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions; (b) any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions, other than those that are to be borne by Parent pursuant to the terms of this Agreement); and (c) all amounts (excluding any associated withholding) payable by the Company or any Company Subsidiary, solely or partially as a result of the consummation of the Transactions or a termination of employment or engagement that occurs on or prior to the Closing, pursuant to any Contract or Applicable Laws and any payments under any “change of control,” retention, bonus, termination, compensation, severance or other similar arrangements payable to any current or former or retired employee, director, consultant or independent contractor of the Company or any Company Subsidiary or the beneficiary or dependent of such Person (including severance and similar payments that are subject to “single trigger” or “double trigger” payment conditions requiring a “change of control” and cash payments contemplated in Section 5.13(c)).

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Continuing Personnel” has the meaning set forth in Section 5.13(a).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment, arrangement, or undertaking of any nature, whether express or implied, in each case as amended and supplemented from time to time.

“Data Room” means the virtual data room managed by the Company in connection with the Transactions.

“Deductible” has the meaning set forth in Section 7.2(b)(i).

“Deemed Consideration” at any time means (i) the Initial Consideration, plus (ii) the aggregate amount of Additional Consideration paid or payable as of such time, and minus (iii) the aggregate Payback Amount paid or payable as of such time.

“Deposit Materials” means any Intellectual Property relating to any Company Product, including Software source code that has been disclosed or delivered to a third-party technology escrow agent or company.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Share Payments” has the meaning set forth in Section 1.8(c).

“Dissenting Shares” means any shares of Company Common Stock that are held by a Company Stockholder immediately prior to the Effective Time and in respect of which appraisal rights have been perfected in accordance with the NRS in connection with the Merger and have not been effectively withdraw or lose (through failure to perfect or otherwise).

“Earnout Payment” has the meaning set forth in Section 1.16(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential Liability (including potential Liability for investigatory costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release of any hazardous materials or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety worker safety, or other Applicable Laws (including common law) relating to hazardous materials, or pertaining to restrictions on hazardous materials in products, requirements to take-back or recycle used products or wastes, or product packaging or labeling.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into such.

“Equityholder Matter” means any Dissenting Share Payments and any Losses related thereto or arising therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to the Company, each Company Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company, or such other Person as Parent and Company may mutually agree.

“Escrow Agreement” means the agreement in substantially the form attached as Exhibit F.

“Escrow Amount” means Three Million and 00/100 Dollars ($3,000,000.00).

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.13(a).

“Executives” has the meaning set forth in Section 7.6.

“Expense Amount” means Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

“Expense Fund” means the expense fund established by deposit of the Expense Amount with the Selling Securityholders’ Representative in accordance with the terms of this Agreement.

“Expiration Date” has the meaning set forth in Section 7.1.

“Expiration Date Retained Escrow Amount” has the meaning set forth in Section 7.5(a)(vi).

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Net Working Capital” has the meaning set forth in Section 1.13(b)(i).

“FIRPTA Certificate” has the meaning set forth in Section 5.8.

“FIRPTA Notice” has the meaning set forth in Section 5.8.

“Fiscal Year” or “FY” means, for any particular year the 12-month period beginning on January 1 and ending on December 31 of such year.

“Fundamental Representations” has the meaning set forth in Section 7.2(b)(ii).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Cap” has the meaning set forth in Section 7.2(b)(iii).

“Governmental Authority” means any governmental authority, quasi-governmental authority (including, but not limited to the Securities and Exchange Commission), court, tribunal, arbitral or judicial body (including any grand jury), arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision, and shall include any stock exchange, quotation service, the New York Stock Exchange and NASDAQ.

“Harmful Code” means any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the technology industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

“Identified Employees” shall mean the employees of the Company listed in Schedule A-1.

“Inbound License” has the meaning set forth in Section 2.19(c).

“Indebtedness” means each of the following, whether or not contingent or due and payable: (i) indebtedness of the Company or any of the Company Subsidiaries for borrowed money, including all convertible debt, bridge loans, and all debt that becomes due and payable solely or partially as a result of the Transactions; (ii) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of the Company or any of the Company Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of the Company or any of the Company Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of the Company or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by the Company or any of the Company Subsidiaries or secured by a Lien on the assets of the Company or any of the Company Subsidiaries; (vii) any accounts payable of the Company or any of the Company Subsidiaries that are overdue more than three (3) months; (viii) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing in connection with the termination thereof; and (ix) all accrued interest on any of the foregoing.

“Indemnification Claim” has the meaning set forth in Section 7.1(c).

“Indemnity Cap” has the meaning set forth in Section 7.2(b)(iv).

“Independent Accountant” has the meaning set forth in Section 1.13(b)(i).

“Independent Contractor” has the meaning set forth in Section 2.19(l).

“Information Statement” has the meaning set forth in Section 5.2(a)(ii).

“Initial Consideration” has the meaning set forth in Section 1.6(a).

“Intellectual Property” means any and all technology, Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, tools, databases, lab notebooks, invention disclosures, materials, inventions (whether patentable or not), improvements, trade secrets, proprietary information, know-how, databases and data collections, invention disclosures, technical data and customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories, business plans, product roadmaps, works of authorship, and documentation relating to any of the foregoing, and any other tangible embodiments of Intellectual Property Rights, whether in electronic, written or other form.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) rights in trade secrets, confidential information, or proprietary information related to Intellectual Property; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) rights in domain names and uniform resource locators; (v) rights in industrial designs; (vi) rights in trademark and service mark registrations and applications for registration therefor, trade names, logos, common law trademarks and service marks, and related goodwill; (vii) all rights in databases and data collections; (viii) all moral and economic rights of authors and inventors, however denominated; and (ix) any similar or equivalent rights to any of the foregoing.

“Interim Financial Statements” means the unaudited balance sheet of the Company as of January 31, 2021, and the related unaudited statement of operations and statement of cash flows for the one (1) month period ended on such date.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

“IP Representations” has the meaning set forth in Section 7.1(a).

“IRS” means the United States Internal Revenue Service or any successor entity.

“Joinder Agreement” has the meaning set forth in the in Recitals.

“knowledge of the Company” or similar phrase means the actual knowledge of a particular fact, circumstance, event or other matter in question of any of the individuals set forth in Schedule A-2. Any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Person would reasonably be expected to obtain such knowledge while performing his or her duties to the Company and/or the Company Subsidiaries, as applicable.

“knowledge of the Parent” or similar phrase means the actual knowledge of a particular fact, circumstance, event or other matter in question of any of the individuals set forth in Schedule A-3. Any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Person would reasonably be expected to obtain such knowledge while performing his or her duties to Parent and/or Merger Sub, as applicable.

“Last Balance Sheet” means the consolidated balance sheet of the Company as of the Last Balance Sheet Date and included in the Company Financials.

“Last Balance Sheet Date” means January 31, 2021.

“Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement, including any successor provisions thereof, having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.16(a).

“Letter of Transmittal” has the meaning set forth in Section 1.10(b)(i).

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, due or to become due, whether or not accrued or paid, executory, determined, determinable or otherwise and whether required or not required to be reflected in financial statements under GAAP or the Company’s applicable accounting principles.

“License” means any Contract, commitment, agreement or other arrangement that grants a Person the right to use, practice or otherwise enjoy the benefits of any Intellectual Property or Intellectual Property Rights (including any covenants not to sue or non-assertion covenants with respect to any Intellectual Property Rights).

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for a Permitted Encumbrance or restrictions on transfer generally arising under any applicable federal or state securities Law.

“Litigated Dispute” has the meaning set forth in Section 7.5(a)(iv).

“Loss” or “Losses” means any and all direct out of pocket losses in connection with any deficiencies, judgments, settlements, Action, assessments, Liabilities, losses, damages, interest, fines, penalties, Taxes, costs, charges, assessments, defaults and other losses, whether arising from a Third Party Claim or otherwise, and fees and expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking indemnification, compensation or reimbursement therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by the Wall Street Journal. For the avoidance of doubt Losses shall not include any indirect, incidental, consequential or punitive damages or diminution in value or lost profits.

“Loss Amounts” means any recoverable Losses that are determined by an agreement, a settlement or a court judgment or award (regardless of whether the court judgment or award is or may be appealable) binding on the Selling Securityholders’ Representative (in respect of the Selling Securityholders) and Parent in accordance with Article 7.

“Material Contracts” has the meaning set forth in Section 2.20(a).

“Maximum Cap” has the meaning set forth in Section 7.2(b)(iv).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Milestone Payment Threshold” means that, for the 2021 Fiscal Year, the 2022 Fiscal Year, or the 2023 Fiscal Year, as applicable, the Surviving Company’s Cash Flow from Operating Activities for such Fiscal Year is greater than Zero Dollars ($0).

“Missouri Option” means that certain Option to Purchase dated on or about the date hereof by and between Parent and RMC MO Management, LLC.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NevadaPure” means NevadaPure LLC, a Nevada limited liability company.

“Net Working Capital” means, as of any date, the excess of the current assets of the Company (excluding any deferred Tax assets of the Company) over the current liabilities of the Company, including any payroll or employment taxes incurred by the Company on or prior to the Closing Date (and excluding (i) any deferred Tax liabilities of the Company, (ii) the current portion of any Indebtedness of the Company, and (iii) any Transaction Expenses), in each case as reflected on the balance sheet of the Company as of such date and as calculated in accordance with GAAP, as consistently applied by the Company in accordance with past practices.

“Non-Competition Agreements” has the meaning set forth in the Recitals.

“Notifying Party” has the meaning set forth in Section 7.5(a).

“Objection Notice” has the meaning set forth in Section 7.5(a)(ii).

“Off-the-Shelf Software” means software, other than Open Source Materials, that (i) is generally commercially available from a third party under a standard non-exclusive end-user license, (ii) is and has not been distributed with or incorporated in any Company Product, (iii) is and has been used exclusively for internal purposes, and (iv) was licensed to Company or a Company Subsidiary on a perpetual, non-exclusive basis (a) for all users and work stations of the Company or a Company Subsidiary for fixed payments of less than One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate, or (b) for a single user or work station of the Company or a Company Subsidiary for fixed payments of less than Ten Thousand and 00/100 Dollars ($10,000.00) in the aggregate.

“Offerees” means the employees and independent contractors of the Company and its Subsidiaries to whom offers of continued employment or continued engagement, as applicable, were made by a Parent Employer (excluding the Identified Employees).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other Equity Interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other Equity Interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Outbound License” has the meaning set forth in Section 2.19(c).

“Parachute Payment Waiver” has the meaning set forth in Section 5.14(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock Price” means the volume weighted average price per share of Parent Common Stock (rounded down to the nearest cent) on Nasdaq, or such other exchange on which Parent Common Stock is then listed or quoted on, for the ten (10) consecutive trading days ending on (and including) the last full trading day immediately prior to, as applicable, (1) the 2021 Milestone Payment Date, (2) the 2022 Milestone Payment Date, or (3) the 2023 Milestone Payment Date, as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company.

“Parent Disclosure Schedule” has the meaning set forth in Article 3.

“Parent Employer” has the meaning set forth in Section 5.13(a).

“Parent Indemnitees” has the meaning set forth in Section 7.2(a).

“Parent Material Adverse Effect” means (i) a change, effect, event, occurrence or circumstance, whether known or unknown, that is, or is reasonably likely to, individually or in the aggregate, be, materially adverse to the business, condition (financial or other), operations, results of operations, Assets or Liabilities of Parent and its subsidiaries, taken as a whole, or (ii) a change, effect, event, occurrence or circumstance that is materially adverse to the Parent’s ability to consummate the Transactions.

“Parent Redeemable Warrants” has the meaning set forth in Section 5.19.

“Payback Amount” means any amount due to Parent or Parent Indemnitees, as applicable, on account of (i) a negative difference between the Estimated Closing Net Working Capital, as determined in accordance with Section 1.13, and the Base Net Working Capital or (ii) indemnity payments pursuant to Section 7.5(a)(v), to the extent not otherwise paid from the Escrow Fund or offset against any Earnout Payment.

“Paying Agent” means the Escrow Agent.

“Per Share Additional Consideration” for any share of Company Common Stock means with respect to any Additional Consideration, the portion of the Additional Consideration allocated to such share in accordance with the Allocation Principles and as set forth in the Allocation Certificate for such Additional Consideration.

“Per Share Initial Consideration” for any share of Company Common Stock means the portion of the Initial Consideration allocated to such share in accordance with the Allocation Principles and as set forth in the Allocation Certificate for the Initial Consideration.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Encumbrance” means (i) any statutory lien for Taxes (a) not yet due and payable or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided, that in the case of clause (b), adequate reserves have been established therefor on the Company Financials; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company (or Company Subsidiary) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financials; (iii) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); and (iv) with respect to any real property leased by the Company (a) any encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing encumbrances or encroachments described in clause (iv) does, or would reasonably be expected to, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company’s business.

“Person” means the meaning given to such term in the Securities Act.

“Personal Information” means any information in the possession of the Company about an identifiable individual other than the name, title or business address or telephone number of an employee.

“Plan” means any of the following which covers current or former employees, directors or consultants of the Company or any Company Subsidiary: (i) each employment, consulting, noncompetition, nondisclosure, non-solicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction and change in control plan, program, arrangement, agreement, policy or commitment, (ii) each stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Principal Stockholders” has the meaning set forth in Section 2.6(c).

“Privacy Policies” has the meaning set forth in Section 2.19(r).

“Products Liability Event” shall mean any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Company or any Company Subsidiary which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“PTO” means the United States Patent and Trademark Office.

“Recall” shall mean a product recall, market withdrawal, rework or post sale warning or similar action.

“Registered Intellectual Property” shall mean all United States Intellectual Property Rights that have been recorded or registered in any applicable jurisdiction or are otherwise the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority.

“Related Persons” has the meaning given to such term under the Securities Act.

“Related Parties” has the meaning set forth in Section 2.22.

“Representation Breach Claim” has the meaning set forth in Section 7.2(a)(i).

“Representatives” means, with respect to a Person, its Affiliates and its and their respective officers, directors (or members of any governing body), equityholders, managers, principals, Associates, attorneys, financial advisers, auditors, and other representatives and agents.

“Requisite Stockholder Vote” has the meaning set forth in Section 2.6(b).

“Revenue Credit” has the meaning set forth in Section 5.20(b).

“Revenue Forecast” means that certain schedule of revenues to be delivered by the Company to Parent attributable to the geographies that are forecasted to result from the investment of the Capital Commitment in accordance with the Budget.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Selling Securityholders” means each Company Stockholder that does not perfect such holder’s appraisal rights under the NRS and is entitled to receive cash consideration pursuant to Section 1.7(a).

“Selling Securityholders’ Representative” has the meaning set forth in the Preamble.

“Significant Distributors” has the meaning set forth in Section 2.25(a).

“Significant Suppliers” has the meaning set forth in Section 2.25(b).

“Signing Filing” has the meaning set forth in Section 5.6(b).

“Signing Press Release” has the meaning set forth in Section 5.6(b).

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Stipulated Amount” has the meaning set forth in Section 7.5(a)(ii).

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” means the computer, information technology, telecommunications and data processing assets, systems, equipment, facilities and services used by or for the Company and Company Subsidiaries, including all Software, hardware, servers, sites, circuits, networks, data communications lines, routers hubs, switches, interfaces, websites, communications facilities, platforms, technology, and related systems and services, whether outsourced, cloud-based or otherwise.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL or NRS 78.378-78.3793, as applicable.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, capital gain, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, and any other levy, impost, contribution, duty, liability or charge in the nature of tax of any kind whatsoever, including related withholdings or deductions of any nature and including any interest, penalty, charge, fine or addition thereto, whether disputed or not.

“Tax Authority” means any taxing or other governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Matter” has the meaning set forth in Section 5.12(e)(i).

“Tax Return” means any return, report, information return, estimated return, schedule, certificate, statement or other document (including (i) any amendments or supplements thereto, or (ii) any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

“Third Party Claim” has the meaning set forth in Section 7.5(b)(i).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.12(f).

“Trust Account” means the trust account in the principal amount of One Hundred Seventy-Two Million Five Hundred Thousand Dollars ($172,500,000) established by Parent in connection with its initial public offering and managed by the Paying Agent.

“Unresolved Claims” has the meaning set forth in Section 7.5(a)(vi).

“Willful Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission that the breaching party knows is or would constitute a breach of such representation, warranty, agreement or covenant.

10.2 Construction. Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) when a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated, and (viii) when a statement herein with respect to a particular matter is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the Transactions. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent or the Company. When used herein, all references to $ or dollars shall mean the legal currency of the United States.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

PARENT

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

MERGER SUB

GNRS NV MERGER SUB, INC.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

COMPANY

SHANGO HOLDINGS INC.

By:	/s/ Gary Rexroad
Name:	Gary Rexroad
Title:	Chief Executive Officer

SELLING SECURITYHOLDERS’ REPRESENTATIVE

GARY REXROAD

/s/ Gary Rexroad

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A-1

Form of Joinder Agreement

Joinder Agreement

to

Agreement and Plan of Merger

Reference is hereby made to that certain Agreement and Plan of Merger (the “Agreement”) dated as of March ___, 2021, by and among Greenrose Acquisition Corp., a Delaware corporation (“Parent”), GNRS NV Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Shango Holdings Inc., a Nevada corporation (the “Company”), and Gary Rexroad, an individual and solely in his capacity as the representative of the Selling Securityholders (the “Selling Securityholders’ Representative”) (capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement).

The undersigned hereby acknowledges the following:

1.	The Written Consent, attached hereto as Exhibit A, is hereby incorporated by reference to this Joinder Agreement.

2.	The undersigned hereby waives any rights of pre-emption, purchase option rights, investors’ rights, transfer restriction rights, rights of first notice, negotiation, offer or refusal, rights of approval or other similar rights or restrictions in connection with the Transactions under Applicable Laws, the Company Charter, the bylaws of the Company, applicable Contracts and otherwise.

3.	The undersigned has received and reviewed the Agreement. The undersigned hereby specifically accepts, adopts and agrees to be bound by and comply with all applicable provisions of the Agreement, including the indemnification obligations hereunder, as though a party hereto. The undersigned hereby joins in and executes the Agreement, hereby authorizing executed copies of this Joinder Agreement to be attached to the Agreement or any amendments thereto for the purpose of evidencing the undersigned’s adoption of the Agreement or for any other purpose set forth in the Agreement.

4.	The undersigned hereby appoints Gary Rexroad as the initial Selling Securityholders’ Representative for the purposes set forth in the Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, this Joinder Agreement has been duly executed by the parties hereto as of the day and year set forth below.

IF AN INDIVIDUAL:

By:	DATE:
Print Name:

IF AN ENTITY:

(Entity Name)

By:	DATE:
Print Name:
Title:

Exhibit A-2

Form of Stockholder Written Consent

ACTION BY

Written Consent
of the STOCKHOLDERS of
SHANGO HOLDINGS, INC.,

a Nevada corporation

The undersigned, being holders of not less than a majority of the outstanding shares of the Common Stock (the “Common Stock”) of Shango Holdings, Inc., a Nevada corporation (the “Company”), and acting pursuant to Sections 78.320 and 78.565 of the Nevada Revised Statutes (the “NRS”) and the Company’s Bylaws, do hereby adopt the following resolutions by written consent, which shall have the same force and effect as if adopted at a special meeting of the stockholders of the Company (the “Stockholders”) duly called and held for the purpose of acting upon proposals to adopt such resolutions in accordance with the NRS. A copy of this consent shall be filed with the minutes of the Stockholders:

Approval of MERGER agreement and related actions

WHEREAS, the Company’s Board of Directors (the “Board”) has unanimously approved an Agreement and Plan of Merger to be entered into by and among the Company, Greenrose Acquisition Corp., a Delaware corporation (“Parent”), GNRS NV Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Selling Securityholders’ Representative (as defined therein, the “Representative”), including all exhibits and schedules attached thereto, in substantially the form attached as Exhibit A to that certain Confidential Information Statement which accompanied this written consent (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board declared the Merger Agreement and the Merger fair to, and in the best interests of, the Company and its Stockholders, and has adopted and approved the Merger Agreement, the Merger and the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, and has resolved to submit to, and unanimously recommend the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated thereby, as more specifically described in that certain Confidential Information Statement which accompanied this written consent (the “Information Statement”), by, the Stockholders of the Company; and

WHEREAS, each of the undersigned Stockholders (i) acknowledges receipt of a copy of the Information Statement and the Merger Agreement and acknowledges that he, she or it has had the opportunity to ask the Company questions and to receive answers regarding the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) has been urged to consult with his, her or its own legal, tax and/or financial advisor(s) regarding the consequences to him, her or it of the Merger and the Merger Agreement, and the execution of this Action by Written Consent of the Stockholders, (iii) believes he, she or it has received all information necessary to provide an informed consent of the Merger Agreement and the transactions contemplated thereby, (iv) has reviewed and understands the Merger Agreement and this Action by Written Consent of the Stockholders, and deems approving the Merger and the Merger Agreement to be in the best interests of such Stockholder and the Company, and (v) is competent to execute this Action by Written Consent of the Stockholders free from coercion, duress or undue influence.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the exhibits and schedules attached thereto, in substantially the forms attached as Exhibit A to the Information Statement, and the transactions and agreements contemplated thereby, including the apportionment of the Aggregate Consideration (as defined in the Merger Agreement) pursuant to Article 1 of the Merger Agreement and the indemnification obligations of the Stockholders pursuant to Article 8 of the Merger Agreement, are hereby adopted, ratified and approved, and the undersigned Stockholders irrevocably consent to be bound by the indemnification and other obligations of the Selling Securityholders(as defined in the Merger Agreement) set forth in the Merger Agreement, including without limitation, those set forth in Article 8 thereof; and

RESOLVED FURTHER, that the Merger be, and it hereby is, authorized, approved and consented to in all respects.

WAIVER OF DISSENTERS’ RIGHTS

WHEREAS, a Stockholder of the Company who does not vote in favor of the Merger and is in compliance with all the provisions of the NRS relating to dissenters’ rights, may, under certain circumstances by following procedures prescribed by the NRS, exercise dissenters’ rights to receive cash in an amount equal to the “fair market value” of such shares of the Company’s Common Stock as to which such Stockholder has exercised such dissenters’ rights.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby acknowledges that he, she or it is aware of the undersigned’s rights to dissent to the Merger in accordance with the NRS, and that by signing this written consent, the undersigned irrevocably waives his, her or its dissenters’ rights for such shares in accordance with the NRS with respect to the Merger.

WAIVER OF NOTICE

RESOLVED, that the undersigned Stockholders hereby waive any and all notice or consent requirements, as well as any right of first refusal, tag-along rights and other similar rights, that may be applicable to, or triggered by, the Merger, the Merger Agreement and any of the transactions contemplated therein that are contained in the Company’s current articles of incorporation, the bylaws, in any contract between the Company and/or its subsidiaries, on the one hand, and the undersigned, on the other hand, or under applicable law.

APPOINTMENT OF REPRESENTATIVE; EXPENSE FUND

WHEREAS, under the terms of the Merger Agreement Brandon Rexroad shall act on behalf of the Selling Securityholders as the Representative;

WHEREAS, in connection with the Merger and subject to the terms and conditions of the Merger Agreement, at the closing of the Merger Agreement $250,000.00 (the “Expense Fund Amount”) of the consideration payable to the Selling Securityholders shall be wired by Parent to the Representative to be held by the Representative in a segregated account to be used for the purpose of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to the Merger Agreement; and

WHEREAS, as soon as reasonably determined by the Representative that the Expense Fund Amount is no longer required to be withheld, the remaining Expense Fund Amount (if any) shall be distributed to the Company’s Selling Securityholders in accordance with the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the appointment of Brandon Rexroad as the Representative to act on behalf of the Selling Securityholders in accordance with the terms, provisions and powers set forth in the Merger Agreement be, and hereby is, acknowledged, ratified and approved;

RESOLVED FURTHER, that the Representative is authorized to execute and deliver all documents and to take all actions which he deems necessary or advisable to effect his duties pursuant to the Merger Agreement and any other transaction documents;

RESOLVED FURTHER, that the obligation of the Selling Securityholders to indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred in good faith on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties as Representative, on the terms and subject to the conditions set forth in the Merger Agreement be, and hereby is, authorized, confirmed and approved in all respects;

RESOLVED FURTHER, that all actions, notices, communications and determinations given or made by the Representative in connection with the Merger Agreement shall be deemed to have been authorized by, and shall be binding upon, any and all Selling Securityholders, and no Selling Securityholder shall have the right to object, dissent, protest or otherwise contest the same; and

RESOLVED FURTHER, that the creation of the Expense Fund, as well as the contributions to and the distributions from the Expense Fund, in accordance with the Merger Agreement to pay any expenses arising in connection with the administration of Representative’s duties under the Merger Agreement after the closing of the Merger Agreement and the indemnification of the Representative in accordance with Merger Agreement, be, and hereby is, acknowledged, ratified and approved.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, voting all of the shares of the Company’s capital stock held of record by him, her or it in favor of the resolutions set forth above has executed this Written Consent of the Stockholders as of the date set forth below. This written consent may be executed in two or more counterparts and delivered by facsimile or other electronic transmission (including DocuSign), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

By:
Name:
Title:

Date

Exhibit B

Form of Articles of Merger

Exhibit C

Form of Parent Officer’s Certificate

GREENROSE ACQUISITION CORP.

OFFICER’S CERTIFICATE

_________________, 2021

This Officer’s Certificate is delivered pursuant to Section 6.3(d) of that certain Agreement and Plan of Merger, dated as of March 12, 2021 (the “Agreement”), by and among Shango Holdings Inc., a Nevada corporation (the “Company”), Greenrose Acquisition Corp. (the “Parent”) and GNRS NV Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (the “Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

William F. Harley III certifies that he is the Chief Executive Officer of Parent, and that, as such, he is authorized to execute this certificate on behalf of Parent pursuant to Section 6.3 of the Agreement and DOES HEREBY FURTHER CERTIFY on behalf of Parent, and not in his individual capacity, that:

1.	The representations and warranties of Parent contained in the Agreement are true, correct and complete in all material respects as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects as of such specified earlier date; provided, however, that for purposes of determining the accuracy of any representations and warranties, all materiality, Parent Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

2.	Parent and Merger Sub have performed or complied with, in all material respects, each agreement, covenant and obligation required by the Agreement and the Ancillary Agreements to be so performed or complied with by Parent or Merger Sub on or before the Closing Date.

3.	Since the date of the Agreement, no Parent Material Adverse Effect has occurred.

4.	The conditions set forth in Section 6.3 of the Agreement have been satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first written above.

GREENROSE ACQUISITION CORP.

By:
Name:	William F. Harley III
Title:	Chief Executive Officer

Exhibit D

Form of Letter of Transmittal

FORM OF
LETTER OF TRANSMITTAL
TO SURRENDER SHARES OF COMMON STOCK OF

SHANGO HOLDINGS, INC.

This Letter of Transmittal is being delivered to each record holder of shares of common stock (the “Stock”) of SHANGO HOLDINGS, INC., a Nevada corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated as of March 12, 2021 (the “Merger Agreement”), by and among Greenrose Acquisition Corp., a Delaware corporation (“Parent”), GNRS NV Merger Sub, Inc., a Nevada corporation (“Merger Sub”), and Gary Rexroad, solely in his capacity as the Selling Securityholders’ Representative (“Selling Securityholders’ Representative”) and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) with the Company to be the surviving corporation, and the Company’s outstanding shares of Stock will be converted into the right to receive the consideration set forth in Section 1.6 of the Merger Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. A copy of the Merger Agreement will be made available upon request to the Paying Agent.

In order to exchange your shares of Stock of the Company for the applicable consideration due to you in connection with the Merger, you must deliver a properly completed and duly signed Letter of Transmittal along with a properly completed tax form to the address set forth below.

Please read the accompanying Instructions carefully and then complete and return this Letter of Transmittal and other required materials to the Paying Agent address:

Please complete the following table:

Description of Shares Owned Attach additional sheets if necessary

Name(s) and Address(es) of Registered Holder(s) (Please fill in exactly as name(s) is registered)	Number of Shares:

Total Number of Shares Surrendered:

The Paying Agent is:
Continental Stock Transfer & Trust Company

By Mail	By Hand or Overnight Courier:
Continental Stock Transfer & Trust Co. 1 State Street- 30th Floor New York, NY 10004 Attention: Corporate Actions	Continental Stock Transfer & Trust Co. 1 State Street- 30th Floor New York, NY 10004 Attention: Corporate Actions

For information call: [_____] or email: [____________]

Delivery of this Letter of Transmittal to an address other than as set forth above does not constitute a valid delivery. The instructions accompanying this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed. No alternative, conditional or contingent submissions will be accepted. The method of delivery of this Letter of Transmittal is at the option and risk of the owner.

Ladies and Gentlemen:

In connection with the Merger, the undersigned hereby surrenders the above described Shares.

By virtue of the Merger, each share of Stock shall be converted into the right to receive [PLEASE DESCRIBE] (the “Common Stock Cash Consideration”).

The undersigned, upon request, will execute and deliver any additional documents deemed by Continental Stock Transfer & Trust Company to be necessary or desirable to complete the surrender of the Shares listed above in order to receive payment as a result of the Merger.

All authority herein conferred or agreed to be conferred herein shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned. The surrender of Shares hereby is irrevocable and, once delivered to Continental Stock Transfer & Trust Company, may not be withdrawn under any circumstances.

The undersigned understands that surrender is not made in acceptable form until the receipt by Continental Stock Transfer & Trust Company of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly signed, and of the Shares, together with all accompanying evidences of authority and other documents in form satisfactory to Parent. All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by Parent and such determination shall be final and binding.

The undersigned understands that payment to it of the Common Stock Cash Consideration will be made as promptly as practicable after the surrender of Shares is made in acceptable form. Please retain a copy of this Letter of Transmittal for your records.

Please complete the following table if payment is to be issued to the undersigned:

DELIVERY INSTRUCTIONS
(See General Instructions 2 and 3)

Issue the check representing payment to:

Name: _____________________________________________

(Please Print)

Address: ___________________________________________

__________________________________________________

Telephone Number: __________________________________

Taxpayer Identification Number or Social Security Number ___________________________________________

(See Form W-9 Below)

WIRE TRANSFER INSTRUCTIONS

To be completed ONLY if you desire funds to be delivered to you by wire transfer.

[A wire fee of $50.00 may be deducted from your total payment.]

Bank Name: __________________________________________________________________

Bank Telephone Number: ________________________________________________________

Account Name: _______________________________________________________________

Account Number: _____________________________________________________________

Routing Number or Swift Code (as applicable):_______________________________________

IBAN#: ____________________________________________________________________

Please complete the following table if payment is to be issued in the name of someone other than the undersigned:

SPECIAL PAYMENT INSTRUCTIONS
(See General Instructions 2 and 3)

To be completed ONLY if the payment is to be issued in the name of someone other than the undersigned. NOTE: THE PERSON NAMED IN THESE SPECIAL PAYMENT INSTRUCTIONS MUST BE THE PERSON WHO COMPLETES THE FORM W-9.

Issue the check representing payment to:

Name __________________________________________

(Please Print)

Address ________________________________________

_______________________________________________

Taxpayer Identification Number or

Social Security Number ____________________________

(See IRS Form W-9 attached)

If you complete this box, you will need a signature guarantee by an eligible institution. See General Instruction.

Delivery of a check or wire transfer (if applicable) for cash payment to which you are entitled under the Merger Agreement shall be made within approximately five (5) business days after the receipt by Paying Agent of this Letter of Transmittal.

ACKNOWLEDGEMENTS AND AGREEMENTS

1.	Surrender of Shares

In connection with the Merger pursuant to the Merger Agreement, the undersigned hereby surrenders, subject to the terms and conditions of the Merger Agreement, the Shares noted above owned by the undersigned in exchange for, and for the purpose of receiving, an amount in cash equal to the portion of the Common Stock Cash Consideration and any shares of Parent common stock that may be issued on the 2021 Milestone Payment Date, the 2022 Milestone Payment Date or the 2023 Milestone Payment Date payable pursuant to the Merger Agreement.

2.	Appointment of Selling Securityholders’ Representative

The undersigned acknowledges and agrees to the appointment of Gary Rexroad as the Selling Securityholders’ Representative, with such powers, rights and obligations as are enumerated in the Merger Agreement.

3.	Representations and Warranties. The undersigned hereby represents and warrants to the Company, Parent, Merger Sub and the Paying Agent as follows:

(a)	The undersigned has all requisite power, authority, and legal capacity to execute and deliver this Letter of Transmittal. This Letter of Transmittal, when this Letter of Transmittal is duly and validly executed and delivered by the undersigned, will constitute the legal, valid, and binding obligations of the undersigned and will be enforceable against the undersigned in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and by the availability of equitable remedies.

(b)	The undersigned is the registered holder, as applicable, of the shares of Stock of the Company (the “Securities”). The undersigned owns the Securities, free and clear of all liens, and the undersigned has the full power, right, and authority to transfer the Securities pursuant to the Merger.

This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors, and assignees of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The undersigned agrees that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and agrees to be bound thereby. Submission of the Shares noted above is subject to the terms, conditions, and limitations set forth in the Merger Agreement and the Instructions attached hereto.

[Signature Page to follow]

You are instructed to issue to the undersigned the consideration to which the undersigned is entitled in connection with the Merger as provided for and pursuant to the terms and conditions of the Merger Agreement.

If any holder of Stock is married and such Shares are held jointly with such holder’s spouse, both such holder and his or her spouse must sign this Transmittal Letter Signatures of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or others acting in a fiduciary capacity must include the full title of the signer in such capacity.

PLEASE SIGN HERE

If Holder is a Natural Person:*	If Holder is an Entity:*

By: _________________________________________________
Signature	Name ____________________________________________
Its _______________________________________________

Print Name

Email address
Taxpayer ID No. ________________________________________

Social Security Number

Dated _______________________________________________
Telephone:
Telephone ____________________________________________
If Holder's Spouse Must Sign:
Email address__________________________________________

Signature

Email address

Print Name

Social Security Number

SIGNATURE GUARANTEE
(REQUIRED ONLY IN CASE SPECIFIED IN GENERAL INSTRUCTION 3)

The undersigned hereby guarantees the signature(s) which appear(s) on this Letter of Transmittal	_______________________________________ (Name of Eligible Institution Issuing Guarantee) (Please Print)
Dated: _______________________________

_______________________________________ (Fix Medallion Stamp Above)

*	Must be signed by a registered holder(s) exactly as name(s) appear(s) on share registration, and spouse, if any. See Instructions.

INSTRUCTIONS

1. Letter of Transmittal. This Letter of Transmittal must be properly completed, duly executed, dated, and delivered or mailed to the address set forth on the first page of this Letter of Transmittal in order to exchange shares of the Company for cash in connection with the Merger (sometimes referred to herein as the “Payment”) and (b) any other required documents. The method of delivering documentation is at the option and the risk of the holder. Documentation may be surrendered in person or by mail. Delivery will be deemed made when actually received by the Company.

UNTIL A HOLDER HAS SURRENDERED HIS, HER, OR ITS SHARES, TO THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS LETTER OF TRANSMITTAL, HE, SHE, OR IT WILL NOT RECEIVE PAYMENT OF CONSIDERATION IN RESPECT OF THE MERGER AND DUE TO THE HOLDER WITH RESPECT TO SHARES OF THE COMPANY.

You should complete one Letter of Transmittal listing all Securities registered in the same name. If any Securities are registered in different ways on several account registrations, you will need to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations of shares.

2. Signatures. The signature on this Letter of Transmittal must correspond exactly with the registered name(s) of Shares surrendered or converted unless the Securities described on this Letter of Transmittal have been assigned by the registered holder or holders thereof, in which event this Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee(s) indicated on the transfers.

For a name correction or for a change in name which does not involve a change in ownership, proceed as follows: For a change in name by marriage, etc., the Letter of Transmittal should be signed, e.g., “Mary Doe, now by marriage Mary Jones.” For a correction in name, the Letter of Transmittal should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.” The signature in each case should be guaranteed as described below in Instruction 3.

IMPORTANT: If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act.

3. Guarantee of Signatures. Signatures on this Letter of Transmittal must be guaranteed if the undersigned has completed the table entitled “SPECIAL PAYMENT INSTRUCTIONS” on page 3 hereof. In addition, if there is a name correction or a change in the name that does not involve a change in ownership as described above in Instruction 2, the signatures on this Letter of Transmittal must be guaranteed. Signatures required to be guaranteed on this Letter of Transmittal must be guaranteed by an eligible guarantor institution pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (generally a member firm of the New York Stock Exchange or any bank or trust company which is a member of the Medallion Program). Public notaries cannot execute acceptable guarantees of signatures.

4. Inquiries. All questions regarding appropriate procedures for surrendering shares of Stock of the Company should be directed to the Paying Agent at the mailing address or telephone number set forth on the front page.

5. Additional Copies. Additional copies of this Letter of Transmittal may be obtained from the Paying Agent at the mailing address or telephone number set forth on the front page.

6. Stock Transfer Taxes. Except as described below, the Company will pay all state stock transfer taxes with respect to the delivery of checks in payment for surrendered shares of Stock. If, however, payment is to be made to any person other than the registered holder(s), or if surrendered Shares are registered in the name of any person other than the person(s) signing this Letter of Transmittal, the amount of any state stock transfer taxes (whether imposed on the registered holder(s), the Company or any other person) payable on account of the payment to such other person will be deducted from the merger consideration or must be paid by the recipient or the person signing this Letter of Transmittal unless evidence satisfactory to the Company of the payment of such taxes, or exemption therefrom, is submitted.

7. Internal Revenue Service Forms. Under United States federal income tax law, each United States stockholder receiving Payment is required to provide a correct Taxpayer Identification Number on Internal Revenue Service Form W-9, and to indicate whether the stockholder is subject to backup withholding. Additionally, each non-United States stockholder is required to provide a properly executed Internal Revenue Service Form W-8BEN. Please see “IMPORTANT TAX INFORMATION.”

8. Miscellaneous. Any and all Letters of Transmittal or facsimiles (including any other required documents) not in proper form are subject to rejection. The terms and conditions of the Merger Agreement are incorporated herein by reference and are deemed to form part of the terms and conditions of this Letter of Transmittal.

9. Waiver of Conditions. To the extent permitted by applicable law, the Company and Parent reserve the right to waive any and all conditions set forth herein and accept for exchange any Securities submitted for exchange.

IMPORTANT TAX INFORMATION

Under United States federal income tax law, United States Holders (as defined below) of stock who are receiving any consideration in connection with the Merger are required to provide his, her or its current Taxpayer Identification Number (“TIN”). If such holder is an individual, the TIN is his or her social security number. If the holder does not provide the correct TIN or an adequate basis for an exemption, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service, and any consideration such holder receives in the Merger may be subject to backup withholding at the applicable rate (currently 28%). If withholding results in an overpayment of taxes, a refund from the Internal Revenue Service may be obtained. To prevent backup withholding on any cash payment made to a holder of stock in connection with the Merger Agreement, the holder is required to notify the Paying Agent of his or her correct TIN by completing the enclosed Form W-9 and certifying under penalties of perjury, that the TIN provided on Form W-9 is correct. In addition, the holder must date and sign as indicated. If the holder does not provide the Paying Agent with a certified TIN within 60 days, the Paying Agent must backup withhold a portion of all cash payments made to the holder.

To prevent backup withholding, holders that are not United States holders should (i) submit a properly completed IRS Form W-8BEN, or other applicable form, to the Paying Agent, certifying under penalties of perjury to the holder's foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN, or other applicable form, may be obtained from the Paying Agent.

Certain holders (including, among others, corporations and certain foreign holders) are exempt recipients not subject to these backup withholding requirements. See the enclosed copy of the Form W-9 and the General Instructions to Form W-9. To avoid possible erroneous backup withholding, exempt United States Holders, while not required to file Form W-9, should complete and return the Form W-9.

For purposes of these instructions, a “United States Holder” is (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (including an entity taxable as a corporation) or partnership created under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

See the enclosed “General Instructions” on Form W-9 for additional information and instructions.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY FEDERAL TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) THE ADVICE IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Exhibit E

Form of Company Officer’s Certificate

SHANGO HOLDINGS INC.

OFFICER’S CERTIFICATE

[●]

This Officer Certificate is delivered pursuant to Section 6.2(d) of that certain Agreement and Plan of Merger dated as of March 12, 2021 (the “Merger Agreement”), by and among Greenrose Acquisition Corp., a Delaware corporation, GNRS NV Merger Sub, Inc., Shango Holdings Inc., a Nevada corporation (the “Company”), and Gary Rexroad, an individual, as Selling Securityholders’ Representative. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

The undersigned, being the Chief Executive Officer of the Company, hereby certifies, for and on behalf of the Company, as follows:

1. The representations and warranties in Sections 2.1 (Organization and Qualification), 2.2 (Authorization), 2.3 (Capital Stock), 2.4 (Subsidiaries), 2.6 (No Conflicts) and 2.28 (Anti-Money Laundering) of the Agreement are true, correct and complete in all respects as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such Fundamental Representations which by their express terms are made solely as of a specified earlier date, which are true, correct and complete in all respects as of such specified earlier date) other than inaccuracies that in the aggregate are de minimis.

2. All other representations and warranties of the Company contained in the Agreement (other than those in paragraph 1 above) are true, correct and complete in all material respects as of the Closing Date as if made on and as of the Closing Date (other than, in each case, such representations and warranties which by their express terms are made solely as of a specified earlier date, which are true, correct and complete in all material respects as of such specified earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of any representations and warranties, any update of or modification to the Company Disclosure Schedule made pursuant to Section 5.9 shall be either included or disregarded as provided in Section 5.9.

3. The Company has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto signed this Officer Certificate as of the date first written above.

SHANGO HOLDINGS, INC.

By:
Name:	Gary Rexroad
Title:	Chief Executive Officer

Exhibit F

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [____], 2021 by and among Gary Rexroad (the “Selling Securityholder’s Representative”), Shango Holdings Inc., a Nevada corporation (the “Company”), Greenrose Acquisition Corp., a Delaware corporation (the “Parent”) pursuant to the Merger Agreement (as defined below), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”). Selling Securityholders’ Representative, the Company, the Parent and the Escrow Agent may hereinafter be referred to individually as a “Party” and collectively as, the “Parties”. Capitalized but undefined terms used herein shall have the meaning set forth in the Merger Agreement.

RECITALS

A. WHEREAS, Parent, GNRS NV Merger Sub, Inc., a Nevada corporation and subsidiary of Parent, the Company, and the Selling Securityholders’ Representative have entered into an Agreement and Plan of Merger dated as of March 12, 2021 (the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into Merger Sub and the Company will survive the merger as a wholly owned subsidiary of Parent;

B. WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement and the deposit by Parent with the Escrow Agent of Three Million and 00/100 Dollars ($3,000,000.00) (the “Escrow Amount”) in order to provide source of funding for certain indemnification obligations and net working capital requirements of the Company as described in the Merger Agreement and the Parties wish such deposit to be subject to the terms and conditions set forth herein and in the Merger Agreement; and

C. WHEREAS, pursuant to the terms of the Merger Agreement, the Selling Securityholders have appointed the Selling Securityholders’ Representative as his, her or its true and lawful attorney-in-fact, for and on behalf of each of the Selling Securityholders, with full power and authority to represent such Selling Securityholder and such Selling Securityholder’s successors and assigns with respect to all matters arising under this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Escrow.

1.1 Appointment; Cash Placed in Escrow. Parent, Merger Sub, Company and Selling Securityholders’ Representative hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein. As of the Effective Date, Parent shall deposit or cause to be deposited with the Escrow Agent the Escrow Amount to be held in escrow in accordance with this Agreement.

1.2 Escrow Fund; Escrow Accounts.

(a) The Escrow Agent will issue its written confirmation of the receipt of the Escrow Amount and, upon delivery, shall hold the Escrow Amount, together with all products and investment proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Fund”), and the Escrow Agent shall hold the Escrow Fund in an account established with the Escrow Agent, subject to the terms of Section 3 below (the “Escrow Account”).

(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Fund and shall become part of the Escrow Fund; and shall be disbursed as part of the Escrow Fund in accordance with the terms and conditions of this Agreement.

1.3 Investments. [The Escrow Funds shall be placed in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits] The Escrow Fund shall at all times remain available for distribution in accordance with the terms of this Agreement. While on deposit, the Escrow Agent can earn bank credits or other consideration.1

1.4 Trust Fund. The Escrow Fund shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Parent, Merger Sub, Selling Securityholders’ Representative or any Selling Securityholder. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 5) or earlier distribution in accordance with this Agreement.

Section 2. Release of Escrow Fund.

The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Fund as provided in, this Section 2 as follows:

2.1 Working Capital. If the Final Closing Net Working Capital, as finally determined, is less than the Estimated Closing Net Working Capital then no later than the fifth (5th) calendar day following the earlier of acceptance of the Final Closing Net Working Capital or the resolution by the Independent Accountant of any disputed amounts, the Escrow Agent, acting as Paying Agent (as defined below), shall pay to Parent out of the Escrow Funds an amount equal to the difference between the Final Closing Net Working Capital, as finally determined, and the Estimated Closing Net Working Capital in accordance with Section 1.13(c) of the Merger Agreement, based on a Joint Release Instruction (as defined herein).

2.2 Indemnification. At any time prior to the Expiration Date, as promptly as practicable, but in any event within five (5) Business Days after receiving (i) Joint Release Instructions or (ii) written instruction from Parent attaching a final non-appealable court order from a court of competent jurisdiction (a “Court Order”) setting forth the amount of the indemnification and relating to the release from the Escrow Funds, the Escrow Agent shall release or cause to be released the amounts, to the Persons, and in the manner set forth in such Joint Release Instructions or Court Order.

2.3 Release of Remaining Escrow Funds. With regard to the remainder of the Escrow Funds not released pursuant to Section 2.2 hereof, promptly following Expiration Date, the Escrow Agent, acting as Paying Agent, shall pay the remaining balance of the Escrow Funds in accordance with Section 7.5 of the Merger Agreement, to the Selling Securityholders (to each, their respective Allocated Portion) (subject to withholding as applicable) based on a Joint Release Instruction.

1 CST has the following options:

●	Invest the money in Treasury only money market funds
●	Invest the funds in a deposit
●	Interest bearing account

2.4 Amount to be Released. In the event that Parent delivers a Claim Notice in accordance with Section 7.5 of the Merger Agreement on or prior to the Escrow Release Date or the Expiration Date, as applicable, the Escrow Agent shall continue to hold in escrow and shall not release, an amount of funds then held in escrow equal to the lesser of: (i) the Claim Amount, in accordance with the terms of Section 7.5 of the Merger Agreement (but not in any event in excess of the Escrow Amount); or (ii) the balance of the Escrow Fund which is available for release and distribution to the Selling Securityholders. The portion of the Escrow Fund in excess of the amount specified in clause (i) of the preceding sentence (as may be the subject of one or more timely delivered Claim Notices) shall be released by the Escrow Agent as specified in Section 2.3 or Section 2.4 hereof, as applicable. With respect to the amounts specified in any such timely delivered Claim Notices, the Escrow Agent shall promptly disburse funds from the Escrow Account within three (3) Business Days after delivery to the Escrow Agent of a Joint Release Instruction, as may be directed in such Joint Release Instruction in accordance with Section 7.5 of the Merger Agreement.

2.5 Method of Payment. All payments of any part of the Escrow Fund shall be made by wire transfer of immediately available funds to one or more accounts designated in advance as set forth in a Joint Release Instruction.

2.6 Call Back Authorized Individuals. In the event a Joint Release Instruction is delivered to the Escrow Agent, whether in writing, by telecopier, email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

2.7 Certain Definitions.

(a) “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks located in New York, New York, are obligated or authorized by applicable law to remain closed for business.

(b) “Joint Release Instruction” means a joint written instruction of Parent and the Selling Securityholders’ Representative, which is executed by Parent and the Selling Securityholders’ Representative, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Fund, including wire instructions and tax forms as applicable.

(c) “Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization other entity, including a Governmental Authority or any department, agency or political subdivision thereof.

Section 3. Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.

Section 4. Limitation of Escrow Agent’s Liability.

4.1 Duties and Limitation of Liability. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document (other than as paying agent (the “Paying Agent”)) pursuant to the Paying Agent Agreement dated as of the date hereof between the Escrow Agent and the Parent), and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement and/or its interpretation hereof in conjunction with the Merger Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

4.2 Indemnity. Parent, on the one hand, and Selling Securityholders’ Representative (solely on behalf of the Selling Securityholders and in its capacity as the Selling Securityholders’ Representative, not in his individual capacity) on the other hand, hereby agree that Parent and Selling Securityholders will jointly and severally indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense (including attorney fees) incurred without gross negligence or willful misconduct on the part of the Escrow Agent (or its officers, directors, employees or agents), arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 5. Termination. This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 2 hereof (the date of such release being referred to as the “Termination Date”).

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue to act as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) days after notice is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent reasonably acceptable to Selling Securityholders’ Representative. If Parent fails to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and Selling Securityholders’ Representative as to the transfer of the Escrow Fund to a successor Escrow Agent.

Section 7. Representative. Unless and until Parent and Escrow Agent shall have received written notice of the appointment of a successor Selling Securityholders’ Representative, each of Parent and Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of Selling Securityholders’ Representative to act on behalf of the Selling Securityholders.

Section 8. Miscellaneous.

8.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent:

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attn: William F. Harley III

Email: mickey@greenrosecorp.com

With a copy (which shall not constitute notice) to:

Tarter Krinsky & Drogin LLP

1350 Broadway

11th Floor

New York, NY 10018

Attention: Guy N. Molinari, Esq.

Email: gmolinari@tarterkrinsky.com

If to Selling Securityholders’ Representative:

Gary Rexroad

1185 Magnolia Avenue

Suite E-383

Corona, CA 92879

With a copy (which shall not constitute notice) to:

Law Offices of Jason R. Wisniewski

2372 Morse Avenue #946

Irvine, CA 92614

Attention: Jason R. Wisniewski, Esq.

Email: jason@jrwlawoffices.com

If to Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Trust Services, Frances E. Wolf, Jr. & Patrick Small

E-mail: fwolf@continentalstock.com & psmall@continentalstock.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.

8.5 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York.

8.6  of Jury Trial. THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

8.7 Succession and Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

8.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Escrow Agent, Parent and Selling Securityholders’ Representative. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.10 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.11 Entire Agreement. This Agreement and the Merger Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. In the event of a conflict between this Agreement and the Merger Agreement, the Merger Agreement shall govern.

8.12 Cooperation. Selling Securityholders’ Representative and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, Selling Securityholders’ Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly caused this Agreement to be executed as of the day and year first above written.

PARENT

GREENROSE ACQUISITION CORP.

By:
Name:	William F. Harley III
Title:	Chief Executive Officer

SELLING SECURITYHOLDERS’ REPRESENTATIVE

GARY REXROAD

ESCROW AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Exhibit G

Form of Accredited Investor Certification

ACCREDITED INVESTOR CERTIFICATION

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attention: Chief Executive Officer

To whom it may concern:

Reference is made to that certain Agreement and Plan of Merger (the “Agreement.”) dated as of March 12, 2021, by and between, inter alia, Shango Holdings Inc., a Nevada corporation (the “Company”) and Greenrose Acquisition Corp., a Delaware corporation (“Parent”). Capitalized but undefined terms used herein shall have the meaning set forth in the Agreement.

The undersigned is submitting this Accredited Investor Certification (the “Certification”) in connection with the issuance of shares of Parent’s common stock, par value $0.0001 per share (the “Shares”) as part of the consideration of the Merger. I understand that the Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and will be issued only to accredited investors (“Accredited Investors”) as defined in Rule 501(a) of Regulation D of the Securities Act.

The undersigned represents to Parent that (i) the information contained in this Certification is complete and accurate and may be relied upon by Parent, and (ii) the undersigned will notify Parent immediately of any change in any of such information.

I. FOR INDIVIDUALS

Please print or type:

1.	NAME IN WHICH SHARES ARE TO BE HELD:

2.	SOCIAL SECURITY NUMBER(S):

3.	MANNER IN WHICH TITLE TO BE HELD (Please Check One):

________	Individual Ownership

________	Community Property

________	Tenants in Common

________	Joint Tenants with Rights of Survivorship

________	Partnership

________	Corporation

________	As Custodian, Executor or Trustee for _________________________

4.	Accredited Investor Certification.

Please INITIAL where appropriate:

A.	_____ I certify that I have a net worth (excluding primary residence) of at least $1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse.

The above net worth takes into account my current assets and other assets diminished by my current liabilities and other liabilities including contingent liabilities, such as threatened or pending lawsuits and proceedings.

B.	_____ I certify that I have had an annual gross income for the past two calendar years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current calendar year.

II. FOR CERTAIN QUALIFIED ORGANIZATIONS:

Additional information for corporate, partnership, LLC or trust subscribers:

A.	Name of and type of organization or entity: ____________________________________________________

B.	Business address: ______________________________________________________________________

C.	Telephone: (_____) ____________________________________________________________________

D.	Send communications to the attention of: ____________________________________________________

E.	Date of organization: ___________________________________________________________________

F.	State of organization: ___________________________________________________________________

G.	Tax identification no.: ___________________________________________________________________

H.	Form of organization: ___________________________________________________________________

Corporation ________ Partnership ____________ LLC ____________

Trust ______________ Other (Describe) ________

I.	If a corporation, the organization has _____ has not _____ elected to be taxed as a small business corporation for federal income tax purposes under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended.

The corporate, partnership, limited liability company or trust subscriber represents and warrants that it is

(check one):

_______a. A corporation, partnership, Massachusetts or similar business trust, or organization described in Section 501(c)(3) of the Internal Revenue Code (tax exempt organization), not formed for the specific purpose of acquiring the Units, having total assets in excess of $5,000,000.

_______b. A bank, savings and loan association or other similar institution (as defined in Sections 3(a)(2) and 3(a)(5)(A) of the Securities Act).

_______c. An insurance company (as defined in Section 2(13) of the Securities Act).

_______d. An investment company registered under the Investment Company Act of 1940.

_______e. A business development company (as defined in Section 2(a)(48) of the Investment Company Act of 1940) or a private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940).

_______f. A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

_______g. A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

_______h. A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, which plan has total assets in excess of $5,000,000.

_______i. An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a “Plan Fiduciary,” as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment advisor.

_______j. An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 having total assets in excess of $5,000,000.

_______k. A self-directed employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, with investment decisions made solely by persons who are accredited investors as defined in Rule 501(a) of Regulation D.

_______l. A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the units offered, whose purchase is directed by a sophisticated person (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Units).

_______m. An entity in which all of the equity owners are accredited investors as defined in Rule 501(a) of Regulation D. (If subsection m. is checked, each equity owner must complete an investor questionnaire).

[SIGNATURE PAGE FOLLOWS]

The foregoing statements are true and accurate to the best of my information and belief, and I will notify Parent of any change in the foregoing answers.

FOR INDIVIDUALS	FOR CORPORATE, PARTNERSHIP, LLC OR TRUSTS

Name [Please Print]	Name

Signature	Authorized Signatory [Please Sign]

Name [Please Print]	Name and Title of Authorized Signatory [Please Print]

Signature

Date:

Exhibit H

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [____], 2021 among Greenrose Acquisition Corp., a Delaware corporation (the “Company”), each of the individuals listed on the signature pages hereto (collectively, the “Holders”), and each other Person who executes a Joinder as an “Other Holder” (collectively, the “Other Holders”). Except as otherwise specified herein, all capitalized terms used in this Agreement are defined in Exhibit A attached hereto. Capitalized but undefined terms used in this Agreement shall have the meaning set forth in the Merger Agreement (as defined below).

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement,” dated as of March 12, 2021, by and among the Company, GNRS NV Merger Sub, Inc. (“Merger Sub”), Shango Holdings Inc. (“Shango”) and Gary Rexroad, as the Selling Securityholders’ Representative, pursuant to which, inter alia, Merger Sub will merge with and into Shango, with Shango being the surviving entity and a wholly owned subsidiary of the Company;

WHEREAS, in connection with the Merger, the Company will issue the Holders shares of the Company’s Common Stock as further set forth in the Merger Agreement; and

WHEREAS, the Company has agreed to provide the Holders with registration rights with respect to their shares of the Company’s Common Stock as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1 Demand Registrations.

(a) Requests for Registration. Subject to the terms and conditions of this Agreement, at any time after the expiration of any applicable lock-up period in the Lock-Up Agreement, the Majority Holders may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or on Form S-3 or any similar short-form registration (“Short-Form Registrations”), if available (any such requested registration, a “Demand Registration”). Each request for a Demand Registration must specify the approximate number or dollar value of Registrable Securities requested to be registered by the requesting Holders and (if known) the intended method of distribution.

(b) Notice to Other Holders. Within ten (10) days after receipt of any such request, the Company will give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 1(e), will include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice; provided that, with the consent of the Majority Holders, the Company may instead provide notice of the Demand Registration to all other Holders within three (3) business days following the non-confidential filing of the registration statement with respect to the Demand Registration so long as such registration statement is not an Automatic Shelf Registration Statement.

(c) Form of Registrations. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. The Company will use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

(d) Shelf Registrations.

(i) For so long as a registration statement for a Shelf Registration (a “Shelf Registration Statement”) is and remains effective, the Holders will have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”). A Holder may elect to sell Registrable Securities under a Shelf Registration Statement by delivering to the Company a written notice (a “Shelf Offering Notice”) specifying the number of Shelf Registrable Securities that the Holder desires to sell (the “Shelf Offering”). As promptly as practicable, but in no event later than five (5) business days after receipt of a Shelf Offering Notice, the Company will give written notice of such Shelf Offering Notice to all other Holders of Shelf Registrable Securities that have been identified as selling stockholders in such Shelf Registration Statement and are otherwise permitted to sell in such Shelf Offering. The Company, subject to Section 1(e) and Section 7, may include in such Shelf Offering any number of shares of Common Stock the Company desires to sell in such Shelf Offering and will include in such Shelf Offering all Shelf Registrable Securities with respect to which the Company has received written requests for inclusion (which request will specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within seven (7) days after the receipt of the Shelf Offering Notice. The Company will, as expeditiously as possible (and in any event within thirty (30) days after the receipt of a Shelf Offering Notice), but subject to Section 1(e), use its reasonable best efforts to facilitate such Shelf Offering.

(ii) All determinations as to whether to complete any Shelf Offering and as to the timing, manner, price and other terms of any Shelf Offering contemplated by this Section 1(d) shall be determined by the Majority Participating Holders, and the Company shall use its reasonable best efforts to cause any Shelf Offering to occur as promptly as practicable.

(iii) The Company will, at the request of the Majority Participating Holders, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Majority Participating Holders to effect such Shelf Offering.

(e) Priority on Demand Registrations and Shelf Offerings.

(i) The Company will not include in any Demand Registration any securities which are not Registrable Securities (other than securities to be included by the Company for its own account, securities issued by the Company to the PIPE Investors in connection with the PIPE Offering or securities issued to other stockholders of the Company pursuant to the terms of any merger agreement entered into by the Company on or about the date of the Merger Agreement) without the prior written consent of the Majority Participating Holders. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and (if permitted hereunder) other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities (if any), which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then the Company will include in such offering (prior to the inclusion of any securities which are not Registrable Securities): (i) first, the number of Registrable Securities requested by the Holders to be included, which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; (ii) second, the securities that the Company proposes to sell; and (iii) third, the number of Registrable Securities requested to be included by the PIPE Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective PIPE Holders on the basis of the number of Registrable Securities owned by each such PIPE Holder.

(f) Restrictions on Demand Registration and Shelf Offerings.

(i) The Company shall not be obligated to effect any Demand Registration or underwritten Shelf Offering within one-hundred eighty (180) days after the effective date of a previous Demand Registration or a previous registration in which Registrable Securities were included pursuant to Section 3.

(ii) The Company may postpone, for up to ninety (90) days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if the Company determines that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company and upon advice of counsel, the sale of Registrable Securities pursuant to the registration statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Registration Statement pursuant to this Section 1(f)(i) only once in any twelve (12)-month period (for avoidance of doubt, in addition to the Company’s rights and obligations under Section 4(a)(vi)).

(iii) In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in paragraph (f)(ii) above or pursuant to Section 4(a)(vi) (a “Suspension Event”), the Company will give a notice to the Holders whose Registrable Securities are registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice must state generally the basis for the notice and that such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice will be given by the Company to the Holders promptly following the conclusion of any Suspension Event.

(g) Selection of Underwriters. The Majority Participating Holders, with the consent of the Company, not to be unreasonably withheld or delayed, will have the right to select the investment banker(s) and manager(s) to administer any underwritten offering in connection with a Demand Registration or Shelf Offering.

(h) Revocation of Demand Notice or Shelf Offering Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Majority Participating Holders may revoke such notice of a Demand Registration or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders, in each case by providing written notice to the Company.

(i) Confidentiality. Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Demand Registration, a Shelf Offering Notice and a Suspension Notice) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

Section 2 Piggyback Registrations.

(a) Right to Piggyback. Whenever the Company proposes to register any of its equity securities under the Securities Act (including primary and secondary registrations, and other than pursuant to an Excluded Registration) (each, a “Piggyback Registration”), the Company will give prompt written notice to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 2(b) and Section 2(c), will include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after delivery of the Company’s notice.

(b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the number of Registrable Securities requested by the Holders to be included, which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; (ii) second, the securities that the Company proposes to sell; (iii) third, the number of Registrable Securities requested to be included by the PIPE Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective PIPE Holders on the basis of the number of Registrable Securities owned by each such PIPE Holder and (iv) fourth, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s equity securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration (i) first, the number of Registrable Securities requested by the Holders to be included, which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; (ii) second, the securities that the Company proposes to sell; and (iii) third, the number of Registrable Securities requested to be included by the PIPE Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective PIPE Holders on the basis of the number of Registrable Securities owned by each such PIPE Holder; and (iv) fourth, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

(d) Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 2, whether or not any holder of Registrable Securities has elected to include securities in such registration.

Section 3 Stockholder Lock-Up Agreements and Company Holdback Agreement.

(a) Stockholder Lock-up Agreements. In connection with any underwritten Public Offering, each Holder will enter into any lock-up, holdback or similar agreements (which shall be identical in form and substance for all Holders) requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Majority Participating Holders. Without limiting the generality of the foregoing, each Holder hereby agrees that in connection with any Demand Registration, Shelf Offering or Piggyback Registration that is an underwritten Public Offering, not to (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any equity securities of the Company (including equity securities of the Company that may be deemed to be owned beneficially by such Holder in accordance with the rules and regulations of the SEC) (collectively, “Securities”), or any securities, options or rights convertible into or exchangeable or exercisable for Securities (collectively, “Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities or Other Securities, whether such transaction is to be settled by delivery of such Securities or Other Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such underwritten Public Offering or the “pricing” of such offering and continuing to the date that is ninety (90) days following the date of the final prospectus in the case of any underwritten Public Offering (each such period, or such shorter period as agreed to by the managing underwriters, a “Holdback Period”), in each case with such modifications and exceptions as may be approved by the Majority Participating Holders. The Company may impose stop-transfer instructions with respect to any Securities or Other Securities subject to the restrictions set forth in this Section 3(a) until the end of such Holdback Period.

(b) Company Holdback Agreement. The Company (i) will not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its Securities or Other Securities during any Holdback Period (other than as part of such underwritten Public Offering, or a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Other Securities) and (ii) will use commercially reasonable efforts to cause each holder of Securities and Other Securities (including each of its directors and executive officers) to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration (if otherwise permitted), unless approved in writing by the Majority Participating Holders and the underwriters managing the Public Offering and to enter into any lock-up, holdback or similar agreements requested by the underwriter(s) managing such offering, in each case with such modifications and exceptions as may be approved by the Majority Participating Holders.

Section 4 Registration Procedures.

(a) Company Obligations. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(i) prepare and file with (or submit confidentially to) the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, all in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder (provided that before filing or confidentially submitting a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the Majority Participating Holders copies of all such documents proposed to be filed or submitted, which documents will be subject to the review and comment of such counsel);

(ii) notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv) furnish, without charge, to each seller of Registrable Securities thereunder and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) (in each case including all exhibits and documents incorporated by reference therein), each amendment and supplement thereto, each Free Writing Prospectus and such other documents as such seller or underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement, each such amendment and supplement thereto, and each such prospectus (or preliminary prospectus or supplement thereto) or Free Writing Prospectus by each such seller of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi) notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 1(f), if required by applicable law or to the extent requested by the Majority Participating Holders, the Company will use its reasonable best efforts to promptly prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and (D) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct;

(vii) (A) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA, and (B) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements;

(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split or combination, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition or sale pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as will be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and the disposition of such Registrable Securities pursuant thereto;

(xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration or Shelf Offering hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) to the extent that any Holder, in its sole and exclusive judgment, might be deemed to be an underwriter of any Registrable Securities or a controlling person of the Company, permit such Holder to participate in the preparation of such registration or comparable statement and to allow such Holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, use reasonable best efforts to promptly obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, or the removal of any restrictive legends associated with any account at which such securities are held, and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such Holders may request;

(xvii) if requested by any managing underwriter, include in any prospectus or prospectus supplement updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(xviii) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will take such action as is necessary to make any such prohibition inapplicable;

(xix) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, NYSE American or any other national securities exchange on which the shares of Common Stock are or are to be listed, and (B) to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter;

(xx) in the case of any underwritten offering, use its reasonable best efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

(xxi) use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement addressed to the Company, (i) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a Demand Registration or Shelf Offering, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the closing date of the applicable sale, (A) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (B) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (ii) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities;

(xxii) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxiii) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(xxiv) if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(b) Automatic Shelf Registration Statements. If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that, at the request of the Majority Holders, it will include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment. If the Company has filed any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company shall, at the request of the Majority Holders, file any post-effective amendments necessary to include therein all disclosure and language necessary to ensure that the holders of Registrable Securities may be added to such Shelf Registration Statement.

(c) Additional Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing, as a condition to such seller’s participation in such registration.

(d) In-Kind Distributions. If a Holder seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, the Company will, subject to any applicable lock-ups, work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Company’s obligations under the Securities Act.

(e) Suspended Distributions. Each Person participating in a registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(a)(vi), such Person will immediately discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 4(a)(vi), subject to the Company’s compliance with its obligations under Section 4(a)(vi).

Section 5 Registration Expenses.

Except as expressly provided herein (including, without limitation, Section 1(a)), all out-of-pocket expenses incurred by the Company in connection with the performance of or compliance with this Agreement and/or in connection with any Demand Registration, Piggyback Registration or Shelf Offering, whether or not the same shall become effective, shall be paid by the Company, including, without limitation, (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “blue sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company or other depositary and of printing prospectuses and Company Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities of the Company are then listed (or on which exchange the Registrable Securities are proposed to be listed in the case of the Company’s initial Public Offering), (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of one legal counsel for selling Holders selected by the Majority Participating Holders, (ix) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses of the Company related to the “road-show” for any underwritten offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay, and each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder will bear and pay, all underwriting discounts and commissions applicable to the Registrable Securities sold for such Person’s account and all transfer taxes (if any) attributable to the sale of Registrable Securities.

Section 6 Indemnification and Contribution.

(a) By the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law and without limitation as to time, each Holder, such Holder’s officers, directors employees, agents, fiduciaries, stockholders, partners, members, affiliates, consultants and representatives, and any successors and assigns thereof, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”) caused by, resulting from, arising out of, based upon or related to any of the following (each, a “Violation”) by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 6, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the “blue sky” or securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Company will not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement, or omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties or as otherwise agreed to in the underwriting agreement executed in connection with such underwritten offering. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such seller.

(b) By Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any Losses resulting from (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction) any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Claim Procedure. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties will have a right to retain one separate counsel, chosen by the Majority Holders, at the expense of the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any Loss referred to herein, then such indemnifying party will contribute to the amounts paid or payable by such indemnified party as a result of such Loss, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) of this Section 6(d) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution will be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue (or, as applicable alleged) untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Losses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party will, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 6 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 7 Cooperation with Underwritten Offerings. No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the underwriters; provided that no Holder will be required to sell more than the number of Registrable Securities such Holder has requested to include in such registration) and (ii) completes, executes and delivers all questionnaires, powers of attorney, stock powers, custody agreements, indemnities, underwriting agreements and other documents and agreements required under the terms of such underwriting arrangements or as may be reasonably requested by the Company and the lead managing underwriter(s). To the extent that any such agreement is entered into pursuant to, and consistent with, Section 3, Section 4 and/or this Section 7, the respective rights and obligations created under such agreement will supersede the respective rights and obligations of the Holders, the Company and the underwriters created thereby with respect to such registration.

Section 8 Subsidiary Public Offering. If, after an initial Public Offering of the common equity securities of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equityholders, then the rights and obligations of the Company pursuant to this Agreement will apply, mutatis mutandis, to such Subsidiary, and the Company will cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement as if it were the Company hereunder.

Section 9 Joinder; Additional Parties; Transfer of Registrable Securities.

(a) Joinder. The Company may from time to time (with the prior written consent of the Majority Holders) permit any Person who acquires Common Stock (or rights to acquire Common Stock) to become a party to this Agreement and to be entitled to and be bound by all of the rights and obligations as a Holder by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B attached hereto (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, the Common Stock held by such Person shall become Registrable Securities, and such Person shall be deemed a Holder.

(b) Restrictions on Transfers. Prior to transferring any Registrable Securities to any Person (including, without limitation, by operation of law), the transferring Holder must first cause the prospective transferee to execute and deliver to the Company a Joinder, except that such consent and Joinder shall not be required in the case of (i) a transfer to the Company, (ii) a Public Offering, (iii) a sale pursuant to Rule 144 and/or (iv) a transfer in connection with a Sale of the Company. Any transfer or attempted transfer of Registrable Securities in violation of any provision of this Agreement will be void, and the Company will not record such transfer on its books or treat any purported transferee of such Registrable Securities as the owner thereof for any purpose (but the Company will be entitled to enforce against such Person the obligations hereunder).

Section 10 General Provisions.

(a) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Majority Holders; provided that no such amendment, modification or waiver that would treat a specific Holder in a manner materially and adversely different than any other Holder will be effective against such Holder without the consent of such Holder; provided further that the foregoing provision shall not apply to any amendments or modifications otherwise expressly permitted by this Agreement, including any required to add a party hereto. The failure or delay of any Person to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

(b) Remedies. The parties to this Agreement will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party will be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

(d) Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit and be enforceable by the Company and its successors and permitted assigns and the Holders and their respective successors and permitted assigns (whether so expressed or not).

(f) Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one (1) Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company at the address specified on the signature page hereto or any Joinder and to any holder, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. The Company’s address is:

Greenrose Acquisition Corp.

111 Broadway

Amityville, NY 11701

Attention: Chief Executive Officer

(g) Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(h) Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(j) CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k) No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Holder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Holder or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(l) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

(n) Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

(o) Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(p) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

(q) Dividends, Recapitalizations, Etc.. If at any time or from time to time there is any change in the capital structure of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment will be made in the provisions hereof so that the rights and privileges granted hereby will continue.

(r) No Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.

(s) Current Public Information. At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Company will file all reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the Majority Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities (or securities that would be Registrable Securities but for the final sentence of the definition of Registrable Securities) pursuant to Rule 144.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY

GREENROSE ACQUISITION CORP.

By:
Name:
Title:

HOLDER

By:
Name:
Title:

Address:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

DEFINITIONS

Capitalized terms used in this Agreement have the meanings set forth below.

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person and, in the case of an individual, also includes any member of such individual’s Family Group; provided that the Company and its Subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) will mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” has the meaning set forth in the recitals.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 1(a).

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble and shall include its successor(s).

“Demand Registrations” has the meaning set forth in Section 1(a).

“End of Suspension Notice” has the meaning set forth in Section 1(f)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Excluded Registration” means any registration (i) pursuant to a Demand Registration (which is addressed in Section 1(a)), (ii) in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms) or (iii) on any form that does not permit the registration of Registrable Securities.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Holdback Period” has the meaning set forth in Section 3(a).

“Holder” means a holder of Registrable Securities who is a party to this Agreement (including by way of Joinder).

“Indemnified Parties” has the meaning set forth in Section 6(a).

“Joinder” has the meaning set forth in Section 9(a).

“Long-Form Registrations” has the meaning set forth in Section 1(a).

“Losses” has the meaning set forth in Section 6(c).

“Majority Holders” means the holders of a majority of the aggregate Registrable Securities.

“Majority Participating Holders” means the holders of a majority of the aggregate Registrable Securities to be included in a Public Offering.

“Other Holders” has the meaning set forth in the recitals.

“Piggyback Registrations” has the meaning set forth in Section 2(a).

“PIPE Investor” means any Person who purchased any of the Company’s equity in the PIPE Offering.

“PIPE Offering” means the private investment offering consummated by the Company in connection with the Merger.

“Public Offering” means any sale or distribution by the Company, one of its Subsidiaries and/or Holders to the public of Common Stock or other securities convertible into or exchangeable for Common Stock pursuant to an offering registered under the Securities Act.

“Registrable Securities” means: (i) any Common Stock issued to a Holder pursuant to the Merger Agreement, and (ii) any equity securities of the Company issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (a) sold or distributed pursuant to a Public Offering, (b) sold in compliance with Rule 144, or (c) repurchased by the Company or a Subsidiary of the Company. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities, and the Registrable Securities will be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person will be entitled to exercise the rights of a holder of Registrable Securities hereunder (it being understood that a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock be registered pursuant to this Agreement). Notwithstanding the foregoing, any Registrable Securities held by any Person that may be sold under Rule 144(b)(1)(i) without limitation under any of the other requirements of Rule 144 will not be deemed to be Registrable Securities.

“Registration Expenses” has the meaning set forth in Section 5.

“Rule 144”, “Rule 158”, “Rule 405”, “Rule 415”, “Rule 430B” and “Rule 462” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same will be amended from time to time, or any successor rule then in force.

“Sale Transaction” has the meaning set forth in Section 3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 3(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Shelf Offering” has the meaning set forth in Section 1(d)(i).

“Shelf Offering Notice” has the meaning set forth in Section 1(d)(i).

“Shelf Registrable Securities” has the meaning set forth in Section 1(d)(i).

“Shelf Registration” means the offer and sale of the Company’s securities pursuant to Rule 415 under the Securities Act.

“Shelf Registration Statement” has the meaning set forth in Section 1(d).

“Short-Form Registrations” has the meaning set forth in Section 1(a).

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Suspension Event” has the meaning set forth in Section 1(f)(iii).

“Suspension Notice” has the meaning set forth in Section 1(f)(iii).

“Suspension Period” has the meaning set forth in Section 1(f)(i).

“Violation” has the meaning set forth in Section 6(a).

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

EXHIBIT B

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of __________________, 2021 (as amended, modified and waived from time to time, the “Registration Agreement”), among Greenrose Acquisition Corp., a Delaware corporation (the “Company”), and the other persons named as parties therein (including pursuant to other Joinders). Capitalized terms used herein have the meaning set forth in the Registration Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned will be deemed for all purposes to be a Holder, and the undersigned’s _________ shares of Common Stock will be deemed for all purposes to be Registrable Securities under the Registration Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 20___.

Signature

Print Name

Address:

Agreed and Accepted as of

______________, 20___:

GREENROSE ACQUISITION CORP.

By:
Name:
Title:

Exhibit I

Form of Lock-Up Agreement

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●] by and among Greenrose Acquisition Corp., a Delaware corporation (together with its successors, “Parent”) and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent is a party to that certain that Agreement and Plan of Merger, dated as of March 12, 2021 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement;” capitalized but undefined terms used in this Agreement shall have the meaning set forth in the Merger Agreement), by and among (i) Parent, (ii) GNRS NV Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) Shango Holdings Inc., a Nevada corporation (the “Company”), and (iv) Gary Rexroad, in his capacity as the Selling Securityholder’s Representative, pursuant to which, among other things, the Company will merge with and into Merger Sub, with the Company continuing as the surviving entity (the “Merger”, and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, equity holders of the Company may be eligible to receive shares of Parent’s common stock, par value $0.0001 (the “Parent Common Stock”), and as a result of the Merger the Company will become a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the NRS;

WHEREAS, immediately prior to the Closing, Holder is a holder of the Company equity in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which Holder may be eligible to receive shares of Parent Common Stock in the Transactions (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from: (1) for Restricted Securities issued to Holder on the 2021 Milestone Payment Date, the 2021 Milestone Payment Date; (2) for Restricted Securities issued to Holder on the 2022 Milestone Payment Date, the 2022 Milestone Payment Date; and (3) for Restricted Securities issued to Holder on the 2023 Milestone Payment Date, the 2023 Milestone Payment Date, and ending on the six (6) months anniversary of the 2021 Milestone Payment Date, the 2022 Milestone Payment Date or the 2023 Milestone Payment Date, as applicable (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Parent an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), including pursuant to operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or by virtue of the laws of descent and distribution upon death, (2) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder or (5) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by Parent that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Parent may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities, to the extent certificates are issued, shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), AND THE HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a shareholder of Parent with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Merger Agreement and (ii) the foregoing restrictions on transfer will not relate to any transactions involving shares of Parent Common Stock acquired in open market transactions after completion of the Transactions.

(e) Holder acknowledges and agrees that the issuance of the shares of Parent Common Stock are subject to the terms and provisions of the Merger Agreement and nothing in this Agreement shall be construed as a guarantee that any shares of Parent Common Stock shall be issued to Holder.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent: Greenrose Acquisition Corp. 111 Broadway Amityville, NY 11701 Attn: William F. Harley III Email: mickey@greenrosecorp.com with a copy to (which shall not constitute notice):

Tarter Krinsky & Drogin LLP
1350 Broadway, 11th Floor
New York, New York 10018
Attn: Guy N. Molinari, Esq.
Facsimile: (212) 216-8001
Telephone: (212) 216-1188
Email: gmolinari@tarterkrinsky.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Parent, the Selling Securityholder’s Representative and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that his/hers/its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, Parent shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Holder under any other agreement between Holder and Parent or any certificate or instrument executed by Holder in favor of Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

PARENT

GREENROSE ACQUISITION CORP.

By:
Name:
Title:

[Holder Signature on the Following Page]

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [______________________]

By:
Name:
Title:

Number and Type of Company Equity:

Company Shares of Common Stock:

Address for Notice:

Address:

Facsimile:

Telephone:

Email:

[Signature Page to Lock-Up Agreement]

EXHIBIT 1.13

FINAL NET WORKING CAPITAL CALCULATION

EXHIBIT 1.13

OMITTED

Schedule 1.9(a)

Closing Payment Certificate

Schedule A-1

Identified Employees

OMITTED

Schedule A-2

Employees with Knowledge

OMITTED